As filed with the Securities and Exchange Commission on October 31, 1996
                                                      Registration No. 333-13021


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            ------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                        --------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------


                            ADVANCE FINANCIAL BANCORP
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                              6035                       55-0753533
---------------------------------     --------------------------     -------------------

(State or Other Jurisdiction          (Primary Standard Industry       (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)    Identification No.)

              1015 Commerce Street, Wellsburg, West Virginia 26070
                                 (304) 737-3531
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)



                            Mr. Stephen M. Gagliardi
                                    President
                            Advance Financial Bancorp
              1015 Commerce Street, Wellsburg, West Virginia 26070
    ------------------------------------------------------------------------
                                 (304) 737-3531
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                             Gregory J. Rubis, Esq.
                            Felicia C. Battista, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
         1301 K Street, N.W., Suite 700 East, Washington, D.C.  20005


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

PROSPECTUS                ADVANCE FINANCIAL BANCORP
          (Proposed Holding Company for Advance Financial Savings Bank)
              Anticipated Maximum of 943,000 Shares of Common Stock
                         $10.00 Purchase Price Per Share

         Advance Financial Bancorp, a Delaware corporation (the "Company"), is offering between 697,000 and 943,000 shares (subject to adjustment up to 1,084,450 shares) of its common stock, par value $0.10 per share (the "Common Stock"), in a subscription offering in connection with the conversion of Advance Financial Savings Bank, f.s.b. (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank to be known as Advance Financial Savings Bank and the issuance of all of the Bank's outstanding capital stock to the Company pursuant to the Bank's Plan of Conversion (the "Plan"). The Company may offer shares not subscribed for in the subscription offering in a public offering, as described below. The simultaneous conversion of the Bank to stock form, the issuance of the Bank's outstanding common stock to the Company, and the Company's offer and sale of Common Stock are referred to herein as the "Conversion." References herein to the Bank refer to the Bank in mutual form and in stock form as the context may indicate.


         Non-transferable rights to subscribe for the Common Stock have been granted, in order of priority, to the Bank's deposit account holders with deposits of at least $50 as of August 31, 1995 ("Eligible Account Holders"), tax-qualified employee plans of the Bank, other deposit account holders with deposits of at least $50 as of September 30, 1996 ("Supplemental Eligible Account Holders"), and certain other depositors and certain borrowers of the Bank as of the voting record date, October 31, 1996, for a special meeting of members called to vote on the Conversion ("Other Members") in a subscription offering (the "Subscription Offering"). Pursuant to Office of Thrift Supervision ("OTS") regulations, these subscription rights are non-transferable. Persons violating this prohibition against transfer may lose their right to purchase stock in the Conversion and be subject to other possible sanctions. Subject to the prior rights of holders of subscription rights and market conditions at or near the completion of the Subscription Offering, the Company may also offer the shares of Common Stock for sale on a best efforts basis through Charles Webb & Company ("Webb"), a division of Keefe, Bruyette & Woods, Inc. ("KBW") in a public offering to selected persons to whom this Prospectus is delivered (the "Public Offering"). Shares of Common Stock not subscribed for in the Subscription and Public Offerings may be offered on a best efforts basis by a selling group of broker-dealers in a Syndicated Public Offering managed by Webb (the Subscription Offering, Public Offering and the Syndicated Public Offering are collectively referred to as the "Offerings"). The Bank and the Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering or Syndicated Public Offering at the time of receipt of an order or as soon as practicable following completion of the Offerings. See "The Conversion Marketing Arrangements."
                                                        (Continued on next page)


         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," BEGINNING ON PAGE 1 OF THIS PROSPECTUS. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE, OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR INFORMATION ABOUT SUBSCRIBING, PLEASE CALL THE CONVERSION INFORMATION CENTER AT (304)______ - ______.

=============================================================================================================================
                                       Purchase            Estimated Underwriting Commissions and              Estimated
                                       Price(1)                         Expenses(2)                         Net Proceeds(2)
-----------------------------------------------------------------------------------------------------------------------------
Per Share                               $10.00                           $ 0.55(3)                              $      9.45(3)
-----------------------------------------------------------------------------------------------------------------------------
Total Minimum (1)                       $ 6,970,000                       $433,000                              $ 6,537,000
-----------------------------------------------------------------------------------------------------------------------------
Total Midpoint (1)                      $ 8,200,000                       $450,000                              $ 7,750,000
-----------------------------------------------------------------------------------------------------------------------------
Total Maximum(1)                        $ 9,430,000                       $467,000                              $ 8,963,000
-----------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted (4)          $10,844,500                       $486,500                              $10,358,000
=============================================================================================================================

(1) Determined in accordance with an independent appraisal, dated as of September 6, 1996 by Keller & Company, Inc. ("Keller"). The estimated pro forma market value of the Common Stock ranges from $6,970,000 to $9,430,000 ("Estimated Valuation Range" or "EVR") or between 697,000 and 943,000 shares of Common Stock at the purchase price of $10.00 per share in the Offerings. See "The Conversion - Stock Pricing."





(2) Includes financial advisory and marketing fees to be paid to Webb that are estimated to be $76,000, $93,000, $110,000, and $129,500, at the
         minimum, midpoint, maximum, and maximum as adjusted, respectively, of the EVR. A portion of such fees and expenses may be deemed to be underwriting fees and Webb may be deemed to be an underwriter. Also includes printing, postage, legal, appraisal, accounting, and filing fees. Actual net proceeds and expenses may vary from estimated amounts. If shares are sold in the Syndicated Public Offering, the underwriting commissions and fees will be higher than the estimated amounts included in the table.

(3) Assumes the sale of the midpoint number of shares. If the minimum, maximum, or 15% above the maximum number of shares are sold, estimated expenses per share would be $0.62, $0.50, or $0.45, respectively, resulting in estimated net proceeds per share of $9.38, $9.50, or $9.55, respectively.
(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range (for an issuance of up to 1,084,450 shares) to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the order of the ESOP. See "The Conversion - Stock Pricing."

                             CHARLES WEBB & COMPANY
                   A division of Keefe, Bruyette & Woods, Inc.
              The date of this Prospectus is __________ ____, 1996

         The Bank's Employee Stock Ownership Plan ("ESOP") intends to subscribe for up to 8% of the total number of shares of Common Stock issued in the Conversion. However, the ESOP may acquire some or all of its shares in the open market after the Conversion. Shares sold above the maximum of the Estimated Valuation Range may be sold to the ESOP to fill its subscription. With the exception of the ESOP, no person may purchase more than 10,000 shares ($100,000) of Common Stock and no person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 15,000 shares ($150,000) of Common Stock sold in the Conversion. The minimum purchase is 25 shares. However, the Bank and the Company in their sole discretion may increase or decrease the purchase limitation without notice to members or subscribers. See "The Conversion - Limitations on Purchases of Shares."


         Webb has been  engaged  to  consult  with and  advise  the Bank and the
Company in connection with the Conversion and with the sale of shares of the Common Stock in the Offerings. Webb has agreed to use its best efforts to assist the Company and the Bank in the sale of the Common Stock in the Subscription Offering. In addition, Webb has agreed to manage the Public Offering and the Syndicated Public Offering, if any. Neither Webb nor any broker-dealer participating in a Syndicated Public Offering will have any obligation to purchase or accept any shares of Common Stock in the Conversion. Webb will be indemnified against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended. See "Pro Forma Data," "The Conversion - Plan of Distribution" and "- Marketing Arrangements."


         To subscribe for shares of Common Stock in the Subscription Offering, the Company must receive an executed order form and certification form (the order form and certification form are referred to together as the "Order Form"), together with full payment of $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) for all shares for which subscription is made, at the Bank's office, by 4:00 p.m., Eastern Standard Time, on __________ ___, 1996, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscriptions paid by cash, check, bank draft, or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts at the Bank for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.


         To order Common Stock in the Public Offering, or Syndicated Public Offering, if any, an executed stock order and account withdrawal authorization (if applicable) and certification must be received by Webb prior to the termination of the Public, or Syndicated Public, Offering. The date by which orders must be received in the Public, or Syndicated Public, Offering, if any, will be set by the Company at the time of such offering provided that, if the Offerings are extended beyond __________ ___, 1997, each person who has submitted an order will have the right to modify or rescind his or her order. In the event of such an extension, funds submitted by persons to order shares will be returned promptly with interest to each person unless he or she affirmatively indicates otherwise. See "The Conversion - Public Offering" and "-Syndicated Public Offering."



         The Company has received preliminary approval to have the Common Stock listed on the Nasdaq SmallCap Market under the symbol "AFBC." Prior to the Offerings there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above $10.00 per share (the "Purchase Price"). See "Market for the Common Stock."

                     ADVANCE FINANCIAL SAVINGS BANK, f.s.b.

================================================================================







                                      [MAP]








================================================================================



THE CONVERSION IS CONTINGENT UPON THE RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK, AND THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN.

--------------------------------------------------------------------------------

                                    SUMMARY

     The following summary does not purport to be complete, and is qualified in its entirety by more detailed information and the Consolidated Financial Statements of the Bank and the Notes thereto appearing elsewhere in this prospectus.

Advance Financial Bancorp:   The Company was organized under Delaware law in
                             September 1996 at the direction of the Board of Directors of the Bank to acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. The
                             Company has not engaged in any significant business to date.

                             Management believes that the holding company structure will provide flexibility for possible diversification or expansion of business activities, although there are no current arrangements, understandings, or agreements regarding any such opportunities. Subject to limitations on repurchases, the holding company structure will also enable the Company to repurchase its own stock without adverse tax consequences. See "Advance Financial Bancorp" and "Business of the Company."

Advance Financial Savings
 Bank, f.s.b.:               The Bank, a federally chartered mutual savings
                             bank, operates a traditional savings association business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate. At June 30, 1996, the Bank had total assets of $91.9 million, total deposits of $80.8 million, and equity of $6.2 million. See "Advance Financial
                             Savings Bank, f.s.b." and "Business of the Bank."

The Plan and Approval
 by Members:                 The Board of Directors of the Bank unanimously
                             adopted the Plan on September 3, 1996. Pursuant to the Plan, the Bank will convert from a federal mutual savings bank into a federal stock savings bank and will become a wholly owned subsidiary of the Company which will issue Common Stock in the Offerings. The Plan must be approved by the affirmative vote of the majority of total votes eligible to be cast by the Bank's members. See "The
                             Conversion."

The Offerings and the
 Purchase Price:             Between 697,000 and 943,000 shares of Common Stock
                             are being offered at $10.00 per share in the Offerings. The maximum number of shares sold in the Offerings may be increased to up to 1,084,450 shares without a resolicitation of subscribers in the event of an increase in the pro forma market value of the Bank to an amount not more than 15% above the maximum of the EVR. See "The Conversion -
                             Stock Pricing" and "-Number of Shares to be Issued in the Conversion."


Distribution of Common
 Stock and Purchase
 Priorities:                 The shares of Common Stock will first be offered in
                             the Subscription Offering according to the following priorities: (i) Eligible Account Holders;
                             (ii) the ESOP; (iii) Supplemental Eligible Account
                             Holders; and (iv) Other Members. The Company may offer shares of Common Stock for sale through Webb in a Public Offering or in a

--------------------------------------------------------------------------------

                                      (i)

--------------------------------------------------------------------------------

                             Syndicated Public Offering with selected dealers. See "The Conversion - Public Offering" and "..
                             Syndicated Public Offering."   Any shares
                             of Common Stock sold in excess of the maximum of the EVR may be first sold to the ESOP prior to satisfying unfilled orders from Eligible Account Holders. See "The Conversion -Subscription Rights and the Subscription Offering" and "- Public Offering."


Transferability of Right
 to Purchase in the
 Offerings:                  DEPOSITORS AND CERTAIN BORROWERS MAY NOT TRANSFER
                             OR ENTER INTO AN AGREEMENT TO TRANSFER THE RIGHT TO
                             SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE
                             SUBSCRIPTION OFFERING. Persons violating this prohibition against transfer may lose their right to purchase stock in the Conversion and may be subject to other possible sanctions. See "The
                             Conversion- Subscription Rights and the
                             Subscription Offering -Restrictions on Transfer of
                             Subscription Rights and Shares."

Purchase Limitations:        The purchase limit for a person with subscription
                             rights is the greater of (i) 10,000 shares
                             ($100,000), (ii) one-tenth of one percent of the total offering, or (iii) 15 times the product
                             (rounded down to the next whole number) obtained by multiplying the total number of shares of Common
                             Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of such person and the denominator is the total amount of qualifying deposits of all such persons in that same subscription right category, but in no event shall this number be greater than the 10,000 share maximum purchase limit. The maximum number of shares of Common Stock that may be subscribed for or purchased in the Offerings by any person (or persons through a single account) together with any associate or group of persons acting in concert may not exceed 15,000 shares ($150,000), except for the ESOP, which intends to subscribe for up to 8% of the Common Stock issued. No assurances may be given that the number of shares purchased by the ESOP will not change. The Bank may, in its sole discretion, without further notice to or solicitation of prospective purchasers, increase such maximum purchase limitation to up to 5.0% of the total number of shares offered or decrease the maximum purchase limitation to as low as 1.0% of the maximum number of shares offered. No person may purchase fewer than 25 shares in the Offering. See
                             "The Conversion -Limitations on Purchases of
                             Shares."

The Common Stock:            Each share of Common Stock will have the same
                             relative rights as, and will be identical in all respects with, each other share of Common Stock in the Offerings. All of the issued and outstanding voting stock of the Bank will be held by the Company. THE COMMON STOCK OF THE COMPANY REPRESENTS
                             NONWITHDRAWABLE CAPITAL, IS NOT AN ACCOUNT OF AN
                             INSURABLE TYPE, AND IS NOT INSURED BY THE OTS, THE
                             FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE
                             SAVINGS ASSOCIATION INSURANCE FUND ("SAIF"), OR ANY
                             OTHER GOVERNMENT AGENCY OR FUND. Upon payment of the Purchase Price for the Common Stock, all such shares will be fully paid and nonassessable. See
                             "Description of Capital Stock."

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

Dividends:                   The Board of Directors of the Company currently
                             intends to establish a cash dividend policy following the Conversion at a rate to be determined. Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and regulatory restrictions on the payment of dividends by the Bank to the Company, on which dividends the Company eventually may be primarily dependent. There can be no assurance that dividends will be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividends."


Expiration Date of
 Subscription Offering:      The Subscription Offering will terminate at 4:00
                             p.m., Eastern Time, on __________ ____, 1996 unless
                             the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers. See "The Conversion -Subscription
                             Rights and the Subscription Offering."

Conditions to Closing of
 the Offerings:              Consummation of the Offerings is subject to (i)
                             consummation of the Conversion, which is conditioned on, among other things, approval of the Plan by the members of the Bank and the OTS, (ii) the receipt by the OTS of an update to the Bank's appraisal of its pro forma market value and authorization by the OTS to sell Common Stock within the range set forth in the update to that appraisal, and (iii) the sale of a minimum of 697,000 shares of Common Stock. See "The
                             Conversion - Conditions and Termination." There can be no assurances that all of these conditions will be met.

Use of Proceeds:             Net proceeds from the sale of the Common Stock are
                             estimated to be between approximately $6.54 million and $8.96 million depending on the number of shares of Common Stock sold and the estimated expenses of the Offerings. The Company intends to use approximately 50% of the net proceeds from the Offerings to purchase 100% of the to be outstanding common stock of the Bank and retain the remainder as its initial capitalization. The portion of the net proceeds retained by the Company will initially be invested in U.S. government and federal agency securities, high-grade, short term marketable securities, deposits of, or loans to, the Bank, or a combination thereof and ultimately may be used to support the future expansion of operations.
                             Additionally, the Company intends to fund the ESOP purchases through a loan to the ESOP from net proceeds retained by the Company. The portion of the net proceeds from the Offerings exchanged by the Company for all of the outstanding capital stock of the Bank will be used for general corporate purposes and will increase the Bank's total capital to support expanded lending, internal growth and possible external growth through acquisitions of branch offices, expansion into new lending markets, and other acquisitions. Net proceeds received by the Bank may also be used to make contributions to repay the ESOP

--------------------------------------------------------------------------------

                                     (iii)

--------------------------------------------------------------------------------

                             loans and will initially be invested in high-grade, short term investment securities. See "Use of Proceeds."

Management Purchases:        Directors, officers, and their associates,
                             collectively intend to subscribe for approximately
                             70,000 shares of Common Stock at the Purchase
                             Price. See "The Conversion - Shares to be Purchased by Management Pursuant to Subscription Rights."

Potential Management
 Benefits:                   ESOP. The ESOP is expected to purchase up to 8% of
                             ----
                             the shares of Common Stock sold in the Conversion, which will be awarded to employees without payment by such persons of cash consideration. See
                             "Management of the Bank - Other Benefits -Employee
                             Stock Ownership Plan."

                             Restricted Stock Plan. Within one year following
                             ---------------------
                             the completion of the Conversion, subject to stockholder and Board of Director approvals and OTS review, the Bank intends to adopt a restricted stock plan (the "RSP") which would acquire an amount of Common Stock equal to 4.0% of the shares sold in the Conversion. Assuming a $10.00 per share grant price and the issuance of Common Stock at the midpoint of the EVR, the value to participants could total approximately $328,000 in the aggregate. No officer may receive more than 25%, and directors who are not employees may not receive more than 5% individually or 30% in the aggregate, of shares purchased by the RSP. See "Pro Forma Data" and "Management of the Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan" and "- Restrictions on Benefit Plans."

                             Stock Option Plan. Within one year following the
                             -----------------
                             completion of the Conversion, subject to stockholder and Board of Director approval and OTS review, the Bank intends to establish a Stock Option Plan (the "Option Plan"), whereby options may be granted to purchase additional authorized but unissued shares of Common Stock that equal in the aggregate up to 10% of the stock sold in the Conversion. Alternatively, such Common Stock may be purchased in the open market by the Company. See "Pro Forma Data" and "Management of the Bank - Proposed Future Stock Benefit Plans - Stock Option Plan."

Independent Valuation:       Keller & Company, Inc. ("Keller"), an independent
                             appraisal firm, has determined that the estimated pro forma market value of the Bank was within an EVR from $6,970,000 to $9,430,000 with a midpoint of $8,200,000 as of September 6, 1996. The independent valuation will be updated immediately prior to the consummation of the Offerings. See
                             "The Conversion -Stock Pricing" and "- Number of
                             Shares to be Issued in the Conversion."

Risk Factors:                See "Risk Factors" for a discussion of the
                             following factors which should be considered by prospective investors: potential impact of changes in interest rates; disparity in insurance premiums and special assessment; lack of growth in the Bank"s market areas; expansion of loan portfolio;
                             adjustable-rate mortgage loans; anti-

--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

                             takeover provisions; voting control; possible dilutive effect of RSP and stock options and effect of purchases by the RSP and ESOP; regulatory oversight; possible adverse income tax consequences of the distribution of subscription rights; return on equity after Conversion; and lack of liquidity for the Common Stock.



Market for Common Stock:     Neither the Company nor the Bank has ever issued
                             capital stock. Consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval from Nasdaq for approval to have Common Stock quoted on the Nasdaq SmallCap Market under the symbol ("AFBC"). However, no assurances can be given that such approval will be forthcoming or that an active and liquid market for the Common
                             Stock will develop or be maintained. Accordingly, prospective purchasers of the Common Stock should consider the potentially illiquid nature of an investment in the Common Stock and recognize that the absence of an established market might make it difficult to buy or sell the Common Stock. Given the relatively small size of the offering, it is not expected that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares will be able to sell at a price equal to or above the Purchase Price. KBW has indicated that, upon completion of the Conversion, it intends to act as a market maker for the Common Stock, subject to compliance with applicable laws and regulations, although it is not obligated to do so. See "Risk
                             Factors --Lack of Liquidity for the Common Stock" and "Market for the Common Stock."


--------------------------------------------------------------------------------

                                      (v)

--------------------------------------------------------------------------------

                       SELECTED FINANCIAL AND OTHER DATA

     Set forth below are summaries of historical financial and other data regarding the Bank. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements of the Bank presented elsewhere in this Prospectus.


SELECTED FINANCIAL DATA

     The following table sets forth certain information concerning the financial position of the Bank at the dates indicated:

                                                  At June 30,
                                 ---------------------------------------------
                                    1996     1995     1994     1993     1992
                                    ----     ----     ----     ----     ----
                                           (Dollars in Thousands)
Total assets...................  $91,852  $83,746  $78,924  $66,261  $64,358
Loans receivable, net(1).......   78,941   73,057   65,891   54,654   50,002
Mortgage-backed securities.....      537      908    1,129    2,321    3,052
Investments(2).................    5,428    4,323    2,842    4,621    7,581
Cash and cash equivalents......    4,017    3,139    7,117    2,749    1,700
Savings deposits...............   80,771   74,698   67,230   59,292   59,145
Retained Earnings..............    6,200    5,783    5,259    4,221    3,412

Number of:
Full service offices(3)........        2        2        2        2        2
Real estate loans outstanding..    1,732    1,673    1,640    1,504    1,450
Deposit accounts...............   11,656   10,832    9,994    9,525    9,657

____________________________________
(1)  Includes loans held for sale.

(2)  Includes Federal Home Loan Bank ("FHLB") stock.

(3) In September 1996, the Bank received regulatory approval to open a branch in Wintersville, Ohio.


SUMMARY OF OPERATIONS

     The following table summarizes the Bank's results of operations for each of the periods indicated:



                                               Year Ended June 30,
                                ------------------------------------------------
                                  1996      1995      1994      1993      1992
                                --------  --------  --------  --------  --------
                                                 (In Thousands)
Interest income.............    $ 6,610   $ 5,927   $ 5,382   $ 5,284   $ 5,340
Interest expense............      3,801     3,144     2,459     2,696     3,437
Net interest income.........      2,809     2,783     2,923     2,588     1,903
Provision for loan losses...        263        48        57        23        37
Net income..................        417       715       856       729       436

--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

KEY OPERATING RATIOS

     The table below sets forth certain performance and financial ratios of the Bank for the periods indicated.


                                                                           At or For the Year Ended June 30,
                                                                     -----------------------------------------------
                                                                      1996      1995      1994      1993      1992
                                                                     -------   -------   -------   -------   -------
PERFORMANCE RATIOS:
Return on average assets (net income
  divided by average total assets)................................     0.48%     0.89%     1.22%     1.09%     0.69%
Return on average equity (net income
  divided by average equity)......................................     6.77     12.84     18.05     19.48     13.81
Net interest rate spread..........................................     3.13      3.38      4.18      3.74      2.95
Net yield on average interest earning
  assets..........................................................     3.36      3.59      4.33      3.96      3.15
Average interest-earning assets to
  average interest-bearing liabilities............................   104.95    105.09    104.12    105.39    103.56
Net interest income after provision for
  possible loan losses, to total other expenses...................     1.19      1.44      1.63      1.54      1.23
Efficiency Ratio(1)...............................................    69.18     62.71     55.94     59.13     68.25

ASSET QUALITY RATIOS:
Non-performing loans to total loans...............................     0.55      0.33      0.65      0.30      0.61
Allowance for loan losses to
  non-performing assets...........................................    73.53     32.14     34.87     35.10     28.81
Allowance for loan losses to total
  loans...........................................................     0.40      0.26      0.25      0.21      0.23
Non-performing assets to total
  assets..........................................................     0.48      0.69      0.63      0.41      0.64

CAPITAL RATIOS:
Equity to assets at period end....................................     6.75      6.90      6.66      6.37      5.30
Average equity to average assets ratio............................     7.10      6.96      6.76      5.58      4.96

____________________
(1) Operating expenses as a percent of net interest income plus non interest income.

--------------------------------------------------------------------------------

                                     (vii)

--------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS

Selected Financial and Other Data

         Set forth below are the summaries of historical financial and other data regarding the Bank. Financial data as of September 30, 1996 and for the three months ended September 30, 1996 and 1995, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The summary of operations and other data for the three months ended September 30, 1996 are not necessarily indicative of the results of operations for the fiscal year ended June 30, 1997.

         The following table sets forth certain information concerning the financial position of the Bank at the dates indicated.

                                                                            At September 30,              At June 30,
                                                                                  1996                        1996
                                                                            ----------------              -----------
                                                                                      (Dollars in Thousands)
                                                                                          (unaudited)

Total Amount of:
  Cash and cash equivalents...................................                   $ 3,638                     $ 4,017
  Loans receivable, net(1)....................................                    81,149                      78,941
  Mortgage-backed securities..................................                       518                         536
Investment Securities:
  Securities held to maturity.................................                     4,300                       4,800
  Securities available for sale...............................                        66                          69

Assets........................................................                    93,176                      91,852
Deposits......................................................                    79,014                      80,771
FHLB advances.................................................                     7,368                       4,376
Total equity (substantially restricted).......................                     6,051                       6,200

Number of:
  Real estate loans outstanding...............................                     1,644                       1,732
  Deposit accounts............................................                    11,751                      11,656
  Full service offices........................................                         2                           2


--------------
(1)      Includes loans held for sale.
--------------------------------------------------------------------------------

                                     (viii)

--------------------------------------------------------------------------------

Summary of Operations

         The following table summarizes the Bank's results of operations for each of the periods indicated.

                                                                                          For the Three Months Ended
                                                                                           September 30,
                                                                                         1996                   1995
                                                                                       --------              ---------
                                                                                          (Dollars in Thousands)
                                                                                              (unaudited)

Interest income(1)......................................................                $ 1,754               $ 1,609
Interest expense........................................................                    979                   930
                                                                                         ------                ------
  Net interest income...................................................                    775                   679
Provision for loan losses...............................................                      3                     4
                                                                                         ------                ------
  Net interest income after provision
    for loan losses.....................................................                    772                   675
Non interest income.....................................................                     83                    58
Non interest expense....................................................                  1,060                   493
                                                                                         ------                ------
Income (loss) before income taxes (benefit).............................                   (205)                  240
Income tax expense (benefit)............................................                    (56)                   90
                                                                                        ------                 ------
Net income..............................................................                $  (149)              $   150
                                                                                        ======                 ======


-------------
(1)      Includes loan origination fees.

--------------------------------------------------------------------------------

                                      (ix)

--------------------------------------------------------------------------------


Key Operating Ratios

         The table below sets forth certain ratios of the Bank at the dates or for the periods indicated.

                                                                                         At or for the Three Months
                                                                                           Ended September 30,(1)
                                                                                        1996                   1995
                                                                                    ------------           ------------
                                                                                                (unaudited)

Performance ratios:
Return on average assets (net income (loss)
  divided by average total assets)......................................               -0.64%                  0.71%
Return on average equity (net income (loss)
  divided by average total equity)......................................               -9.49%                 10.24%
Average interest-earning assets to average
  interest-bearing liabilities..........................................              103.14%                103.81%
Net interest income after provision for
  loan losses to average assets.........................................                0.83%                  0.80%

Net interest rate spread................................................                3.37%                  3.17%

Equity Ratios:
Average assets to average equity ratio (average
  equity divided by average total assets)...............................                6.79%                  6.94%
Equity to assets at period end..........................................                6.49%                  6.75%

Asset Quality Ratios:
Non-performing assets to total assets...................................                0.41%                  0.55%
Non-performing loans to net loans.......................................                0.47%                  0.49%
Allowance for loan losses, REO and other
  repossessed assets to non-performing
  assets................................................................               85.64%                 39.88%
Allowance for loan losses to total loans................................                0.47%                  0.49%
Net charge-offs (recoveries) to loans
  receivable............................................................                  N/A                    N/A


--------------
(1)      Annualized where appropriate.

--------------------------------------------------------------------------------


                                       (x)

--------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at September 30, 1996 and June 30, 1996

Total assets increased by $1.3 million or 1.4% due primarily to loan growth of $2.2 million or 2.8% in residential mortgages and consumer loans. This increase was offset by decreases in cash and cash equivalents of $379,000 and investment securities of $503,000 due to maturities.

Deposits declined by $1.8 million due primarily to declines in certificates of deposit. Advances from the FHLB increased by $3.0 million or 68.4% as a result of the decline in deposits.

Total equity decreased $149,000 as a result of a loss for the three months ended September 30, 1996. The loss for the three months ended September 30, 1996 was the result of a one time charge of $470,000 in federal insurance premiums for the recapitalization of the SAIF fund.

Non-Performing Assets and Delinquencies

Loans accounted for on a non-accrual basis increased to $223,000 at September 30, 1996 from $139,000 at June 30, 1996. The increase was a result of approximately 10 loans (eight were one- to four-family loans and two were a combination of one- to four-family and commercial loans) added to the non-accrual loan portfolio. After September 30, 1996, the majority of these loans were reclassified to performing loans. At September 30, 1996 the Bank had no repossessed assets or real estate owned. The allowance for loan losses was $328,000 at September 30, 1996.

Comparison of the Results of Operations for the Three Months Ended September 30, 1996 and 1995

Net Income. Net income decreased by $299,000 or 200% from net income of $150,000 for the three months ended September 30, 1995 to a net loss of $149,000 for the same three months of fiscal 1997. The return on average assets decreased from 0.71% to (0.64)% for the three months ended September 30, 1995 and 1996, respectively. The results of operations for the three month period ended September 30, 1996 were significantly impacted by the one-time charge relating to the SAIF assessment, See "-- Noninterest Expense."

Net Interest Income. Net interest income increased $94,000 or 14.0% from $679,000 for the three months ended September 30, 1995 to $775,000 for the three months ended September 30, 1996. The increase is primarily due to an increase in the net interest spread from 3.17% for the three months ended September 30, 1995 to 3.37% for the three months ended September 30, 1996 as a result of a decrease in the cost of interest-bearing liabilities.

Interest Income. Interest income increased $145,000 for the three months ended September 30, 1996 compared to the same three months ended September 30, 1995. The increase in interest income is primarily attributed to an increase in the average balance of interest-earning assets. The average balance in interest-earning assets increased by 9.0%. This increase in average interest-earning assets added an additional $145,000 of interest income. The average yield on interest-earning assets remained constant at 7.93% for both periods.

Interest Expense. Interest expense increased $49,000 from $930,000 for the three months ended September 30, 1995 to $979,000 for the three months ended September 30, 1996. The increase in interest expense was attributable to an increase in interest-bearing liabilities of $7.6 million offset by a slight decrease in the cost of funds of 19 basis points (100 basis points equals 1%). The average balance of deposits and advances from the FHLB increased by $4.5 million and $3.1 million, respectively, from September 30, 1995 to September 30, 1996.


--------------------------------------------------------------------------------

                                      (xi)

--------------------------------------------------------------------------------


Noninterest Income. Noninterest income increased by $25,000 primarily from an increase in service charges on deposit accounts of $15,000 and gain on the sale of loans of $7,000. The increase in service charges on deposit accounts is the result of an increased number of deposit accounts. The increase in gain on the sale of loans is the result of the Bank beginning a new program to sell fixed-rate mortgage loans in 1996.

Noninterest Expense. Noninterest expense increased by $567,000 primarily as a result of a one time charge of $470,000 in federal insurance premiums. On September 30, 1996, the President signed into law legislation which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits.

Income Taxes. Income tax expense amounted to $90,000 for the three months ended September 30, 1995 compared to a tax benefit of $56,000 for the three months ended September 30, 1996 as a result of pre-tax earnings (loss) for the periods.

Capital Resources

Management monitors risk-based capital and leverage capital ratios in order to assess compliance with regulatory guidelines. At September 30, 1996, the Bank exceeded the 8.0% minimum risk based capital requirement and the leveraged capital ratio of 3.0% of tangible assets.

Subsequent Event

On October 1, 1996, a major area employer, Wheeling Pittsburgh Steel Corporation experienced a work strike by its employees. It is not known how long the strike will last. Continuation of the strike for several months could subsequently cause the Bank to experience an increased provision for possible loan losses over that experienced in the Bank's most recent fiscal year.


--------------------------------------------------------------------------------

                                      (xii)

                                  RISK FACTORS

         Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below in addition to those discussed elsewhere in this prospectus.

Potential Impact of Changes in Interest Rates

         The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest earning assets, such as loans and securities, and its interest expense on interest bearing liabilities, such as deposits and other borrowings. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets, causing a decline in the Bank's interest rate spread and margin. This would result in an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on interest earning assets would tend to reduce net interest income. As a result of the increase in interest rates during these periods, the Bank's net interest rate spread decreased between the fiscal years ended June 30, 1994 and June 30, 1996 from 4.18% to 3.13%. For additional discussion of this interest rate risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Portfolio Value." For additional information on the Bank's management of its interest bearing liabilities and interest earning assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Disparity in Insurance Premiums and Special Assessment


         Deposits of the Bank are currently insured by the SAIF as administered by the FDIC. As a member of the SAIF, the Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. Effective September 30, 1995, the FDIC lowered the insurance premium on BIF insured deposits to a range of between 0.04% and 0.31% of deposits, with the result that most commercial banks would pay the lowest rate of 0.04%. Effective January 1, 1996, the annual insurance premium for most BIF members was lowered to $2,000. These reductions in insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

         Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Bank of approximately
 .657% of deposits held on March 31, 1995. The Bank recorded a $470,000 pre-tax expense for this assessment at September 30, 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members are expected to be reduced to approximately .064% of deposits on an annual basis through the end of 1999. During this same period, BIF members are expected to be assessed approximately
 .013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF
members  will  be  used  to  repay   outstanding   Financing   Corporation  bond
obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Bank will decline by approximately 70%. See "Recent Developments."


         The disparity in insurance premiums between those required for the Bank and BIF members could allow BIF members to attract and retain deposits at higher interest rates and at a lower effective cost than the Bank. This could put competitive pressure on the Bank to raise its interest rates paid on deposits, thus increasing its cost of funds and possibly reducing net interest income. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits. See "Regulation - Insurance of Deposit Accounts."


Lack of Growth in the Bank's Market Areas

         Economic growth in the Bank's market areas remains dependent upon the local economy. The deposit and loan activity of the Bank is affected by economic conditions in its market areas. During the early to mid 1980's this area experienced an economic recession due to significant downsizing in the steel industry and the population has experienced modest declines during recent years. Although the Bank has been able to increase its market share in originating first mortgage loans on residential property within its primary market areas, total first mortgage loan originations in the Bank's market areas have been declining. See "Business of the Bank - Competition" and "- Market Areas."

Possible Increase in Loan Loss Provision following Expansion of Loan Portfolio

         The Bank currently originates consumer, including automobile, loans and commercial loans and intends to further diversify its loan portfolio by moderately increasing the amount of consumer and commercial lending in its primary market area. Consumer and commercial loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. In future periods this higher degree of credit risk may result in the Bank experiencing an increased provision for possible loan losses over that experienced in the Bank's most recent fiscal year. See "Business of the Bank--Lending Activities."

Default Rates on Adjustable-Rate Mortgage Loans After Interest Rate Increases


         The Bank primarily originates longer term, adjustable-rate, one- to four-family mortgage loans within its market areas. The interest rates on these loans typically adjust every one, three or five years. The Bank requires borrowers for these loans to qualify at the initial rate. The Bank also offers these loans with initial rates below the fully indexed rate. In the event interest rates on these loans increase, related monthly mortgage payments for borrowers will increase. Should this occur, the Bank may experience higher default rates from borrowers unable to meet higher payments. See "Business of the Bank -- One- to Four-Family Residential Loans" and "-- Loan Underwriting Risks."


Decrease in Profitability Since 1994

         For the fiscal years ended June 30, 1994, 1995, and 1996, the Bank reported net income of approximately $856,000, $715,000 and $417,000, respectively, and a return on average assets of 1.22%, .89% and .48%, respectively. Management's strategy to increase profitability will focus on the origination of adjustable-rate mortgage loans, the sale of first mortgage primary residence fixed-rate mortgage loans, and the increase in the origination of shorter term loans while decreasing deposit interest expense and limiting overhead expenses. However, the future profitability of the Bank, like that of most financial institutions, may be affected by changes in interest rates as well as other factors. See "Management's Discussion and Analysis Of Financial Condition and Results of Operations -- Operating Strategy".


Anti-Takeover Provisions

         Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as the Delaware General Corporation Law and certain federal regulations, assist the Company in maintaining its status as an independent, publicly owned corporation and serve to render a hostile takeover more difficult. These provisions provide for, among other things, supermajority voting, staggered terms for the Board of Directors, noncumulative voting for directors, limits on the calling of special meetings, and restrictions on certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding Common Stock may not vote the shares owned in excess of the 10% limit for a period of five years from the completion of the Conversion of the Bank, and no person may, directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company. The impact of these provisions on a beneficial holder of more than 10% of the Common Stock is to (1) require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) at any time, limit the vote on the Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level. Unless the grantor of a revocable proxy is an affiliate or an associate of a 10% holder or there is an arrangement, agreement, or understanding with such 10% holder, these provisions would not restrict (1) the ability of a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner, or (2) the ability of a beneficial owner of less than 10% of the Common Stock to solicit revocable proxies during a public proxy solicitation for a particular meeting of stockholders and vote such proxies. However, these provisions may discourage potential proxy contests. Additional restrictions apply after five years from the completion of the Conversion.


         These provisions, although they do not preclude a takeover, may have the effect of discouraging a future takeover attempt not approved by the Company's Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages because they believe that such provisions encourage potential acquirors to negotiate directly with the Boards of Directors. The Boards of Directors believe that they are in the best position to act on behalf of all stockholders. Further, the Board of Directors of the Company has the ability to waive certain restrictions on acquisition, provided that the acquisition is approved by a majority of the disinterested Board of Directors in advance. The Bank has also entered into employment agreements with the chief executive officer and other executive officers and severance agreements with certain key employees. These agreements could result in higher expenses for an acquiror, thereby making an acquisition less attractive to potential acquirors. See "Certain Restrictions on Acquisition of the Company."

Possible Voting Control by Management and the Board of Directors


         The directors and executive officers of the Bank intend to purchase, at the same price per share as the shares sold to other investors in the Conversion, approximately 70,000 shares or 8.5% of the shares to be sold in the Conversion (based upon an offering at the midpoint of the EVR). Assuming that stockholders approve the Option Plan and RSP, that the stock options to be granted are exercised by recipients, and that the RSP purchases and awards 4% of the shares sold in the Conversion, the aggregate beneficial ownership of such directors and officers would increase after the Conversion to 184,800 shares, or 20.5% (based on an offering at the midpoint of the EVR). In addition, such officers may acquire beneficial ownership of additional shares of Common Stock through future ESOP allocations, which amounts cannot be determined at this time. It is expected that certain directors of the Bank will serve as the trustees to the ESOP ("ESOP Trustees") and as members of an ESOP Committee. The ESOP Trustees must vote all allocated shares held in the ESOP as directed by participating employees.

Unallocated shares (approximately 65,600 shares at the midpoint of the EVR immediately after Conversion and until allocated) and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the ESOP Trustees' fiduciary duties. In addition, shares sold above the maximum of the EVR may be sold to the ESOP to fill its subscription (the ESOP currently intends to purchase up to 8% of the Common Stock) prior to satisfying unfilled orders of Eligible Account Holders, or the ESOP may purchase shares in the open market.

         The proposed purchases of the Common Stock by the Board of Directors, management, and the ESOP, as well as the potential acquisition of the Common Stock through the Option Plan and RSP, could render it difficult to obtain majority support for stockholder proposals opposed by the Company's Board of Directors and management. Moreover, such voting control could enable the Board of Directors of the Company and management to block the approval of transactions requiring the approval of 80% of the stockholders under the Company's Certificate of Incorporation. See "Management of the Bank - Other Benefits" and "- Proposed Future Stock Benefit Plans," "Description of Capital Stock," and "Certain Restrictions on Acquisition of the Company."

Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP

         Within one year following the completion of the Conversion, subject to the approval of (1) the Boards of Directors of the Company and the Bank and (2) stockholders of the Company, the RSP expects to acquire 4% of the total number of shares sold in the Offerings through the issuance of authorized but unissued shares or by open market purchases. The issuance of authorized but unissued shares to the RSP in an amount equal to 4% of the outstanding shares of Common Stock of the Company would dilute existing stockholder interests by approximately 3.9%. The RSP and the ESOP may acquire shares of Common Stock in the open market. In the event the RSP acquires additional shares of Common Stock in the open market, the funds available for investment by the Company and the Bank will be reduced by the amount used to acquire such shares. In the event the ESOP acquires shares of Common Stock in the open market and the purchase price is different than $10 per share, the funds available for investment will be affected by the difference between $10 and the purchase price. See "Pro Forma Data" and "Management of the Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan." In addition, the Bank intends to establish a stock option plan after the Conversion, whereby options may be granted to purchase additional authorized but unissued shares of Common Stock that equal in the aggregate up to 10% of the Common Stock sold in the Conversion. Assuming that options for 10% of the shares sold are granted and exercised and funded through previously authorized but unissued stock, existing stockholders' interests would be diluted by approximately 9.1%. See "Management of the Bank Proposed Future Stock Benefit Plans - Stock Option Plan." Benefit plans such as the RSP and the Option Plan that are implemented within the first year after the Conversion are subject to OTS regulation.

         Accounting practices require an employer such as the Company to record compensation expense in an amount equal to the fair value of shares committed to be released from plans such as the ESOP. If shares of Common Stock appreciate in price over time, compensation expense related to the ESOP may be materially increased as a result, although the extent of such an increase in expense cannot be accurately quantified at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements."


Possible Negative Impact Caused by Regulatory Oversight


         The Bank is subject to extensive regulation, supervision, and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the FHLB of Pittsburgh and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As the savings and loan holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors and not for the protection of stockholders. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Bank, their operations and the Conversion. See "Regulation."

         A bill has been introduced to the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). The resulting agency would regulate all federally chartered commercial banks and thrift institutions. In the event that the OTS is consolidated with the OCC, it is possible that the thrift charter could be eliminated, requiring thrifts to convert to commercial bank charters.

         Bank holding companies are more limited in their investment authority than are savings and loan holding companies. Under current law and regulation, a unitary savings and loan holding company, such as the Company, which has only one thrift subsidiary that meets the qualified thrift lender ("QTL") test, such as the Bank, has essentially unlimited investment authority. See "Regulation - Company Regulation." Legislation has also been proposed which, if enacted, would limit the non-banking related activities of savings and loan holding companies to those activities permitted for bank holding companies.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

         The Bank has received an opinion from Keller that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights are deemed to have an ascertainable value, receipt of such rights would be taxable (either as capital gain or ordinary income) probably only to those who exercise the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Tax Effects."


Decreased Return on Equity Immediately After Conversion


         As a result of the Conversion, the Company, on a consolidated basis with the Bank, will have equity that is substantially more than the equity of the Bank prior to the Conversion. Accordingly, the increase in equity coupled with the limited loan opportunities in the Bank's market areas is likely to adversely affect the Company's ability to attain a return on average equity (net income divided by average equity) at historical levels, absent a corresponding increase in net income. The Company and the Bank initially intend to invest the net proceeds in short to medium term investments which generally have lower yields then residential mortgage loans. There can be no assurance that the Company will be able to increase net income in future periods in amounts commensurate with the increase in equity resulting from the Conversion. See, also, "Pro Forma Data."

Lack of Liquidity for the Common Stock


         Neither the Bank nor the Company has ever issued capital stock. Consequently, there is not, at this time, any market for the Common Stock. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq SmallCap Market under the symbol "AFBC." The Company will seek to encourage and assist at least two market makers to make a market in the Common Stock. KBW has indicated its intent to make a market in the Common Stock upon the completion of the Conversion, subject to compliance with applicable laws and regulations, but is under no obligation to do so. While the Company anticipates that prior to the completion of the Conversion it will obtain a commitment from at least one other broker-dealer to make a market in the Common Stock, there can be no assurance that there will be two or more market makers for the Common Stock. One of the conditions for Nasdaq quotation is that at least two market makers make, or agree to make, a market in the stock.


         Due to the relatively small size of the Offerings, an active and liquid market for the Common Stock may not develop or be maintained. Accordingly, prospective purchasers should consider the potentially illiquid nature of an investment in the Common Stock and recognize that the absence of an established market might make it difficult to buy or sell the Common Stock. See "Market for the Common Stock."

                            ADVANCE FINANCIAL BANCORP

         The Company is a Delaware corporation organized in September 1996 at the direction of the Bank to acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. The Company has not engaged in any significant business to date. The OTS has approved the Company's application to become a savings and loan holding company and the Company will retain approximately 50% of the net proceeds from the issuance of Common Stock as its initial capitalization (ranging from approximately $6.54 million assuming the sale of 697,000 shares at the minimum of the EVR to $8.96 million assuming the sale of 943,000 shares at the maximum of the EVR). The Company will use the balance of the net proceeds to purchase all of the common stock of the Bank to be issued upon Conversion. Part of the proceeds retained by the Company will be used to fund the loan to the ESOP. Prior to the Conversion, the Company will not transact any material business. Upon consummation of the Conversion, the Company will have no significant assets other than that portion of the net proceeds of the Offerings retained by the Company (less the loan to the ESOP) and the shares of the Bank's capital stock acquired in the Conversion, and will have no significant liabilities. Cash flow to the Company will be dependent upon earnings from the investment of the portion of net proceeds retained by it in the Conversion and any dividends received from the Bank. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for federally chartered savings associations such as the Bank. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company and earnings thereon.

         The office of the Company is located at 1015 Commerce Street, Wellsburg, West Virginia 26070 and its telephone number is (304) 737-3531.

                     ADVANCE FINANCIAL SAVINGS BANK, f.s.b.

         The Bank is a federally chartered mutual savings bank headquartered in Wellsburg, West Virginia. The Bank was chartered in 1935 under the name Advance Federal Savings and Loan Association of West Virginia. The Bank obtained its current name in 1989. The Bank's deposits have been federally insured since 1935 under the SAIF as administered by the FDIC and its predecessor, the Federal Savings and Loan Insurance Corporation, and the Bank became a member of the FHLB System in 1935. At June 30, 1996, the Bank had total assets of $91.9 million, deposits of $80.8 million, and equity of $6.2 million or 6.7% of total assets.

         The Bank is a community oriented savings institution offering financial services to meet the needs of the communities it serves. The Bank conducts its business from its main office located in Wellsburg, West Virginia, and one branch office located in Follansbee, West Virginia. In addition, in September 1996, the Bank received approval from the OTS to open a new branch office in Wintersville, Ohio.

         The principal sources of funds for the Bank's lending activities are deposits and the amortization and repayment of loans and sales, maturities, and calls of securities. The principal source of income is interest on loans and the principal expense is interest paid on deposits.

         The main office of the Bank is located at 1015 Commerce Street, Wellsburg, West Virginia 26070 and the telephone number of that office is (304) 737-3531.

                                 USE OF PROCEEDS


         The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings, with the remaining net proceeds to be retained by the Company as initial capital. The Company has received the approval of the OTS to retain 50% of the net proceeds. The net proceeds retained by the Company will be initially invested in loans to the Bank, U.S. Government and federal agency securities, interest earning deposits, high-grade short term marketable securities, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the future expansion of operations through acquisitions of other financial service institutions, such as other savings institutions and commercial banks, acquisitions of branches of financial service institutions, although no such transactions are currently contemplated, diversification into other related businesses, or for other business and investment purposes including the payment of regular and special dividends on, and repurchase of, the Common Stock. The Company also intends to make a loan directly to the ESOP to enable the ESOP to purchase Common Stock in the Conversion. If the Company is not permitted to make the ESOP loan, the ESOP may borrow funds from an unaffiliated lender with such loan being guaranteed by the Company. Based upon the issuance of 697,000 shares or 943,000 shares at the minimum and maximum of the EVR, respectively, the Company would retain $3.3 million or $4.5 million, respectively, of the net proceeds from the Offerings, out of which the loan to the ESOP to purchase 8% of the Common Stock would be $558,000 or $754,000, respectively, and the Bank would receive additional capital of $3.3 million or $4.5 million, respectively. The amount of the ESOP loan would be reflected as a reduction to the capital of both the Company and the Bank, whether such loan is obtained from the Company or instead from a third party and guaranteed by the Company. See "Pro Forma Data."


         In the event the ESOP does not purchase Common Stock in the Conversion, the ESOP may purchase shares of Common Stock in the open market after the Conversion. In the event the purchase price of the Common Stock is different than $10.00 per share, the amount of proceeds required for the purchase by the ESOP and the resulting effect on capital will be affected.

         The portion of the net proceeds not retained by the Company will be added to the Bank's general funds to be used for general corporate purposes, including, but not limited to, investment in mortgage and other loans, U.S.
Government and federal agency securities, state and municipal obligations, federal funds, certificates of deposit, mortgage-backed securities, and other investments. The amount of proceeds added to the Bank's capital will further strengthen the Bank's capital position. This capital provides an additional source of funding for longer term assets. Following the Conversion, the amount of proceeds will be evaluated as part of the Bank's ongoing review of its asset/liability mix and may impact the structure of the assets and liabilities of the Bank and the Company. Neither the Bank nor the Company has any specific plans, arrangements, or understandings regarding any acquisitions or diversification of activities at this time, nor have criteria been established to identify potential candidates for acquisition.

         Should the Company subsequently adopt a restricted stock plan, a portion of the proceeds may be used to fund the purchase by the plan of Common Stock in an amount up to 4% of the shares sold in the Conversion. The actual cost of such purchase will depend on the number of shares sold in the Conversion and the market price at the time of purchase. Based upon the midpoint of the EVR and on a $10.00 per share purchase price, the cost would be approximately $328,000. It is expected that a restricted stock plan will be adopted by the Board of Directors within one year of the Conversion.

         The net proceeds may vary because total expenses of the Conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Conversion are adjusted to reflect a change in the estimated pro forma market value of the Bank. Payments for shares made through withdrawals from existing Bank deposit accounts will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest bearing certificates or other deposit accounts.

                                    DIVIDENDS

         Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors of the Company currently intends to establish a cash dividend policy following Conversion at a rate to be determined. Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and regulatory restrictions on the payment of dividends by the Bank to the Company, on which dividends the Company eventually may be primarily dependent for its source of income. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. In addition to or in lieu of recurring or regular dividends, the Company may pay nonrecurring or special dividends. The Company may pay stock dividends in lieu of, or in addition to, cash dividends.

         It is anticipated that the principal source of income to the Company will initially consist of the earnings on the capital retained by the Company in the Conversion. Future declarations of cash dividends by the Company will depend in part upon dividend payments by the Bank to the Company, which payments are subject to various restrictions. See "Historical and Pro Forma Capital Compliance," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank Liquidation Account," and "Regulation - Dividend and Other Capital Distribution Limitations."

         Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be, in part, dependent upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to amounts that will not affect the ability of the Company, after the dividend has been distributed, to pay its debts in the ordinary course of business.

         In addition to the foregoing, earnings of the Bank appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation - Federal Taxation" and Note 11 to the Consolidated Financial Statements included elsewhere herein. The Company does not contemplate any voluntary distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or create the above-mentioned federal tax liabilities.

                           MARKET FOR THE COMMON STOCK


         Neither the Company nor the Bank has ever issued capital stock. Consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq SmallCap Market under the symbol "AFBC." One of the conditions for quotation on the Nasdaq SmallCap Market is that at least two market makers make, or agree to make, a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. KBW has indicated that, upon completion of the Conversion, it intends to act as a market maker for the Common Stock, but is under no obligation to do so, and will seek to obtain at least one additional market maker. The Company will seek to encourage and assist two market makers to make a market in the Common Stock. While the Company anticipates that prior to the completion of the Conversion it will obtain a commitment from at least one other broker-dealer to make a market in the Common Stock, there can be no assurance that there will be two or more market makers. In the event the Common Stock is not listed on the Nasdaq SmallCap Market, for example, because a second market maker cannot be secured or retained, the Common Stock is expected to be quoted and traded on the OTC Bulletin Board or the National Quotation Bureau, Inc. "Pink Sheets." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of whom are not within the control of the Company, the Bank, Webb, or any other market maker. Due to the size of the Offerings, it is unlikely that a stockholder base sufficient to create an active trading market will develop and be maintained. Therefore, purchasers of the Common Stock should have a long term investment intent and should recognize that the absence of an active trading market may make it difficult to sell the Common Stock. There can be no assurance that persons purchasing shares will be able to sell them promptly or at a price equal to or above the Purchase Price.


         The Company will register its Common Stock under the Securities Exchange Act of 1934, as amended ("Exchange Act") at the completion of the Conversion and will be subject to the reporting requirements of the Exchange Act for at least three years following the Conversion. See "Registration Requirements."

                                 CAPITALIZATION

         The following table presents, as of June 30, 1996, the historical capitalization of the Bank and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                             Pro Forma Consolidated Capitalization
                                                                    Based on the Sale of
                                                             -------------------------------------
                                         Historical      697,000    820,000      943,000     1,084,450
                                        Capitalization  Shares at  Shares at    Shares at    Shares At
                                           at June 30,   $10.00     $10.00       $10.00       $10.00
                                             1996       Per Share  Per Share    Per Share    Per Share
                                            ------      ---------   ---------   ---------    ---------
                                                                  (In Thousands)


Deposits(1) ...............................   $ 80,771   $ 80,771    $ 80,771    $ 80,771    $ 80,771
Other Borrowings ..........................      4,376      4,376       4,376       4,376       4,376
                                              --------   --------    --------    --------    --------
  Total deposits and other borrowed funds .   $ 85,147   $ 85,147    $ 85,147    $ 85,147    $ 85,147
                                              ========   ========    ========    ========    ========

Shareholders' Equity:
 Preferred Stock, $.10 par value per share,
   500,000 shares authorized; none to be
   issued .................................         --         --          --          --          --
 Common Stock, $.10 par value, 2,000,000
   shares authorized; total shares to be
   issued as reflected ....................   $     --   $     70    $     82    $     94    $    108
Additional paid in capital ................         --      6,467       7,668       8,869      10,249
Retained earnings, substantially
 restricted ...............................      6,200      6,200       6,200       6,200       6,200
Less:
Common stock acquired by ESOP .............         --       (558)       (656)       (754)       (868)
Common stock acquired by RSP ..............         --       (279)       (328)       (377)       (434)
                                              --------   --------    --------    --------    --------
Total stockholders' equity ................   $  6,200   $ 11,900    $ 12,966    $ 14,031    $ 15,256
                                              ========   ========    ========    ========    ========


---------------------
(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of Common Stock after the Conversion in the event of implementation of the Option Plan or RSP. See "Management of the Bank - Proposed Future Stock Benefit Plans - Stock Option Plan" and "- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the Conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the Conversion. It is assumed on a pro forma basis that the RSP will be adopted by the Board of Directors, approved by stockholders of the Company, and reviewed by the OTS. It is assumed that the RSP will purchase Common Stock in the open market within one year of the Conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of Common Stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of the Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan."
(4) The equity of the Bank will be substantially restricted after the Conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank -Liquidation Account" and Note 12 and 17 to the Consolidated Financial Statements.

                                 PRO FORMA DATA


     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $6.5 million and $10.4 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the stock issued in the Conversion will be sold to the ESOP and $1.4 million will be sold to officers, directors, employees and members of their immediate families; (ii) Webb will receive a commission of 1.5% of the Common Stock sold in the Conversion, excluding the sale of shares to the ESOP, and to officers, directors and employees and members of their immediate families; (iii) other Conversion expenses, excluding the commission paid to Webb, will be approximately $357,000; (iv) no shares will be sold in a Syndicated Public Offering by selected dealers; and (v) 4% of the shares issued in the Conversion will be sold to the RSP. Because management of the Bank presently intends to adopt the RSP within the first year following the Conversion, a purchase by the RSP in the Conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing in the Conversion. The pro forma presentation does not show the effect of (a) results of operations after the Conversion, (b) changing market prices of shares of Common Stock after the Conversion, or (c) less than a 4% purchase by the RSP.


     The following table sets forth for the periods and as of the dates indicated, the historical net earnings and equity of the Bank prior to the Conversion and the pro forma consolidated net earnings and stockholders' equity of the Company following the Conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the fiscal year ended June 30, 1996, as if the Common Stock to be issued in the Conversion had been sold at July 1, 1995, and the estimated net proceeds had been invested by the Company and the Bank at 5.78% for the fiscal year ended June 30, 1996, which rate is equal to the one year U.S. Treasury bill rate in effect during the first two weeks of September 1996. The one year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an initial investment of net proceeds from the Offerings. In calculating pro forma income, an effective state and federal income tax rate of 34.00% for both the Bank and the Company has been assumed for the respective periods, resulting in an after tax yield of 3.81% for the fiscal year ended June 30, 1996. Withdrawals from deposit accounts for the purchase of the Common Stock are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 697,000 shares (minimum of EVR), 820,000 shares (midpoint of EVR), 943,000 shares (maximum of
EVR) or 1,084,450 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share.

     As discussed under "Use of Proceeds," the Company expects to retain 50% of the net Conversion proceeds, part of which will be used to lend money to the ESOP to purchase the Common Stock issued in the Conversion. The ESOP presently plans to purchase up to 8% of the Common Stock issued in the Conversion. The following table assumes that the yield on the net proceeds of the Conversion retained by the Company will be the same as the yield on the net proceeds of the Conversion transferred to the Bank.

     Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the periods or at the dates shown. Pro forma stockholders' equity and pro forma stockholders' equity per share have not been adjusted to reflect the earnings on the estimated net proceeds.

     The stockholders' equity information is not intended to represent the fair market value of the Common Stock, or the current value of the Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion - Effects of the Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Account" and
Note 17 to the Consolidated Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Bank or the Company for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion - Stock Pricing" and "- Number of Shares to be Issued in the Conversion."


                                                                                        At or For the Year Ended June 30, 1996
                                                                    --------------------------------------------------------
                                                                      697,000          820,000         943,000        1,084,450
                                                                     Shares at        Shares at       Shares at       Shares at
                                                                      $10.00           $10.00           $10.00         $10.00
                                                                     per share        per share       per share       per share
                                                                     ---------        ---------       ---------       ---------
                                                                          (Dollars in Thousands, except per share amounts)

Gross proceeds....................................................   $  6,970        $   8,200        $  9,430      $   10,845
Less:
  Offering expenses...............................................        357              357             357             357
  Marketing fees..................................................         76               93             110             130
  Common stock acquired by ESOP...................................        558              656             754             868
  Common stock acquired by RSP....................................        279              328             377             434
                                                                      -------         --------         -------       ---------
  Estimated net proceeds..........................................   $  5,700        $   6,766        $  7,832      $    9,056
                                                                      =======         ========         =======       =========
Net income:

  Historical......................................................   $    417        $     417        $    417      $      417
  Pro forma net income on net proceeds............................        217              258             298             345
  Pro forma ESOP adjustment(1)....................................        (37)             (43)            (50)            (57)
  Pro forma RSP adjustment (2)....................................        (37)             (43)            (50)            (57)
                                                                     --------         --------         -------       ---------
  Pro forma net income............................................   $    561        $     588        $    616      $      648
                                                                     ========         ========         =======       =========
Net income per share (3):

  Historical......................................................   $   0.64        $    0.55        $   0.48      $     0.41
  Pro forma net income on net proceeds............................       0.33             0.34            0.34            0.34
  Pro forma ESOP adjustment (1)...................................      (0.06)           (0.06)          (0.06)          (0.06)
  Pro forma RSP adjustment (2)....................................      (0.06)           (0.06)          (0.06)          (0.06)
                                                                      -------         --------         -------       ---------
  Pro forma net income(5).........................................   $   0.87        $    0.77        $   0.70      $     0.64
                                                                      =======         ========         =======       =========

Weighted average shares used in the calculation...................    646,816          760,960         875,104       1,006,370
Stockholders' equity/retained earnings:(4)
  Historical(2)...................................................     $6,200        $   6,200        $  6,200          $6,200
  Estimated net proceeds..........................................      6,537            7,750           8,963          10,358
  Less Common Stock acquired by ESOP(1)...........................       (558)            (656)           (754)           (868)
  Less Common Stock acquired by RSP (2)...........................       (279)            (328)           (377)           (434)
                                                                      -------         --------         -------       ---------
  Pro forma stockholders' equity..................................   $ 11,900        $  12,966        $ 14,031      $   15,256
                                                                      =======         ========         =======       =========
Stockholders' equity per share: (3)

  Historical(2)...................................................      $8.90            $7.56           $6.57           $5.72
  Estimated net proceeds..........................................       9.38             9.45            9.50            9.55
  Less Common Stock acquired by ESOP (1)..........................      (0.80)           (0.80)          (0.80)          (0.80)
  Less Common Stock acquired by RSP(2)............................      (0.40)           (0.40)          (0.40)          (0.40)
                                                                       ------           ------          ------          ------
  Pro forma stockholders' equity..................................     $17.08           $15.81          $14.87          $14.07
                                                                        =====            =====           =====           =====
Offering price as a percentage of pro forma stockholders'
  equity per share................................................      58.57%           63.24%          67.21%          71.08%
                                                                        =====            =====           =====           =====

Offering price as a multiple of pro forma earnings
  per share.......................................................      11.54x           12.94x          14.21x          15.54x
                                                                        =====            =====           =====           =====


----------------------

(1) Assumes 8% of the shares sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. The Bank intends to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes :(i) that 5,576, 6,560, 7,544, and 8,676 shares at the minimum, mid-point, maximum and maximum, as adjusted of the Estimated

     Valuation Range ("EVR"), were committed to be released during the year ended June 30, 1996 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 34% for such period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the Conversion were committed to be released during the period ended June 30, 1996. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at June 30, 1996, earnings per share would have been $0.80, $0.72, $0.65 and $0.60 at June 30, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of the Bank - Other Benefits - Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 27,880, 32,800, 37,720, and 43,378 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by the Company following the Conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As the Bank accrues compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of Conversion would require regulatory and stockholder approval at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. For purposes of this table, it is assumed that the RSP will be adopted by the Boards of Directors of the Company and the Bank, reviewed by the OTS, and approved the Company's stockholders, and that the RSP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the RSP are assumed at July 1, 1995, to be newly issued shares purchased from the Company by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $16.42, $15.20, $14.31, and $13.53 at June 30, 1996, respectively, and pro forma earnings per share would have been $0.83, $0.74, $0.68, and $0.62 for the year ended June 30, 1996, respectively. As a result of the RSP, stockholders' interests will be diluted by approximately 3.9%. See "Management of the Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan" and "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP."


(3) Assumes that following the consummation of the Conversion, the Company will adopt the Option Plan, which if implemented within one year of Conversion would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held no earlier than six months after the Conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at an exercise price equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning
                                       14
     of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares of Common Stock would increase to 711,498, 837,056, 962,614, and 1,107,007, respectively, pro forma stockholders' equity per share would have been $15.52, $14.37, $13.53, and $12.79 at June 30, 1996, respectively, and pro forma earnings per share would have been $0.79, $0.70, $0.64, and $0.58 at June 30, 1996, respectively.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.


(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 50,184, 59,040, 67,896, and 78,080 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 691,424, 813,440, 935,456, and 1,075,774 shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 1996. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization," and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see "Regulation - Regulatory Capital Requirements."

                                                                             Pro Forma as of June 30, 1996(1)
                                                              ---------------------------------------------------------
                                     Historical at                    $6,970,000                     $8,200,000
                                     June 30, 1996                     Offering                       Offering
                               ---------------------------    ---------------------------   ---------------------------
                                             Percent                         Percent                        Percent
                                 Amount     of Assets(2)         Amount     of Assets(2)        Amount     of Assets(2)
                                 ------     ---------            ------     ---------           ------     ---------
                                                            (Dollars in Thousands)
GAAP Capital...............      $6,200        6.75%             $8,632        9.16%            $9,091        9.60%

TANGIBLE CAPITAL:
Actual or Pro Forma........      $6,209        6.75%             $8,641        9.15%            $9,100        9.59%
Required...................       1,380        1.50               1,417        1.50              1,424        1.50
                                  -----        -----              -----        -----             -----        -----
  Excess...................      $4,829        5.25%             $7,224        7.65%            $7,676        8.09%
                                  =====        =====              =====        =====             =====        =====

CORE CAPITAL:(3)
Actual or Pro Forma........      $6,209        6.75%             $8,641        9.15%            $9,100        9.59%
Required...................       2,761        3.00               2,834        3.00              2,847        3.00
                                  -----        -----              -----        -----             -----        -----
  Excess...................      $3,448        3.75%             $5,807        6.15%            $6,253        6.59%
                                  =====        =====              =====        =====             =====        =====

TOTAL RISK-BASED CAPITAL:(4)
Actual or Pro Forma........      $6,534       11.72%             $8,966       15.94%            $9,425       16.73%
Required...................       4,461        8.00               4,500        8.00              4,508        8.00
                                  -----        -----              -----        -----             -----        -----
  Excess...................      $2,073        3.72%             $4,465        7.94%            $4,917        8.73%
                                  =====        =====              =====        =====             =====        =====


                                      $9,430,000                     $10,844,500
                                       Offering                        Offering
                               ---------------------------    ---------------------------
                                             Percent                         Percent
                                 Amount     of Assets(2)         Amount     of Assets(2)
                                 ------     ---------            ------     ---------
GAAP Capital...............      $9,550       10.03%            $10,077       10.53%

TANGIBLE CAPITAL:
Actual or Pro Forma........      $9,559       10.02%            $10,086       10.52%
Required...................       1,431        1.50               1,439        1.50
                                  -----       ------             ------        -----
  Excess...................      $8,128        8.52%            $ 8,648        9.02%
                                  =====       ======             ======        =====

CORE CAPITAL:(3)
Actual or Pro Forma........      $9,559       10.02%            $10,086       10.52%
Required...................       2,861        3.00               2,877        3.00
                                  -----       ------             ------        -----
  Excess...................      $6,698        7.02%            $ 7,209        7.52%
                                  =====       ======             ======        =====

TOTAL RISK-BASED CAPITAL:(4)
Actual or Pro Forma........      $9,884       17.51%            $10,411       18.41%
Required...................       4,515        8.00               4,523        8.00
                                  -----       ------             ------       ------
  Excess...................      $5,369        9.51%            $ 5,888       10.41%
                                  =====       ======             ======       ======


_____________
(1) Institutions must value available for sale debt securities at amortized cost rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of June 30, 1996. It is assumed that the Company will retain 50% of net conversion proceeds. See "Use of Proceeds."
(2)  GAAP, adjusted, or risk-weighted assets as appropriate.

(3) The unrealized loss on securities available for sale of $9,000 has been added to GAAP Capital to arrive at Tangible and Core Capital.

(4) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements." Risk-Based Capital includes Tangible Capital plus $325,000 of the Bank's allowance for loan losses. Risk-weighted assets as of June 30, 1996 totaled approximately $55.8 million. Net proceeds available for investment by the Bank are assumed to be invested in interest earning assets that have a 20% risk-weighting.

                     ADVANCE FINANCIAL SAVINGS BANK, f.s.b.

                        Consolidated Statement of Income

                                                                                      Years Ended June 30,
                                                                 ---------------------------------------------------------------
                                                                             1996                1995                1994
                                                                            ------              ------              -----
                                                                                                                  Restated

INTEREST AND DIVIDEND INCOME
  Loans                                                                  $6,152,898         $5,449,416            $4,895,699
  Investment securities                                                     216,783            187,916               231,011
  Interest-bearing deposits with other institutions                         137,850            170,660                98,060
  Mortgage-backed securities                                                 68,875             89,733               129,257
  Dividends on Federal Home Loan Bank Stock                                  33,883             29,013                28,273
                                                                          ---------          ---------             ---------
       Total interest and dividend income                                 6,610,289          5,926,738             5,382,300
                                                                          ---------          ---------             ---------

INTEREST EXPENSE
  Deposits                                                                3,627,782          2,978,698             2,248,137
  Advances from Federal Home Loan Bank                                      173,624            165,233               211,302
                                                                          ---------          ---------             ---------
       Total interest expense                                             3,801,406          3,143,931             2,459,439
                                                                          ---------          ---------             ---------

NET INTEREST INCOME                                                       2,808,883          2,782,807             2,922,861

Provision for loan losses                                                   262,942             48,208                56,511
                                                                          ---------          ---------             ---------

NET INTEREST INCOME AFTER
  PROVISION  FOR LOAN LOSSES                                              2,545,941          2,734,599             2,866,350
                                                                         ----------          ---------             ---------

NONINTEREST INCOME
  Service charges on deposit accounts                                       194,080            178,297               169,383
  Gain on sale of loans                                                      20,364                 --                    --
  Other income                                                               79,490             57,915                60,753
                                                                          ---------         ----------             ---------
       Total noninterest income                                             293,934            236,212               230,136
                                                                         ----------         ----------            ----------

NONINTEREST EXPENSE
  Compensation and employee benefits                                        885,522            779,285               670,479
  Occupancy and equipment                                                   263,986            225,117               222,805
  Deposit insurance premiums                                                170,525            153,784               136,360
  Professional fees                                                          95,177             92,938                96,951
  Advertising                                                                74,812             65,140                89,275
  Data processing charges                                                   144,390            129,975               113,606
  Other expenses                                                            512,121            446,963               434,398
                                                                          ---------          ---------            ----------
       Total noninterest expense                                          2,146,533          1,893,202             1,763,874
                                                                          ---------          ---------             ---------

Income before income taxes and cumulative effect of                         693,342          1,077,609             1,332,612
 accounting change
Income taxes                                                                275,976            362,901               420,421
                                                                         ----------         ----------            ----------

Income before cumulative effect of accounting change

                                                                            417,366            714,708               912,191
Cumulative effect of accounting change for
  income taxes                                                                   --                 --              (56,476)
                                                                          ---------          ---------             ---------

NET INCOME                                                                $ 417,366          $ 714,708             $ 855,715
                                                                           ========           ========              ========



See accompanying notes to consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also significantly influenced by the level of non-interest expenses, such as employee salaries and benefits, non-interest income, such as fees on deposit-related services, and the Bank's provision for loan losses.

         The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. Management's strategy has been to clarify its corporate focus, make certain that resources are in place to achieve goals and objectives, and review progress toward these goals and objectives. Management has sought to originate adjustable-rate mortgage loans and has, more recently, sought to sell most of the fixed-rate mortgage loans it originates into the secondary market. The Bank has also sought to increase its origination of shorter term loans.


Operating Strategy


         The Bank operates in accordance with the following strategy that is also discussed under "-- General" and "-- Asset/Liability Management:"

o Originate Adjustable-rate Mortgage Loans. The Bank believes that it has thus far been successful in originating adjustable-rate mortgage loans during periods when fixed-rate loans are preferred by many consumers. The vast majority of the Bank's one- to four-family mortgage loans are adjustable rate loans and the Bank's one- to four-family mortgage loan portfolio has increased from $38.1 million at June 30, 1992 to $56.0 million at June 30, 1996. Adjustable-rate mortgage loans enable the Bank to better manage its interest rate risk.

o Sell Fixed-rate Mortgage Loans. Although the Bank has been successful in originating adjustable-rate, rather than fixed rate mortgage loans, it has continued to originate fixed-rate mortgage loans for those consumers who desire these loans. The Bank has recently begun selling into the secondary market the vast majority of the fixed-rate loans that it originates as a means of reducing its sensitivity to changes in interest rates.

o Originate Shorter Term Loans and Obtain Longer Term Deposits. During the past several years, the Bank has increased its origination of shorter term loans such as consumer loans, non-residential real estate loans, and commercial loans and has also increased its portfolio of longer term certificates of deposit. Increases in these types of loans and deposits have reduced the Bank's sensitivity to changes in interest rates. Further, the increase in these types of loans has enhanced the yield on a portion of the Bank's loan portfolio.

o Emphasize Personal Service. For more than 60 years, the Bank has met the financial needs of the communities it serves. Management believes that the Bank has been able to grow during the past five years in a competitive market because it continues to provide highly personalized service to its customers. In addition, the Bank intends to continue serving its market areas as a community bank and believes that doing so will continue to differentiate it from many of its competitors.

o Maintain Asset Quality. Management believes that asset quality is a key to long-term financial success. During the past five fiscal years, total non-performing assets as a percentage of total assets has remained between 0.41% and 0.69%. These percentages have remained within this range despite increases in the Bank's portfolio of non-residential real estate loans, automobile loans and commercial loans as well as growth in the overall loan portfolio.


         In the future, the Bank intends to continue its focus on the origination of adjustable-rate mortgage loans, the sale of first mortgage primary residence fixed-rate mortgage loans, and to increase the origination of shorter term loans while decreasing deposit interest expense and limiting overhead expenses. In this regard, the Bank has monitored current deposit interest rates in its market area from competitive banks and has determined that a decrease in interest rates offered for its NOW deposit accounts and Regular Savings deposit accounts is warranted. The Bank plans to decrease deposit interest rates for these accounts sometime during the second quarter of 1996. While the Board anticipates a significant increase in non-interest expense in the future resulting from operations from a public company and implementation of new incentive plans, the Board believes that the additional income attributable to the proceeds of the offering will more than offset such additional expenses. See "Pro Forma Data". However, there can be no assurance that the Bank's reliance on this focus will not adversely affect net income, particularly in the event of changes in interest rates or other market conditions which impair the Bank's ability to maintain an adequate spread between the yields and costs of its assets and liabilities. See "-- Asset/Liability Management".


Asset/Liability Management

         The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

         To mitigate the impact of changing interest rates on its net interest income, the Bank manages its interest rate sensitivity and asset/liability products through its asset/liability management committee. The asset/liability management committee meets as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market areas as well as the Bank's cost of funds.

         In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including underwriting long-term fixed rate loans that are saleable in the secondary market, offering longer term deposit products and diversifying the loan portfolio into shorter term consumer and commercial business loans. In addition, since the mid-1980s, the Bank has primarily originated one year, three year and five year adjustable-rate mortgage loans for its portfolio.

         The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to reduce the interest rate sensitivity of its interest earning assets and attempt to match the maturities of interest earning assets with interest bearing liabilities, while allowing for a mismatch in an attempt to increase net interest income.

Net Portfolio Value

         In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. However, this rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated present value of total assets ("PV") will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The following table presents the Bank's NPV at June 30, 1996, as calculated by the OTS, based on quarterly information voluntarily provided to the OTS by the Bank.

                                                                                   NPV as % of PV
                                  Net Portfolio Value                                 of Assets
                                  -------------------                                 ---------

    Change                                                                     NPV
   in Rates         $ Amount         $Change(1)          %Change(2)         Ratio(3)              Change(4)
   --------         --------         ----------          ----------         --------              ---------
                       (Dollars in Thousands)

+400 bp                 3,504             (5,021)                (59)%           4.01%             (505) bp
+300 bp                 4,912             (3,613)                (42)             5.50             (355) bp
+200 bp                 6,292             (2,232)                (26)             6.91             (215) bp
+100 bp                 7,559               (966)                (11)             8.15              (91) bp
0 bp                    8,525                  --                  --             9.06                   --
-100 bp                 9,076                 551                   6             9.54                48 bp
-200 bp                 9,382                 857                  10             9.78                72 bp
-300 bp                 9,990               1,465                  17            10.30               124 bp
-400 bp                10,830               2,305                  27            11.00               195 bp


-----------------

(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

          At June 30, 1996, a change in interest rates of a positive 200 basis points would have resulted in a 215 basis point decrease in NPV as a percentage of the present value of the Bank's total assets. Utilizing the OTS IRR measurement described above, the Bank, at June 30, 1996, would have been considered by the OTS to have been subject to "above normal" IRR and an additional $175,000 would have been required to be deducted from risk-based capital.

         Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above.

         Certain shortcomings are inherent in the preceding NPV tables because the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. Based on the above, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on earning assets would tend to reduce net interest income. The Bank's net interest rate spread decreased between the fiscal years ended June 30, 1994 and June 30, 1996 from 4.18% to 3.13%.

         In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank's net interest income.

Average Balance Sheet, Interest Rates, and Yield

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for or as of the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances, however, management does not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.

                                      At June 30,                                    Year Ended June 30,
                                     -------------           ---------------------------------------------------------------------
                                         1996                            1996                                1995
                                     -------------           ---------------------------------   ---------------------------------
                                                             Average                 Average     Average                 Average
                                 Balance     Yield/Cost      Balance    Interest    Yield/Cost   Balance    Interest    Yield/Cost
                                 -------     ----------      -------    --------    ----------   -------    --------    ----------
                                                                         (DOLLARS IN THOUSANDS)

Interest-earning assets:......
 Loans receivable(1)..........   $79,266          7.95%      $76,096      $6,153         8.09%   $69,378       5,449         7.85%
 Investment securities (2)....     8,496          5.51         6,826         388         5.68      7,257         388         5.35
 Mortgage-backed
  securities..................       537          8.94           770          69         8.96        971          90         9.27
                                 -------                     -------      ------                 -------      ------
Total interest-earning
 assets.......................    88,299          7.72        83,692       6,610         7.90     77,606       5,927         7.64
                                                                          ------                              ------
Non-interest-earning assets...     3,553                       3,042                               2,456
                                 -------                     -------                             -------
Total assets..................   $91,852                     $86,734                             $80,062
                                 =======                     =======                             =======
Interest-bearing liabilities:
 Interest-bearing demand
   deposits...................   $10,930          2.96       $ 9,975         298         2.99    $ 9,204         279         3.03
 Certificates of Deposit......    50,855          5.33        50,093       2,787         5.56     44,695       2,142         4.79
 Savings deposits.............    17,378          3.18        16,572         543         3.28     16,933         558         3.30
 Short-term borrowings........     4,376          5.49         3,105         173         5.57      3,012         165         5.48
                                 -------          -----      -------      ------                 -------       -----
Total interest-bearing
  liabilities.................    83,539          4.58        79,745       3,801         4.77     73,844       3,144         4.26
                                                                          ------                               -----
Non-interest bearing
 liabilities..................     2,113                         833                                 648
                                 -------                     -------                             -------
Total Liabilities.............    85,652                      80,578                              74,492
                                 -------                     -------                             -------

Retained Earnings.............     6,200                       6,156                               5,570
                                 -------                     -------                             -------
Total liabilities and retained
 earnings.....................   $91,852                     $86,734                             $80,062
                                 =======                     =======                             =======
Net interest income...........                                            $2,809                              $2,783
                                                                          ======                              ======
Interest rate spread (3)......                    3.14%                                  3.13%                               3.38%

Net yield on interest-earning
 assets(4)....................                    3.38%                                  3.36%                               3.59%

Ratio of average interest earning
 assets to average interest-
  bearing liabilities.........                  105.70%                                104.95%                             105.09%

                                                             1994
                                               ---------------------------------
                                               Average                 Average
                                               Balance    Interest    Yield/Cost
                                               -------    --------    ----------

Interest-earning assets:......
 Loans receivable(1)..........                 $60,046     $ 4,896         8.15%
 Investment securities (2)....                   5,817         357         6.14
 Mortgage-backed
  securities..................                   1,591         129         8.11
                                               -------     -------
Total interest-earning
 assets.......................                  67,454       5,382         7.98
                                                           -------
Non-interest-earning assets                      2,694
                                               -------
Total assets..................                 $70,148
                                               =======
Interest-bearing liabilities:
 Interest-bearing demand
   deposits...................                 $ 9,745         300         3.08
 Certificates of Deposit......                  31,578       1,317         4.17
 Savings deposits.............                  19,102         631         3.30
 Short-term borrowings........                   4,362         211         4.84
                                               -------      ------
Total interest-bearing
  liabilities.................                  64,787       2,459         3.80
                                                            ------
Non-interest bearing
 liabilities..................                     618
                                               -------
Total Liabilities.............                  65,405
                                               -------


Retained Earnings.............                   4,743
                                               -------
Total liabilities and retained
 earnings.....................                 $70,148
                                               =======
Net interest income...........                              $2,923
                                                            ======
Interest rate spread (3)......                                               4.18%

Net yield on interest-earning
 assets(4)....................                                               4.33%

Ratio of average interest earning
 assets to average interest-
  bearing liabilities.........                                             104.12%



---------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rates (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Year Ended June 30,
                                    -----------------------------------------------------------------------------------

                                          1996 vs 1995                                       1995 vs 1994
                                     -------------------------------                   --------------------------------

                                           Increase (Decrease)                              Increase (Decrease)
                                                  Due to                                           Due to
                                        --------------------------                        --------------------------
                                     Volume        Rate          Net                   Volume        Rate          Net
                                     ------        ----          ---                   ------        ----          ---
                                                                      (In Thousands)
Loans receivable...............      $  528      $  176       $  704                   $  761      $ (208)      $  553
Investment securities..........         (23)         23           --                       88         (57)          31
Mortgage-backed securities.....         (19)         (2)         (21)                     (50)         11          (39)
                                     ------      ------       ------                   ------      ------       ------
Total interest-earning assets        $  486      $  197       $  683                   $  799      $ (254)      $  545
                                     ======      ======       ======                   ======      ======       ======

Interest expense:
  Interest-bearing demand
    deposits...................      $   23      $   (4)      $   19                   $  (17)     $   (4)      $  (21)
  Certificates of Deposit......         259         386          645                      547         278          825
  Savings deposits.............         (12)         (3)         (15)                     (72)         (1)         (73)
  Short-term borrowings........           5           3            8                      (65)         19          (46)
                                     ------      ------       ------                   ------      ------       ------
Total interest-bearing
  liabilities..................      $  275      $  382       $  657                   $  393      $  292       $  685
                                     ======      ======       ======                   ======      ======       ======

Net change in interest income..      $  211      $ (185)      $   26                   $  406      $ (546)      $ (140)
                                     ======      ======       ======                   ======      ======       ======

Financial Condition

         Total assets increased by $8.1 million or 9.7% to $91.9 million at June 30, 1996 from $83.7 million at June 30, 1995 and by $4.8 million at June 30, 1995 from $78.9 million at June 30, 1994, primarily due to increases in loans receivable of $4.5 million and $7.2 million, respectively, as well as increases of $1.1 million and $1.4 million in securities held to maturity, respectively, and offset, in 1995, by a decrease in interest-bearing deposits with other institutions  of $3.6  million.  The  increases  in the  dollar  amount of loans receivable primarily resulted from increases in the dollar amount of one- to four-family mortgage loan portfolio and to a lesser extent in the non-residential real estate, automobile, and commercial loan portfolios.


         The Bank's deposits increased by $6.1 million or 8.1% to $80.8 million at June 30, 1996 and by $7.5 million or 11.1% to $74.7 million at June 30, 1995 from $67.2 million at June 30, 1994. Between 1994 and 1995, the Bank increased the size of its certificates of deposit portfolio through extensive advertising of a "yes we can!" slogan in conjunction with providing above-market interest rates for certificates of deposit with nine month terms. Between 1995 and 1996, the Bank increased the size of its certificates of deposit portfolio and number of deposit accounts as a result of the opening of a new branch office in Follonsbee, West Virginia. During the past several years, the Bank believes its deposits have increased due to funds deposited by customers of other local institutions who experienced higher fees and less personalized service following mergers and acquisitions of financial institutions located in the Bank's market areas.

         The Bank's equity increased by $417,000 or 7.2% to $6.2 million at June 30, 1996 from $5.8 million at June 30, 1995. The Bank's equity increased $713,000 or 14.1% at June 30, 1995 from $5.1 million at June 30, 1994. The increases were primarily the result of earnings for the fiscal years ended June 30, 1996 and 1995.

Comparison of Operating Results for the Years Ended June 30, 1996 and 1995

         Net Income. Net income decreased by $297,000 or 41.6% for fiscal 1996 to $417,000 from $715,000 for fiscal 1995. Net income for fiscal 1996 was reduced primarily as a result of an increase of $253,000 in noninterest expense and an increase in the provision for loan losses of $215,000 partially offset by an increase of $58,000 in noninterest income and a decrease of $87,000 in income taxes.

         Net Interest Income. Net interest income increased by approximately $26,000 or 0.9% to $2.81 million for fiscal 1996 from $2.78 million for fiscal 1995. The interest rate spread decreased to 3.13% for fiscal 1996 from 3.38% for fiscal 1995. The decline in interest rate spread was primarily the result of an increase in the cost of funds due to higher market interest rates for time deposits and an increase in the average balance of time deposits. Net interest income increased between the periods despite this decrease in interest rate spread due to increases in the average balances of both interest-earning assets and interest-bearing liabilities.

         Interest and Dividend Income. Interest income on loans increased by approximately $703,000 to $6.2 million for fiscal 1996 from $5.4 million for fiscal 1995. The increase for fiscal 1996 was largely the result of an increase of $6.7 million in the average balance of loans outstanding during fiscal 1996, to $76.1 million, as compared to fiscal 1995 as well as an increase in the average yield from 7.85% for fiscal 1995 to 8.09% for fiscal 1996.

         Interest Expense. Interest expense on deposits increased by approximately $649,000 or 21.8% to $3.6 million for fiscal 1996 from $3.0 million for fiscal 1995. The increase for fiscal 1996 was substantially due to an increase in the average cost of time deposits to 5.56% in fiscal 1996 from 4.79% in fiscal 1995 as well as an increase in the average balance of time deposits to $50.1 million from $44.7 million during this same period. These average costs and balances on time deposits increased as market interest rates increased in fiscal 1996 and the Bank offered higher interest rates to attract and retain time deposits. Interest expense on FHLB advances increased by $8,000 to $173,000 for fiscal 1996 compared to $165,000 for fiscal 1995, as the amount of, and rate paid on, borrowed funds increased.


         Provision for Loan Losses. The provision for loan losses increased $215,000 or 445.4% to $263,000 for fiscal 1996 from $48,000 for fiscal 1995. The
Bank's ratio of non-performing loans to total loans was 0.55% and 0.33% at June 30, 1996 and 1995, respectively. The increase in the amount of the provision for fiscal 1996 was based on management's decision to increase the allowance from $198,000 at June 30, 1995 to $325,000 at June 30, 1996, as well as take a
$145,000 charge-off during fiscal 1996. The increase in the provision for loan losses was in part the result of a larger loan portfolio and a significant increase from 1995 to 1996 in automobile loans ($1.6 million), non-residential real estate loans ($2.1 million) and commercial loans ($1.0 million). Consumer and commercial loans are generally considered to involve a higher degree of credit risk than one-to four family residential mortgage loans.

This higher degree of credit risks may result in the Bank experiencing an increased provision for possible loan losses over that experienced in the Bank's most recent fiscal year. The $145,000 charge-off during 1996 was related primarily to one loan. See "Business of the Bank -- Analysis of Allowance for Loan Losses."

         Noninterest Income. Noninterest income increased by $58,000 to $294,000 during fiscal 1996 from $236,000 for fiscal 1995. This increase was primarily due to a $16,000 increase in service charges on deposit accounts and a $20,000 gain on the sale of education loans during the year ended June 30, 1996. The increase in service charges on deposit accounts was primarily the result of an increase in the number of deposit accounts.

          Noninterest Expense. Noninterest expense increased to $2.1 million or 13.4% for fiscal 1996 from $1.9 million during fiscal 1995. Compensation and benefits expenses increased by $106,000 or 13.7% to $886,000 for fiscal 1996 from $779,000 for fiscal 1995. The increase in compensation and benefits expenses in fiscal 1996 was primarily the result of cost of living increases, the hiring of additional personnel and increased benefit plan expense. Occupancy and equipment expenses increased by $39,000 or 17.3% to $264,000 for fiscal 1996 due to purchases of data processing equipment and renovation of the branch office. Deposit insurance premiums, professional fees, advertising, data processing charges, and other noninterest expense also experienced an aggregate increase of $108,000 or 12.2% over fiscal 1995 due primarily to increases related to the growth in the certificate of deposit portfolio and increased deposit related services.

         Income Taxes. Income taxes decreased by approximately $87,000 or 24.0% to $276,000 for fiscal 1996 from $363,000 for fiscal 1995. The decrease in fiscal 1996 compared to fiscal 1995 was primarily the result of the decrease in net income before taxes.

Comparison of Operating Results for the Years Ended June 30, 1995 and 1994

         Net Income. Net income decreased by $141,000 or 16.5% for fiscal 1995 to $715,000 from $856,000 for fiscal 1994 primarily as a result of a decrease in net interest income of $140,000 and an increase in noninterest expense of $129,000 or 7.3% partially offset by a decrease in income taxes of $58,000 and a $56,000 addition to net income in fiscal 1994 due to an accounting change that was not repeated in fiscal 1995.

         Net Interest Income. Net interest income decreased to $2.8 million for fiscal 1995 from $2.9 million for fiscal 1994, a decrease of 4.8%. The decrease in net interest income for fiscal 1995 was due to an increase of $684,000 in interest expense that was only partially offset by a $544,000 increase in interest and dividend income.

         Despite an increase in average balances of interest-earning assets and interest-bearing liabilities in fiscal 1994, the interest rate spread decreased in fiscal 1995 to 3.38% from 4.18% for fiscal 1994, resulting in reduced net interest income. The decrease in the interest rate spread was primarily due to an increase in the cost of interest-bearing liabilities and a decrease in the yield on interest earning assets.

         Interest and Dividend Income. Interest income on loans increased by approximately $554,000 or 11.3% to $5.4 million for fiscal 1995. This increase was due to a $9.3 million or 15.5% increase in the average balance of loans in fiscal 1995 as compared to fiscal 1994 offset by a 30 basis point or 3.7% decline in the yield earned on loans between these two periods due to a decrease in market interest rates.

Interest on deposits with other institutions increased by $73,000 or 74.0% to $171,000 for fiscal 1995, interest income on mortgage-backed securities decreased by $40,000 for fiscal 1995 and interest income on investment securities decreased by $43,000 or 18.7% to $188,000 for fiscal 1995. These changes reflect, in part, the decision of management to increase liquidity by shifting assets from less liquid but higher yielding mortgage-backed and investment securities to more liquid but lower yielding deposits with other institutions.

         The yield on the average balance of interest earning assets was 7.64% and 7.98%, respectively, for fiscal 1995 and 1994.

         Interest Expense. Interest expense on deposits increased by approximately $731,000 or 32.5% for fiscal 1995 from $2.2 million for fiscal 1994. The increase for fiscal 1995 was substantially due to an increase of $13.1 million or 41.5% in the average balance of time deposits from $31.6 million in fiscal 1994 to $44.7 million in fiscal 1995 as well as an increase in the cost of time deposits of 62 basis points or 14.9% from 4.17% in fiscal 1994 to 4.79% in fiscal 1995 due to rising market interest rates. Interest on FHLB of Pittsburgh advances decreased $46,000 or 21.8% during fiscal 1995 to $165,000 from $211,000 for fiscal 1994 resulting from a reduction in average borrowings.

         Provision for Loan Losses. The provision for loan losses decreased $8,000 or 14.7% to $48,000 for fiscal 1995 from $57,000 for fiscal 1994. The
Bank's ratio of non-performing loans to total loans was 0.33% and 0.65% at June 30, 1995 and 1994, respectively.

         Noninterest Income. Noninterest income increased $6,000 during fiscal 1995 from $230,000 for fiscal 1994. Service charges on deposit accounts increased $9,000 and other income decreased $3,000.

         Noninterest Expense. Noninterest expense increased $129,000 or 7.3% for fiscal 1995 from $1.8 million during fiscal 1994. Compensation and benefits expense increased $109,000 or 16.2% from fiscal 1994 primarily due to cost of living increases and additional personnel. Data processing charges increased $16,000 or 14.4% for fiscal 1995 from $114,000 for fiscal 1994 due to an increased number of accounts and new services being provided. FDIC deposit insurance premium expense increased $17,000 or 12.8% in fiscal 1995 as the average balance of deposits increased in fiscal 1995.

         Income Taxes. Income taxes decreased by approximately $58,000 or 13.7% to $363,000 for fiscal 1995 from $420,000 for fiscal 1994. The decrease in fiscal 1995 compared to fiscal 1994 was primarily the result of a decrease in net income before taxes.

Liquidity and Capital Resources

         The Bank is required by OTS regulations to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. The Bank's average liquidity ratio was 10.79%, 9.39%, and 13.97% at June 30, 1996, 1995, and 1994, respectively.

         The Bank's sources of liquidity include cash flows from operations, principal and interest payments and prepayments on loans, maturities and prepayments of securities, deposit inflows, and borrowings from the FHLB of Pittsburgh. During fiscal 1996, 1995, and 1994, the primary source of funds was cash flows from deposit growth. Cash flow from net deposit growth was $6.1 million, $7.5 million, and $7.9 million, for fiscal years ending June 30, 1996, 1995, and 1994, respectively. Cash flow used to fund loan growth during these same periods totalled $7.7 million, $7.5 million, and $11.2 million, respectively. Cash flow from the sale of student loans was $1.4 million for fiscal year 1996.

         In addition, from time-to-time the Bank borrows funds from the FHLB of Pittsburgh to supplement its cash flows. At June 30, 1996, the Bank had outstanding borrowings from the FHLB of $4.4 million. See Note 10 to the Consolidated Financial Statements.

         As of June 30, 1996, the Bank had $69,000 of securities classified as available for sale and $4.8 million of investment securities classified as held to maturity. The equity of the Bank at June 30, 1996 was reduced by $9,450 which represents the net unrealized loss on securities classified as available for sale. See Notes 1 and 2 to the Consolidated Financial Statements.

         The Bank has received regulatory approval to open a branch office during 1997 in Wintersville, Ohio. Refurbishing and related expenses for the proposed branch (estimated at approximately $500,000) are not expected to have a material impact on the capital or liquidity of the Bank. However, the opening and operation of the branch will result in additional noninterest expense relating to hiring additional staff and other related expenses.

          The Bank is subject to federal regulations that impose certain minimum capital requirements. At June 30, 1996, the Bank exceeded these capital requirements. See "Historical and Pro Forma Capital Compliance."


         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Further, the disparity in insurance premiums described herein could result in the Bank losing deposits to BIF members that have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Subsequent to June 30, 1996, a one-time assessment was imposed on the Bank and the disparity in insurance premiums was reduced. See "Recent Developments" and "Risk Factors -- Disparity in Insurance Premiums and Special Assessment." Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.


Recent Accounting Pronouncements

         FASB Statement on Disclosures About Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107. The Statement requires the disclosure of the fair value of financial instruments in the footnotes to the financial statements. The Statement is effective for the Bank for fiscal years ending after December 15, 1995.

         FASB Statement on Accounting by Creditors for Impairment of a Loan. In May 1993, FASB issued SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No.

114 generally requires creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. The Statement also addresses the accounting by creditors for loans that are restructured in a troubled debt restructuring involving a modification of terms of a receivable including those involving a receipt of assets in partial satisfaction of a receivable. This Statement is effective for fiscal years beginning after December 15, 1994. In October 1994, FASB amended certain provisions of SFAS No. 114 by the issuance of SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 by eliminating provisions describing how a creditor should report income on an impaired loan and increasing disclosure requirements as to information on recorded investments in certain impaired loans and how a creditor recognizes related interest income. The effective date of SFAS No. 118 is the same as for SFAS No. 114. The adoption of SFAS No. 114 and the amendment by SFAS No. 118 did not have a material effect on the Bank's financial statements.

         FASB Statement on Accounting for the Impairment of Long-Lived Asset and for Long-Lived Assets to be Disposed of. In March 1995, FASB issued SFAS No. 121, which will become effective for fiscal years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Bank's financial statements.

         FASB Statement on Accounting for Mortgage Servicing Rights. In May 1995, FASB issued SFAS No. 122, which will become effective, on a prospective basis, for fiscal years beginning after December 31, 1995. This Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained, an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. However, based on existing conditions, and a preliminary review, management believes that the impact of adopting this Statement will not be material to the Bank's financial statements. Effective January 1, 1997, this Statement will be superseded by SFAS No. 125, which is discussed below.

         FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Bank expects to continue to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Bank's financial statements.

         FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122, which is discussed above. Management has not yet determined the effect, if any, SFAS No. 125 will have on the Company's financial statements.

         In December 1994, the Accounting Standards Division of the American Institute of Certified Public Accountants ("AICPA") approved SOP 94-6, Disclosure of Certain Significant Risks and Uncertainties. SOP 94-6 requires additional disclosure in financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas:
nature of operations, use of estimates in the preparation of financial statements, certain significant estimates and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995. Management does not believe that the adoption of SOP 94-6 will have a material impact on the financial position of the Bank.

         In November 1993, the AICPA issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. Management has determined that, assuming the Common Stock appreciates over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable.

Effect of Inflation and Changing Prices

         The Bank's financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

                             BUSINESS OF THE COMPANY

         The Company is a Delaware corporation organized in September 1996 at the direction of the Bank to acquire all of the capital stock that the Bank will issue upon the Bank's conversion from the mutual to stock form of ownership. The Company is not an operating company and has not engaged in any significant business to date. Management believes that the holding company structure and retention of proceeds from the Offerings will, should it decide to do so, facilitate diversification into other non-banking activities and possible future acquisitions of other financial institutions such as savings institutions and commercial banks, and thereby further its expansion into existing and new market areas and also enable the Company to repurchase its own stock. However, there are no present plans, arrangements, agreements, or understandings, regarding any such activities.

         Upon consummation of the Conversion, the Company will be a unitary savings and loan holding company which, under existing laws, generally would not be restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. The Company will not initially conduct any active business. The Company does not intend to employ any persons other than officers, but will utilize the support staff of the Bank from time to time.

                              BUSINESS OF THE BANK

General

         The Bank attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on one- to four-family residences in its market areas. One-to four-family loans secured by first mortgages totalled $56.0 million, or 69.1%, of the Bank's total loan portfolio at June 30, 1996. To a lesser extent, the Bank originates consumer loans and non-residential real estate loans which totalled $10.1 million, or 12.4%, and $8.3 million, or 10.3%, respectively, of the total loan portfolio at June 30, 1996. The Bank also originates construction loans and other commercial loans.

         The principal sources of funds for the Bank's lending activities are deposits, the repayment and maturity of loans and sale, maturity, and call of securities, and FHLB advances. The principal source of income is interest on loans and the principal expense is interest paid on deposits.

Market Areas

          The Bank operates two offices. The main office is located in Wellsburg, West Virginia, and the branch office is located in Follansbee, West Virginia, both of which are in Brooke County. Wellsburg is located approximately 37 miles west of Pittsburgh, Pennsylvania and 16 miles north of Wheeling, West Virginia on U.S. Route 22. The Pittsburgh International Airport is located approximately 45 minutes from Wellsburg. The Bank's primary market area for lending and deposits consists of Brooke and Hancock Counties of West Virginia and portions of Jefferson County, Ohio and Washington County, Pennsylvania. Regulatory approval to open a new branch office in Wintersville, Ohio, located in Jefferson County, has been received by the Bank.


         The Bank's market areas are characterized by (1) median household and per capita income above that of West Virginia but below that of the United States, (2) housing values below those of West Virginia and the United States, and (3) an employment rate below that of West Virginia and the United States. Economic growth in the Bank's market areas remains dependent upon the local economy. The deposit and loan activity of the Bank is significantly affected by economic conditions in its market areas. However, the economies of the Bank's market areas have been relatively stable. Major area employers include Weirton Steel Corporation, Wheeling Pittsburgh Steel Corporation, American Electric Power and Koppers Industries.

         The Bank serves its market area with a wide selection of residential loans and other retail financial services. Management considers the Bank's reputation for customer service as its major competitive advantage in attracting and retaining customers in its market area. The Bank also believes it benefits from its community orientation, as well as its established deposit base and level of core deposits.

Lending Activities

         General. The Bank's loan portfolio predominantly consists of mortgage loans secured by one- to four-family residences. At June 30, 1996, the Bank's loan portfolio totalled $81.1 million. Loans secured by first mortgages on one- to four-family residences totalled $56.0 million, or 69.1%, of the Bank's total loan portfolio at June 30, 1996. The Bank has not purchased loans in several years and is primarily a portfolio lender. Recently, the Bank has adopted a strategy to sell first mortgage primary residence, one- to four-family fixed-rate loans in the secondary market. At June 30, 1996, such loans held for sale totalled $1.4 million. For its mortgage loan portfolio, the Bank originates fixed-rate (other than first mortgage primary residence loans) and adjustable-rate mortgage loans. At June 30, 1996, adjustable-rate residential one- to four-family mortgage loans totalled approximately 66.8% of the Bank's residential mortgage loans.

         Loan originations are generally obtained from existing customers, members of the local community, and referrals from real estate brokers, lawyers, accountants, and current and past customers within the Bank's lending area. The Bank also advertises on an extensive basis in the local print media and periodically advertises on radio and television. Mortgage loans originated by the Bank in its portfolio generally include due-on-sale clauses that provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

     Analysis of Loan Portfolio. The following table sets forth information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated.

                                                                             June 30,
                                  -------------------------------------------------------------------------------------------------
                                        1996                1995               1994                1993                  1992
                                  ----------------    ----------------    ----------------    ----------------     ----------------

                                  Amount   Percent    Amount   Percent    Amount   Percent    Amount    Percent    Amount   Percent
                                  ------   -------    ------   -------    ------   -------    ------    -------    ------   -------

                                                                   (Dollars in Thousands)
TYPE OF LOANS:
-------------
REAL ESTATE LOANS:
  Construction.............      $ 1,901     2.35%   $ 2,402     3.21%   $ 4,038     5.86%   $ 1,929      3.42%   $ 1,962     3.79%
  1-4 Family(1)............       55,975    69.05     52,711    70.40     48,051    69.67     41,315     73.25     38,079    73.54
  Multi-family.............        1,697     2.09      1,737     2.32      1,367     1.98        849      1.51        885     1.71
  Non-residential..........        8,327    10.27      6,232     8.32      5,519     8.00      3,381      5.99      3,079     5.95
Consumer Loans:
  Home improvement.........        1,119     1.38      1,313     1.75        899     1.30        690      1.22        538     1.04
  Automobile...............        6,178     7.62      4,598     6.14      3,750     5.44      3,935      6.98      3,377     6.52
  Share....................        1,125     1.39      1,026     1.37        809     1.17        818      1.45        734     1.42
  Education................          128     0.16      1,571     2.10      1,608     2.33      1,538      2.73      1,600     3.09
  Other....................        1,512     1.87      1,230     1.64        957     1.39      1,008      1.79        796     1.54
Commercial loans...........        3,100     3.82      2,058     2.75      1,967     2.86        942      1.66        732     1.40
                                 -------   ------    -------   ------    -------   ------    -------    ------    -------   ------
     Total loans...........       81,062   100.00%    74,878   100.00%    68,965   100.00%    56,405    100.00%    51,782   100.00%
                                           ======              ======              ======               ======              ======
Less:
  Loans in process.........       (1,549)             (1,327)             (2,598)             (1,344)              (1,466)
  Deferred loan
   origination fees
   and costs...............         (247)               (296)               (302)               (288)                (195)
  Allowance for possible loan
   losses..................         (325)               (198)               (174)               (119)                (119)
                                 -------             -------             -------             -------              -------
     Total loans, net......      $78,941             $73,057             $65,891             $54,654              $50,002
                                 =======             =======             =======             =======              =======

------------------------
(1) Includes $1,375,000 of one- to four-family mortgages held for sale at June 30, 1996 and home equity and second mortgage loans.

Loan Maturity Tables


         The following table sets forth the estimated maturity of the Bank's loan portfolio, including loans held for sale, at June 30, 1996. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on contractual maturities.


                             1-4 Family                         Non-
                             Residential    Multi-family     residential
                             Real Estate     Real Estate     Real Estate     Construction     Consumer       Commercial       Total
                             -----------     -----------     -----------     ------------     --------       ----------       -----
                                           (In Thousands)

Non-performing...........        $  214           $    55       $    77         $     --       $    87          $     9    $    442
Amounts due:
Within 1 year............         2,959                --             1               --           471            1,354       4,785
Over 1 to 2 years........            58                --           370               --         1,185              227       1,840
Over 2 to 3 years........           243                --            22               --         2,050              230       2,545
Over 3 to 5 years........           534                28           319               50         5,008              869       6,808
Over 5 to 10 years.......         8,466               402         1,738               --         1,121              290      12,017
Over 10 to 15 years......        18,333               612         3,404               --           103               85      22,537
Over 15 years............        25,168               600         2,396            1,851            37               36      30,088
                                -------            ------       -------          -------        ------           ------    --------
Total amount due.........        55,975             1,697         8,327            1,901        10,062            3,100      81,062
                               --------           -------       -------          -------      --------          -------    --------
Less:
Allowance for loan losses           (75)               (8)          (41)               --          (85)            (116)       (325)
Loans in process.........          (162)               --           (30)          (1,217)          (55)             (85)     (1,549)
Net deferred loan fees...          (247)               --            --               --            --               --        (247)
                                -------           -------       -------          -------       -------          -------   ---------
Loans receivable, net....      $ 55,491          $  1,689       $ 8,256          $   684      $  9,922         $  2,899    $ 78,941
                                =======           =======        ======           ======       =======          =======     =======

         The following table sets forth the dollar amount of all loans, including loans held for sale, contractually due after June 30, 1997, and shows the amount of such loans which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                                 At June 30, 1996
                                              Fixed Rates         Adjustable Rates           Total
                                              -----------         ----------------           -----
                                                                   (In Thousands)

One- to four-family..................            $19,494                $33,520             $53,014
Multi-family.........................                699                    998               1,697
Non-residential real estate..........              4,220                  4,106               8,326
Construction.........................                195                  1,706               1,901
Consumer.............................              9,589                     --               9,589
Commercial...........................              1,456                    281               1,737
                                                 -------                 ------             -------
  Total..............................            $35,653                $40,611             $76,264
                                                  ======                 ======              ======


         The following table shows the total loan originations, repayments, and sales activity by the Bank for the periods indicated:

                                                     Year ended June 30,
                                           1996              1995            1994
                                           ----              ----            ----
                                                       (In Thousands)

Total gross loans receivable
  at beginning of period...........          $ 74,878         $ 68,965        $ 56,405

Loans originated:

  1 to 4 family residential........             6,306            7,194          10,494

  Construction.....................             2,962            3,212           4,778

  Multi-family.....................               408               50             837

  Non-residential real estate......             2,013            1,320           2,287

  Consumer.........................             8,083            6,008           3,619

  Commercial.......................             7,789            6,114           4,666
                                               ------           ------          ------

Total loans originated.............            27,561           23,898          26,681

Total loans sold...................             1,488               --              --

Loan principal repayments..........            19,889           17,985          14,121
                                               ------           ------          ------

Net loan activity..................             6,184            5,913          12,560
                                               ------           ------          ------

Total gross loans receivable
  at end of period.................          $ 81,062         $ 74,878        $ 68,965
                                              =======          =======         =======


         One- to Four-Family Residential Loans. The Bank's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in the Bank's primary market areas. The Bank generally originates owner-occupied one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. The Bank will originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, mortgage insurance is required for the amount in excess of 80% of such value. Non-owner- occupied residential mortgage loans are originated up to 80% of the lesser of the appraised value or selling price of the property on a fixed-rate basis only. The Bank also originates construction permanent loans on one- to four-family residences. The Bank retains most of the mortgage loans that it originates. Adjustable-rate mortgage loans, which can adjust annually or every three or five years over the life of the loan depending on the terms of the loan, can have maturities of up to 30 years. Fixed-rate loans can have maturities of up to 30 years depending on the terms of the loan.

         For all adjustable-rate mortgage loans, the Bank requires the borrower to qualify at the initial rate. The Bank's adjustable-rate mortgage loans provide for periodic interest rate adjustments of plus or minus 1% to 2% with a maximum adjustment over the term of the loan as set forth in the loan agreement and usually ranges from 6% to 7% above the initial interest rate depending on the terms of the loan. Adjustable-rate mortgage loans reprice every year, every three years or every five years, and provide for terms of up to 30 years with most loans having terms of between 15 and 30 years. The Bank offers adjustable-rate loans with initial interest rates set below the fully indexed rate.

         The Bank offers adjustable-rate mortgage loans indexed to the weekly average of the one year U.S. Treasury bill. Interest rates charged on mortgage loans are competitively priced based on market conditions and the Bank's cost of funds. Generally, the Bank's standard underwriting guidelines for mortgage loans conform to the Federal Home Loan Mortgage Corporation ("FHLMC") guidelines and most of the Bank's loans are salable in the secondary market. However, it is the current policy of the Bank to remain a portfolio lender for its adjustable rate loans.

         The Bank's one- to four-family residential loan portfolio also includes second mortgage loans and home equity loans secured by second mortgages.

         Non-residential Real Estate Loans. Non-residential real estate loans consist of loans made for the purpose of purchasing the non-residential real estate used as collateral and includes loans secured by mixed residential and commercial use property, professional office buildings, churches and restaurants. At June 30, 1996, non-residential real estate loans totalled $8.3 million, or 10.3% of total loans. Loans secured by non-residential property may be originated in amounts up to 80% of the appraised value for a maximum term of 15 years.

         Consumer Loans. The Bank offers consumer loans in order to provide a wider range of financial services to its customers. Federal savings associations are permitted to make secured and unsecured consumer loans up to 35% of their assets. In addition, savings associations have lending authority above the 35% limitation for certain consumer loans, such as home improvement, automobile and savings account or passbook loans. Consumer or other loans totalled $10.1 million, or 12.4% of the Bank's total loans, of which loans secured by automobiles totalled $6.2 million, or 7.6% of the Bank's total loans at June 30, 1996. The Bank originates automobile loans with terms of up to six years for both new and used automobiles. Most of these automobile loans are originated directly by the Bank. During the past two years, the Bank has begun to originate automobile loans indirectly by purchasing such loans from automobile dealers with whom the Bank provides floor plan financing. Indirect automobile loans are underwritten by the Bank and a fee is remitted to the automobile dealer upon the successful underwriting and closing of the loan. The fee is rebated to the Bank, on a pro rata basis, if the loan is repaid within the first six months. The Bank does not have recourse against the automobile dealer in the event of a default by the borrower. The Bank originates each indirect auto loan in accordance with its underwriting standards and procedures, which are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the financed vehicle as collateral.

         Commercial Loans. Commercial loans, other than commercial real estate loans, consist of, among other things, commercial lines of credit (which include automobile floor plan lines of credit), commercial vehicle loans, and working capital loans and are typically secured by residential or commercial property, receivables or inventory, vehicles comprising the automobile floor plan, or some other form of collateral. Floor plan financing involves continuing financing for an automobile dealer that is secured by automobiles physically located on the dealer's lot. The Bank holds the title to the automobiles during the pendency of the loan. Floor plan financing typically involves high loan origination volume and repayment within 30 days of origination.

          Construction Lending. The Bank makes construction loans primarily for the construction of single-family dwellings. The aggregate outstanding balance of such loans on June 30, 1996 was $1.9 million, representing 2.35% of the Bank's net loan portfolio. Approximately half of these loans were made to persons who are constructing properties for the purpose of occupying them. Such loans may also be made to builders to construct properties for sale. Loans made to builders are generally "pure construction" loans which require the payment of interest at fixed rates during the construction period and the payment of the principal in full at the end of the construction period. Loans made to individual property owners are either pure construction loans or "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at fixed or adjustable interest rates having terms similar to other one- to four-family residential loans.

         Construction loans made to builders who are building to resell have a maximum loan-to-value ratio of 80% of the appraised value of the property. Construction loans to individuals who intend to occupy the finished premises generally have a maximum loan-to-value ratio of 80%.

         Loan Underwriting Risks. Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. These risks have not had an adverse effect on the Bank.

         While non-residential real estate and consumer or other loans provide benefits to the Bank's asset/liability management program by reducing the Bank's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, the Bank believes that the higher yields and shorter terms compensate the Bank for the increased credit risk associated with such loans.

         Commercial lending entails significant additional risks when compared with one- to four-family residential lending. For example, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the project and these risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for commercial office, retail, and warehouse space. In periods of decreasing cash flows, the commercial borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

         In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one- to four-family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower and is usually turned over to a collection agency.

         Construction lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending since the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property's value upon completion of the project and the estimated cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the project.

         Loan Approval Authority and Underwriting. The Bank has established various lending limits for its officers and maintains a Loan Committee. A report of all mortgage loans originated is presented to the Board of Directors monthly. The President and Vice President of the Bank each have the authority to approve all applications for consumer loans up to $35,000 for secured loans and up to $2,500 for unsecured loans, on an aggregate basis, exclusive of mortgage balances on owner-occupied residential property. Five other officers have authority to approve secured consumer credit applications in varying amounts up to $35,000, on an aggregate basis, respectively, exclusive of mortgage balances on owner-occupied residential property.

         The Loan Committee considers all applications for commercial loans up to $100,000, whether secured or unsecured, and all consumer loans in amounts above the lending limit established above, up to $100,000. All loans in excess of those limits set for the Loan Committee require the consideration and approval of the entire Board of Directors.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is generally ordered, income and certain other information is verified and, if necessary, additional financial information is requested. An appraisal from a licensed fee appraiser of the real estate intended to be used as security for the proposed loan is obtained. For construction/permanent loans, funds advanced during the construction phase are held in a loan-in-process account and disbursed based upon various stages of completion in accordance with the results of inspection reports that are based upon physical inspection of the construction by a loan officer. For real estate loans, each title is reviewed by the attorney for the Bank to determine the necessity for title insurance. Historically, the Bank has not required title insurance except in those instances where the attorney has seen a need for title insurance. Borrowers must also obtain fire and casualty insurance (for loans on property located in a flood zone, flood insurance is required) prior to the closing of the loan. The Bank is named as mortgagee/loss payee of this insurance.

         Loan Commitments. The Bank issues written commitments to prospective borrowers on all approved mortgage loans which generally expire within 30 days of the date of issuance. The Bank charges no commitment fees or points to lock in rates or to secure commitments. In some instances, after a review of the rate, terms, and circumstances, commitments may be renewed or extended beyond the 30 day limit. At June 30, 1996, the Bank had $1.5 million of outstanding commitments to originate loans and $1.6 million in undisbursed funds related to construction loans. Management believes that less than 2% of loan commitments expire. Furthermore, at June 30, 1996, the Bank had $2.0 million in unused equity lines of credit.

         Loans to One Borrower. Regulations limit loans-to-one borrower or affiliated group of borrowers in an amount equal to 15% of unimpaired capital and unimpaired surplus of the Bank. The Bank is authorized to lend up to an additional 10% of unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. At June 30, 1996, the Bank's lending limit for loans to one borrower was approximately $1.0 million.

         At June 30, 1996, the largest loan of the Bank was a commercial real estate loan that was secured by a strip mall shopping center and totalled $919,000. At that date, the Bank held a residential mortgage loan with a balance of $181,000 that was secured by the single family residence of one of the guarantors to that $919,000 loan. At June 30, 1996, a customer of the Bank had loans totalling $759,000 that were secured by commercial property such as trucks and commercial real estate of which the largest loan totalled $300,000 and was secured by a golf course. At June 30, 1996, the Bank also had outstanding two loans aggregating $660,000 to an automobile dealer consisting of a $450,000 commercial loan secured by automobiles covered under a floor plan and a $210,000 home mortgage loan. At June 30, 1996, all of the loans discussed above were secured by property located within the Bank's lending market areas, were performing in accordance with their contractual terms, and were within the Bank's lending limit.

Non-Performing and Problem Assets

         Loan Delinquencies. The Bank's collection procedures provide that when a mortgage loan is 30 days past due, a delinquent notice is sent to the borrower and a late charge is imposed in accordance with the mortgage or Deed of Trust agreement. If payment is still delinquent after 90 days, the borrower will receive a notice of default establishing a date by which the borrower must bring the account current or foreclosure proceedings will be instituted. Late charges are also imposed in accordance with the mortgage or Deed of Trust agreement. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, the account is turned over to an attorney for foreclosure. Management meets regularly to determine when foreclosure proceedings should be initiated and the borrower is notified when foreclosure has been commenced. At June 30, 1996, nonaccrual loans and loans past due greater than 90 days totalled $442,000 or 0.48% of total assets.


         Loans are reviewed on a monthly basis and are placed on non-accrual status when considered doubtful of collection by management. Generally, loans past due 90 days or more as to principal or interest and, in the opinion of management, are not adequately secured to insure the collection of the entire outstanding balance of the loan including accrued interest are placed on non-accrual status. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent cash payments are generally applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments would be applied to principal.

         Non-Performing Assets. The following table sets forth information regarding non-accrual loans, accruing loans which are past due more than 90 days as to principal or interest payments, and foreclosed assets. As of the dates indicated, the Bank had no loans categorized as troubled debt restructuring.

                                                                                      At June 30,
                                                        --------------------------------------------------------------------
                                                        1996             1995            1994          1993            1992
                                                        ----             ----            ----          ----            ----
                                                                           (Dollars in Thousands)

Loans accounted for on a non-accrual basis:
Mortgage loans:
  One-to four-family..........................          $  82           $  86          $    7        $    73         $   170
  Multi-family................................             55              --              --             --              --
  Non-residential.............................             --              --              --             --              --
  Construction................................             --              --              --             --              --
Consumer......................................              2               2               2              2              91
Commercial....................................             --              --               6             --              --
                                                        -----           -----           -----         ------          ------
    Total non-accrual loans...................            139              88              15             75             261
                                                       ------          ------          ------         ------          ------
Accruing loans greater than 90 days past due:
  Mortgage loans:
    One-to four-family........................            132             136             132             21              48
    Multi-family..............................             --              --              --             --              --
    Commercial................................             77              --             177             --              --
    Construction..............................             --              --              --             --              --
Consumer......................................             85              24             122             57              --
Commercial....................................              9              --              --             15               5
                                                        -----          ------          ------         ------          ------
Total accruing loans greater than 90 days
  past due....................................            303             160             431             93              53
                                                       ------          ------          ------         ------         -------
Total non-performing loans....................            442             248             446            168             314
Real estate acquired in settlement of loans...             --             334              53            102              99
Other non-performing assets...................             --              --              --             --              --
                                                        -----           -----           -----          -----           -----
Total non-performing assets...................        $   442         $   582         $   499        $   270         $   413
                                                       ======          ======          ======         ======          ======
Total non-performing loans to total loans.....          0.55%           0.33%           0.65%          0.30%           0.61%
                                                        =====           =====           =====          =====           =====
Total non-performing loans to total assets....          0.48%           0.30%           0.57%          0.25%           0.49%
                                                        =====           =====           =====          =====           =====
Total non-performing assets to total assets...          0.48%           0.69%           0.63%          0.41%           0.64%
                                                        =====           =====           =====          =====           =====


         Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $35,000 for the year ended June 30, 1996 and $31,000 was collected and included in the Bank's interest income from non-accrual loans for the year ended June 30, 1996.

         Classified Assets. OTS regulations provide for a classification system for problem assets of insured institutions. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current equity and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that does not currently warrant classification in one of the aforementioned categories.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         In accordance with its classification of assets policy, the Bank regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at June 30, 1996, the Bank had classified $19,415 of assets as substandard, $1,000 of assets as doubtful, $0 as loss, and $172,000 of assets as special mention.

         Real Estate Acquired in Settlement of Loans. Real estate acquired in settlement of loans is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for possible loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses. At June 30, 1995, foreclosed real estate consisted of a former bank building owned by the Bank that was transferred to property, plant and equipment for the purpose of loan file storage during fiscal 1996 and one residential property that was sold at a loss of $23,000 in fiscal 1996. The bank had no real estate acquired in settlement of loans at June 30, 1996.

         Allowances for Loan Losses. Management regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

         The Bank will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Bank's determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after a review of the information available at the time of the OTS examination.

Analysis of Allowance for Loan Losses

         The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:

                                                                     Year Ended June 30,
                                               ---------------------------------------------------------------
                                                  1996          1995          1994          1993          1992
                                                  ----          ----          ----          ----          ----
                                                                 (Dollars in Thousands)

Total loans outstanding(1)..............       $81,062       $74,878       $68,965       $56,405       $51,782
                                                ======        ======        ======        ======        ======
Average loans outstanding...............       $76,096       $69,378       $60,046       $56,533       $50,163
                                                ======        ======        ======        ======        ======
Allowance balance (at beginning
 of period).............................      $    198      $    174      $    119      $    119      $     89
Provision:
  Mortgages.............................            --            37            36            14             3
  Consumer..............................            33            11             7             8            28
  Commercial............................           230            --            14             1             6
Charge-offs:

  Mortgages.............................            --          (22)            --            --           (3)
  Consumer(2)...........................           (4)          (16)           (1)          (25)           (9)
  Commercial(2).........................         (141)            --           (8)            --            --
Recoveries:

  Mortgages.............................            --            --            --            --             3
  Consumer..............................             9             6             7             2             2
  Commercial............................            --             8            --            --            --
                                                 -----         -----         -----         -----         -----
Allowance balance (at end of period)....       $   325       $   198       $   174       $   119       $   119
                                                ======        ======        ======        ======        ======
Allowance for loan losses as a percent
  of total loans outstanding............         0.40%         0.26%         0.25%         0.21%         0.23%
Net loans charged off as a percent of
  average loans outstanding.............       (0.19)%       (0.05)%       (0.01)%       (0.04)%       (0.02)%


------------
(1)      Includes $1,375,000 in loans held for sale.
(2) The charge-offs constitute two secured loans aggregating $145,000 from one borrower who declared bankruptcy in 1996. The Bank filed an objection to the bankruptcy, though there is no assurance that the Bank will receive any recovery on either loan.

Allocation of the Allowance for Loan Losses

         The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Bank. In management's opinion, the allocation has, at best, a limited utility. It is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. In addition, by presenting the allocation, management does not mean to imply that the allocation is exact or that the allowance has been precisely determined from the allocation. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                                                      June 30,
                                     --------------------------------------------------------------------------
                                              1996                      1995                      1994
                                     ----------------------    ----------------------    ----------------------
                                                 Percent of                Percent of                Percent of
                                                  Loans in                  Loans in                  Loans in
                                                    Each                      Each                      Each
                                                  Category                  Category                  Category
                                                  to Total                  to Total                  to Total
                                        Amount     Loans         Amount      Loans         Amount      Loans
                                        ------     ------        ------      -----         ------      -----
                                                               (Dollars in Thousands)
 Mortgages:
   One- to four-family..                $  75      69.05%       $  88       70.40%          $ 65       69.67%
   Multi-family.........                    8       2.09            8        2.32              6        1.98
   Non-residential......                   41      10.27           34        8.32             45        8.00
   Construction.........                   --       2.35           --        3.21             --        5.86
 Consumer...............                   85      12.42           47       13.00             45       11.63
 Commercial.............                  116       3.82           21        2.75             13        2.86
                                         ----     ------         ----      ------            ---      ------
     Total..............                $ 325     100.00%       $ 198      100.00%          $174      100.00%
                                         ====     ======         ====      ======            ===      ======

Investment Activities

         General. The Bank is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short term securities and certain other investments. See "Regulation - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Bank has maintained a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short term demand for funds to be used in the Bank's loan origination and other activities. The Bank classifies its investments as securities available for sale or investments securities held to maturity in accordance with SFAS No. 115. At June 30, 1996, the Bank's investment portfolio policy allowed investments in instruments such as U.S. Treasury obligations, U.S. federal agency or federally sponsored agency obligations, municipal obligations, mortgage-backed securities, banker's acceptances, certificates of deposit, federal funds, including FHLB overnight and term deposits (up to six months), as well as investment grade corporate bonds, commercial paper and the mortgage derivative products described below. The Board of Directors may authorize additional investments.

         The Bank's securities available for sale and investment securities held to maturity portfolios at June 30, 1996 did not contain securities of any issuer with an aggregate book value in excess of 10% of the Bank's equity, excluding those issued by the United States Government or its agencies.

         Mortgage-Backed Securities. To supplement lending activities, the Bank has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include FHLMC, Government National Mortgage Association ("GNMA"), and FNMA.

         The Bank's mortgage-backed securities were classified as held to maturity at June 30, 1996 and were all issued by GNMA or FHLMC, representing participating interests in direct pass-through pools of long-term mortgage loans originated and serviced by the issuers of the securities. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         Mortgage-backed securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate), as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         The Bank has also invested in collateralized mortgage obligations ("CMOs"), a type of mortgage-backed security, and as of June 30, 1996 did not hold any CMOs. CMOs have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by government agencies, government sponsored enterprises, and special purpose entities established by financial institutions and other similar institutions. Some CMO instruments are most like traditional debt instruments because they have stated principal amounts and traditionally defined interest rate terms. Purchasers of certain other CMO instruments are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt servicing and administrative expenses. CMOs may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the CMO and may be riskier than many regular CMO interests.

         At June 30, 1996, the Bank held mortgage-backed securities in its investment securities held to maturity portfolio with an amortized cost of $537,000. The average yield on mortgage-backed securities at June 30, 1996 was 8.94%.

         Securities Portfolio. The following table sets forth the carrying value of the Bank's securities at the dates indicated. At June 30, 1996, the approximate fair value of the Bank's securities available for sale was $68,000 resulting in a net unrealized loss of $9,000.

                                                                          At June 30,
                                                         ------------------------------
                                                           1996              1995             1994
                                                           ----              ----             ----
                                                                  (Dollars in Thousands)

U.S. Government and agency securities.........           $4,800            $3,737           $2,299
Securities available for sale.................               68                84              106
Interest-bearing deposits in other financial
  institutions................................            3,068             2,334            5,976
FHLB Stock....................................              560               502              436
                                                         ------            ------           ------
  Total.......................................           $8,496            $6,657           $8,817
                                                          =====             =====            =====

         The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for the Bank's securities portfolio at June 30, 1996 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                            At June 30, 1996
                                   -------------------------------------------------------------------------------------------------

                                          Less than                 1 to                      5 to                    Over 10

                                           1 year                  5 years                  10 years                   years
                                   ----------------------   ----------------------   ----------------------   ----------------------
                                    Carrying     Average     Carrying     Average     Carrying     Average     Carrying     Average
                                     Value        Yield       Value        Yield       Value        Yield       Value        Yield
                                     -----         -----       -----        -----       -----        -----       -----        -----
                                                                         (Dollars in Thousands)
U.S. Government and
  agencies securities...........    $ 1,000        5.93%      $2,500        6.47%      $  300        7.27%      $1,000        7.95%
Securities available for sale...         --          --           45       11.50           23        9.92           --          --

Interest-bearing deposits in
  other financial
  institutions..................      3,068        5.37           --          --           --          --           --          --
 FHLB stock (1).................        560        6.38           --          --           --          --           --          --
                                    -------      ------       ------      ------       ------        ----       ------        ----

Total...........................    $ 4,628        5.61%      $2,545        6.57%        $323        7.48%      $1,000        7.95%
                                    =======      ======       ======      ======       ======        ====       ======        ----
                                       -------------------------------
                                                    Total
                                                  Securities
                                       -------------------------------
                                        Carrying               Market
                                         Value      Yield      Value
                                         -----      ------     -----
U.S. Government and
  agencies securities...........        $4,800        6.71%     $4,762
Securities available for sale...            68       10.97          68
Interest-bearing deposits in
  other financial
  institutions..................         3,068        5.37       3,068
 FHLB stock (1).................           560        6.38         560
                                        ------       -----      ------

Total...........................        $8,496        6.25%     $8,458
                                        ======       ======     ======

_________________________________
(1) Recorded at cost.

Sources of Funds


         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. The Bank also derives funds from the (1) amortization and prepayment of loans, (2) sales, maturities, and calls of securities, (3) sales of fixed-rate first mortgage primary residence one- to four-family loans, and (4) operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. The Bank may also borrow funds from the FHLB as a source of funds.


         Deposits. Consumer and commercial deposits are attracted principally from within the Bank's primary market areas through the offering of a selection of deposit instruments including savings accounts, NOW accounts, money market accounts, and time deposits or certificate of deposit accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate, among other factors.

         The interest rates paid by the Bank on deposits are set by the President and at the direction of the asset/liability management committee. The Bank determines the interest rate to offer the public on new and maturing accounts by reviewing the market interest rates offered by competitors, the Bank's need for funds, and the current cost of money. The Bank reviews, weekly, the interest rates being offered by other financial institutions within its market areas.

         Savings, money market, and NOW accounts constituted $28.3 million, or 35.0%, of the Bank's deposit portfolio at June 30, 1996. Non-interest bearing deposits constituted $1.6 million or 2.0% of the Bank's deposit portfolio at June 30, 1996. Certificates of deposit constituted $50.9 million or 63.0% of the deposit portfolio of which $7.8 million or 15.3% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. As of June 30, 1996, the Bank had no brokered deposits.

         The following table sets forth the savings activity of the Bank during the periods indicated.

                                                                                     Year Ended June 30,
                                                                                    --------------------
                                                                      1996                  1995                   1994
                                                                      ----                  ----                   ----
                                                                                        (In Thousands)

Net increase before interest credited...................              $3,150                $5,014                 $6,058
Interest credited.......................................               2,923                 2,454                  1,880
                                                                       -----                 -----                  -----
Net increase in deposits................................              $6,073                $7,468                 $7,938
                                                                       =====                 =====                  =====

                                       46

          Deposit Portfolio. Deposits in the Bank as of June 30, 1996, were represented by various types of deposit programs described below.

                                                                         Balance as of
                                                      Interest              June 30,             Percent of
          Category                    Term            Rate (1)                1996                Deposits
          --------                    ----            --------                ----                --------
                                                                            (In thousands)
Transaction Accounts(2):
-----------------------
NOW accounts....................                         (3)                $ 6,373                  7.90%
Super NOW accounts..............                       3.30%                  1,665                  2.06
Regular savings.................                       3.25%                 13,806                 17.09
Passbook plus...................                         (4)                  3,572                  4.42
Money Market accounts...........                       2.75%                  2,893                  3.58
Non interest-bearing accounts...                                              1,607                  1.99
                                                                            -------                 -----
    Total transaction accounts..                                             29,916                 37.04
                                                                            -------                 -----
Certificates of Deposit:
-----------------------
  Fixed Term, Fixed Rate........      31-32 days       3.30%                  3,054                  3.78
  Fixed Term, Fixed Rate........     01-03 months      4.50%                    235                  0.29
  Fixed Term, Fixed Rate........     04-06 months      4.75%                  2,842                  3.52
  Fixed Term, Fixed Rate........     07-09 months      5.10%                 12,435                 15.40
  Fixed Term, Fixed Rate........     11-12 months      5.20%                  5,722                  7.08
  Fixed Term, Fixed Rate........      15 months        5.30%                  2,762                  3.42
  Fixed Term, Fixed Rate........      18 months        5.35%                  1,136                  1.41
  Fixed Term, Fixed Rate........      21 months        5.35%                  2,120                  2.62
  Fixed Term, Fixed Rate........      24 months        5.45%                  2,819                  3.49
  Fixed Term, Fixed Rate........      30 months        5.65%                  3,368                  4.17
  Fixed Term, Fixed Rate........     31-48 months      5.75%                  2,164                  2.68
  Fixed Term, Fixed Rate........     49-96 months      5.90%                  4,438                  5.49
  Jumbo certificates............                                              7,760                  9.61
                                                                              -----                  ----
    Total certificate accounts..                                             50,855                 62.96
                                                                             ------                 -----
     Total deposits.................................................        $80,771                100.00%
                                                                             ======                ======

_____________________________
(1)       Rates are effective as of June 30, 1996.
(2)       No minimum term is specified for transaction accounts.
(3)       NOW accounts with balances less than $200 earn 2.75%, over $200 earn
          3.00%
(4)       Passbook Plus rates are tiered: Tier 1: $5,000-10,000, 3.35%, Tier 2:
          $10,001 - 25,000, 3.40%, Tier 3: $25,001 -75,000, 3.45%, Tier 4:
          $75,001 -100,000, 3.50%, Tier 5: 100,001 and over, 3.55%.

          Time Deposits Maturity. The following table sets forth the amount and maturities of time deposits at June 30, 1996.

                                                                 Amount Due
                                ------------------------------------------------------------------------
                                   12 month        12 month      12 month
                                 period ended    period ended  period ended     After
                                   June 30,        June 30,      June 30,      June 30,
Interest Rate                        1997            1998          1999          2000       Total
-------------                       ------          ------        ------        ------     -------
                                                               (In Thousands)
4.00% or less..                    $ 2,393          $  127        $   13        $  521      $ 3,054
4.01 - 6.00%...                     31,102           3,870         1,454           832       37,258
6.01 - 8.00%...                      3,600           2,431         1,327         3,155       10,513
8.01 - 10.00%..                         30              --            --            --           30
                                   -------          ------        ------        ------      -------
  Total                            $37,125          $6,428        $2,794        $4,508      $50,855
                                   =======          ======        ======        ======      =======

         Time Deposits. The following table indicates the amount of the Bank's time deposits of $100,000 or more by time remaining until maturity as of June 30, 1996.

                            Maturity Period              Time Deposits
                            ---------------              -------------
                                                        (In Thousands)

       Within three months.........................          $ 2,496
       More than three through six months..........            1,445
       More than six through nine months...........              853
       Over nine months............................            2,966
                                                             -------
            Total..................................          $ 7,760
                                                              ======


Borrowings

         The Bank may obtain advances from the FHLB of Pittsburgh to supplement its supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of the Bank's stock in the FHLB of Pittsburgh and a portion of the Bank's first mortgage loans. Each FHLB borrowing has its own interest rate, which may be fixed or variable, and range of maturities. The Bank, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At June 30, 1996, the Bank had $4.4 million in borrowings outstanding from the FHLB of Pittsburgh. See Note 10 to the Notes to Consolidated Financial Statements. At June 30, 1996, the Bank had no other borrowings outstanding.

         The following table sets forth information concerning FHLB advances during the periods indicated (includes both short- and long-term advances).

                                                                                             Year Ended June 30,
                                                                                         ------------------------------
                                                                                           1996                 1995
                                                                                         --------            ----------
                                                                                               (In Thousands)

FHLB advances:
   Average balance outstanding..........................................                  3,105                 3,012
   Maximum amount outstanding at
     any month-end during the period....................................                  4,644                 3,395
   Weighted average interest rate
     during the period..................................................                   5.57%                 5.48%

Total FHLB advances at end of period....................................                  4,376                 2,843



Competition

         The Bank has been able to maintain its position in mortgage loan originations, market share, and deposit accounts throughout its market areas by virtue of its local presence, competitive pricing, and referrals from existing customers. The Bank is one of many financial institutions serving its market areas. The deposit base of the Bank's market areas is sought by many of these financial institutions.

         The competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in the Bank's market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers, many of whom have far greater resources then the Bank.

Subsidiary Activity

         The Bank is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. At June 30, 1996, the Bank had one wholly-owned subsidiary, Advance Financial Service Corporation of West Virginia ("Service Corporation"). The Service Corporation was formed in 1989 to hold stock in the Bank's outside data processing servicer. The Bank's investment in its subsidiary totalled $15,000 at June 30, 1996. As of June 30, 1996, the Service Corporation had not conducted any operations other than to hold the stock of that servicer.

Properties

         The Bank operates from its main office and one branch office. The Bank's total investment in office property and equipment was $3.2 million with a net book value of $2.1 million at June 30, 1996.

                                                                                                        Net Book Value
                                                                                                        Of Real Property
                                                                                                          or Leasehold
                                                                                   Year Leased            Improvements
Location                                                 Leased or Owned           or Acquired            and Equipment
--------                                                 ---------------           -----------            -------------

MAIN OFFICE:
  1015 Commerce Street                                        Owned                   1984                 $1,231,762
  Wellsburg, West Virginia
  27060

BRANCH OFFICE:
  1409 Main Street                                         Leased (1)                 1996                  $ 649,207
  Follansbee, West Virginia
  26037

-----------------------
(1) The Bank holds a 40 year lease on the land upon which its branch office is located. The Bank owns the branch building.


         The Bank owns property in Wintersville, Ohio upon which it expects to construct and open a branch office during 1997. The branch is expected to have a net book value of approximately $500,000 when it is opened.

         In addition, the Bank owns property at 901 Main Street, Follansbee, West Virginia, which was formerly a branch office, and property at 727 Charles Street, Wellsburg, West Virginia, which was formerly the location of the main office. At June 30, 1996, the net book value of the properties was $182,678 and $35,821, respectively.

Personnel

         At June 30, 1996, the Bank had 33 full-time and three part-time employees. None of the Bank's employees are represented by a collective bargaining group. The Bank believes that its relationship with its employees is good.

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank or the Company at June 30, 1996 that would have a material effect on the operations or income of the Bank or the Company.

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
                                   REGULATION

         Set forth below is a brief description of certain laws which relate to the regulation of the Bank and the Company. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Company Regulation

         General. After the Conversion, the Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Bank and not for the benefit of stockholders of the Company. The Company will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and the Securities and Exchange Commission ("SEC").

         QTL Test. As a unitary savings and loan holding company, the Company generally will not be subject to activity restrictions, provided the Bank satisfies the QTL test. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to restrictions applicable to bank holding companies and those activities specified by the OTS as permissible for a multiple savings and loan holding company, unless such other associations each also qualify as a QTL or were acquired in a supervised acquisition. See "- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior OTS approval.

         Federal Securities Law. The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restriction, and other requirements under the Exchange Act.

Bank Regulation

         General. As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal and state statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

         The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they find in the Bank's operations. The Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents.

         The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on the Company and the Bank and their operations.

         Insurance of Deposit Accounts. The Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). If an institution has no tangible capital, the FDIC has the authority, should it initiate proceedings to terminate an institution's deposit insurance, to suspend the insurance of any such institution. However, if a savings association has positive capital when it includes qualifying intangible assets, the FDIC cannot suspend deposit insurance unless capital declines materially, the institution fails to enter into and remain in compliance with an approved capital plan, or the institution is operating in an unsafe or unsound manner.

         Regardless of an institution's capital level, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The FDIC may also prohibit an insured depository institution from engaging in any activity the FDIC determines to pose a serious threat to the SAIF. The management of the Bank is unaware of any practice, condition, or violation that might lead to termination of its deposit insurance.


         The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund. Under this system, a savings association pays within a range of 23 cents to 31 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase such deposit insurance rates on a semi-annual basis if it determines that such action is necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. The SAIF was substantially underfunded at June 30, 1996. In addition, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. The Bank's federal deposit insurance premium expense for the year ended June 30, 1996 amounted to approximately $171,000. By comparison, at June 30, 1996, members of the BIF were required to pay substantially lower, or virtually no, federal deposit insurance premiums. Subsequent to June 30, 1996, the deposit insurance assessment system was revised. See "Recent Developments" and "Risk Factors -- Disparity in Insurance Premiums and Special Assessment."


         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The OTS has adopted a rule requiring a deduction from capital for institutions with certain levels of interest rate risk. This rule is not yet in effect.

         Dividend and Other Capital Distribution Limitations. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to the Bank's Plan. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank -Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of June 30, 1996, the Bank was a Tier 1 institution.

         In the event the Bank's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank would become a Tier 2 or Tier 3 institution and as a result, its ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings association is prohibited from making a capital distribution if, after making the distribution, the savings association would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings association cannot distribute regulatory capital that is needed for the liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1996, the Bank was in compliance with its QTL requirement with approximately 75% of its assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the Bank as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the Bank's capital and collateral in specified amounts must usually be provided by affiliates in order to receive loans from the Bank. Affiliates of the Bank include the Company and any company which would be under common control with the Bank. In addition, a savings association may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

         Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At June 30, 1996, the Bank's required liquid asset ratio was 5%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

         Federal Home Loan Bank System. The Bank is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1996, the Bank had $560,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended June 30, 1996, dividends paid by the FHLB of Pittsburgh to the Bank totalled $34,000.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1996, the Bank's reserve met the minimum level required by the Federal Reserve System.

         Savings associations have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings associations to exhaust all other sources before borrowing from the Federal Reserve System. The Bank had no borrowings from the Federal Reserve System at June 30, 1996.

                                    TAXATION

Federal Taxation

         Savings associations are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings associations such as the Bank, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. The Bank reviewed the most favorable way to calculate the deduction attributable to an addition to its bad debt reserve on an annual basis.

         In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as the Bank, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. An institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on the Bank. At June 30, 1996, the Bank had $347,000 of post 1987 bad-debt reserves.

         Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time. The Bank used the percentage of taxable income method for the tax years ended December 31, 1994 and 1993.

         Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987. The Bank used the experience method for the tax year ended December 31, 1995. See Notes 11 and 12 to the Consolidated Financial Statements.

         The percentage of specially computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

         If an association's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of June 30, 1996, at least 60% of the Bank's assets were qualifying assets as defined in the Code. No assurance can be given that the Bank will meet the 60% test for subsequent taxable years.

         Earnings appropriated to the Bank's bad debt reserve and claimed as a tax deduction including the Bank's supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Bank includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of June 30, 1996, the Bank had approximately $1.0 million of accumulated earnings, representing its base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

         Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings associations, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings association's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

         The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including the Bank, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

         The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which the Bank availed itself of the percentage of taxable income bad debt deduction method.

         The Bank's federal income tax return was last examined by the IRS for the year ended December 31, 1991.

State Taxation

         West Virginia Taxation. The State of West Virginia has a corporate income tax which subjects the Bank's West Virginia taxable income to tax at a 9.00% rate. West Virginia taxable income is computed by applying certain modifications to federal taxable income. The primary modification consists of an allowance factor calculated by dividing the average amount of Federal obligations and securities, West Virginia obligations, and loans secured by residential real property located within the State of West Virginia by the Bank's average total assets for the year.

         The State of West Virginia also has a business franchise tax payable on the average amount of unappropriated retained earnings of the Bank reduced by an allowance factor, as discussed above. The adjusted retained earnings amount is subject to tax at a 0.75% rate. Due to allowable credits for property taxes paid on the Bank's capital, the Bank has not incurred a business franchise tax liability.

         The City of Wellsburg and the City of Follansbee, West Virginia have a business and occupation ("B & O") tax which subjected the Bank's taxable B & O income to tax at a $0.426 per $100 in value and $0.489 per $100 in value, respectively. Taxable B & O income is calculated by applying certain modifications, consisting primarily of deductions of income derived from Federal, state and local obligations and from loans secured by real estate, to the Bank's gross income.

         The Bank also files personal and real property tax returns with the County Assessor's Office in Brooke County, West Virginia.

         Delaware Taxation. As a Delaware corporation with no operations in the State of Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

                            MANAGEMENT OF THE COMPANY

         The Board of Directors of the Company consists of those persons who currently serve as Directors of the Bank. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Stephen M. Gagliardi and James R. Murphy has a term of office expiring at the first annual meeting following the Conversion. A second class, consisting of George H. Johnson, William E. Watson and Gary Young has a term of office expiring at the annual meeting to be held one year thereafter. A third class, consisting of John R. Sperlazza and Noreen Mechling has a term of office expiring at the annual meeting to be held two years thereafter.

         The following individuals hold the executive offices in the Company set forth below opposite their names.

Name                                    Age (1)        Positions Held With the Company
----                                    -------        -------------------------------

Stephen M. Gagliardi                      48           President, Chief Executive Officer, and Director


Noreen Mechling                           62           Treasurer, Chief Financial Officer, and Director


Steve D. Martino                          41           Vice President

----------------
(1)      At June 30, 1996.

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors. Additional information concerning the business experience and compensation of the directors and executive officers of the Company is set forth under "Management of the Bank
- Biographical Information."

                             MANAGEMENT OF THE BANK

Directors and Executive Officers

         The Board of Directors of the Bank is composed of seven members each of whom serves for a term of three years. The Bank's proposed Charter and Bylaws require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and executive officers of the Bank, all of whom will continue to serve in the same capacities after the Conversion.

                                                                                                                  Current
                                                                                              Director            Term
Name                                    Age (1)      Position                                  Since              Expires
----                                    -------      --------                                  -----              -------

Stephen M. Gagliardi                      48         President, Chief Executive                 1983               1997
                                                     Officer, and Director
James R. Murphy                           73         Director                                   1962               1997
George H. Johnson                         74         Director                                   1977               1998
William E. Watson                         59         Director                                   1991               1998
Gary Young                                58         Director                                   1975               1998
Noreen Mechling                           62         Director, Senior Vice                      1994               1999
                                                     President, and Chief
                                                     Financial Officer
John R. Sperlazza                         58         Director                                   1973               1999
Steve D. Martino                          41         Senior Vice President and
                                                     Chief Operating Officer

---------------
(1)      At June 30, 1996.

Biographical Information

         The business experience of each director and executive officer of the Bank is set forth below. All directors and executive officers have held their present positions for a minimum of five years unless otherwise stated.

          Stephen M. Gagliardi is the President and Chief Executive Officer of the Bank and has served in these capacities with the Company since its formation. Mr. Gagliardi is the past Director of the West Virginia Appraiser Licensing and Certification Board and past President of the Brooke County Rotary and the Brooke County United Way. Mr. Gagliardi is Trustee and Treasurer of the Christ Episcopal Church of Wellsburg.

         James R. Murphy has been a director of the Bank since 1962 and a director of the Company since its formation. Mr. Murphy is a majority stockholder of Murphy Consolidated Industries. Mr. Murphy has been employed with this building contractor for 50 years.

          George H. Johnson has been a director of the Bank since 1977 and a director of the Company since its formation. Mr. Johnson is a retired employee of Koppers Co., Inc., a coal, tar and chemicals company. Mr. Johnson is also a director of Municipal Mutual of West Virginia.

          William E. Watson has been a director of the Bank since 1991 and a director of the Company since its formation. Mr. Watson is an attorney in Wellsburg, West Virginia and has practiced law since 1961. Mr. Watson serves as counsel for the Bank. Mr. Watson is the Chancellor (General Counsel) of the West Virginia Conference United Methodist Church, Chairman of the Board of Trustees of West Virginia Wesleyan College and Chairman of the Administrative Board of Wellsburg United Methodist Church.

          Gary Young has been a director of the Bank since 1975 and a director of the Company since its formation. Mr. Young is the Park Director of the Brooke Hills Park in Wellsburg, West Virginia. Mr. Young is a member of the Royal Order of Moose, Brooke County Sportsman Club and Colliers

Sportsman Club.

         Noreen Mechling has been a director of the Bank since 1994 and a director of the Company since its formation. Ms. Mechling has been an employee of the Bank since 1975 and currently serves as Senior Vice President and Chief Financial Officer.

         John R. Sperlazza has been a director of the Bank since 1973 and a director of the Company since its formation. For the past four years, Mr. Sperlazza has been a co-owner of J&J Properties, a real estate rental company, and has been employed with JJ&R Enterprises, a real estate rental company, and Mark's Carry Out. Prior to that time Mr. Sperlazza retired as a co-owner of trucking, mining and coal companies.

          Steven D. Martino has been with the Bank since 1982. Mr. Martino has been a Vice President since 1986 and obtained his current titles in July 1996. Mr. Martino is the current President of the Wellsburg Chamber of Commerce and is the current Campaign Chairman of the Brooke County United Way. He is also a real estate appraiser licensed by the State of West Virginia.

Meetings and Committees of the Board of Directors

         The Bank's Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended June 30, 1996, the Board of Directors held 24 regular meetings and one special meeting. No director attended fewer than 75% of the total meetings of the Board of Directors of the Bank and committees on which such director served during the fiscal year ended June 30, 1996.

         The Audit Committee of the Bank is comprised of Directors Watson, Johnson and Murphy. The President also attends these meetings but is excused during certain portions. The Audit Committee is responsible for developing and maintaining the Bank's audit program. The committee also meets with the Bank's outside auditors to discuss the results of the annual audit and any related matters. The Audit Committee met one time during the 1996 fiscal year.

         The Nominating Committee consists of the entire board of directors and meets annually to select nominees to the Bank's Board of Directors.

Director Compensation

         Members of the Board of Directors received fees of $400 per meeting attended during the 1996 calendar year with up to four, regardless of attendance. Board members receive $35 for attendance at each committee meeting. The Bank paid a total of $71,000 in director fees for the year ended June 30, 1996.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the President and Chief Executive Officer of the Bank. No other executive officer of the Bank had a salary and bonus during the year ended June 30, 1996 that exceeded $100,000 for services rendered in all capacities to the Bank.

                                                              Annual Compensation
                                              ------------------------------------------------------
                                                                                   Other Annual               All Other
Name and Principal Position                   Salary                Bonus            Compensation(1)          Compensation(2)
---------------------------                   ------           ---------------       ---------------          ---------------
Stephen M. Gagliardi                          $81,111           $10,000              $16,500                    $8,305
President and Chief Executive
Officer


-------------

(1) Consists of $9,450 in Board of Directors' fees and $7,050 in expense associated with the use of a company automobile.

(2)  Consists  of a  contribution  of $241 for term life  insurance,  a matching
     contribution   of  $2,526  to  the  401(k)  Plan,   and  a  profit  sharing
     contribution of $5,538.

         Employment Agreements. The Bank intends to enter into employment agreements with Stephen M. Gagliardi, President and Chief Executive Officer and three other officers of the Bank. Mr. Gagliardi's salary under the employment agreement will be based on his then current salary. Mr. Gagliardi's employment agreement will be for a term of three years. The agreements will be terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause, the employee will be entitled to a continuation of the employee's salary from the date of termination through the remaining term of the agreement. Mr. Gagliardi's employment agreement will contain a provision stating that in the event of the termination of employment in connection with any future change in control of the Bank, as defined in the agreement, Mr. Gagliardi will be paid in a lump sum an amount equal to 2.99 times Mr. Gagliardi's five year average annual cash compensation. In addition, the Bank intends to enter into severance agreements with three other officers, which will provide a severance payment upon termination without just cause in the event of a change in control, as
                                       60
defined in the agreements. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.


Other Benefits

         Employee Stock  Ownership  Plan.  The Bank has  established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the Conversion. Participating employees are employees who have completed one year of service with the Bank and have attained the age 21. The Bank will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Bank expects that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by tax-deductible contributions made by the Bank in cash or the Common Stock. Benefits may be paid either in shares of the Common Stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 10% of the Common Stock to be issued in the Conversion (8% if the Bank adopts the RSP within one year after the consummation of the Conversion and the RSP purchases 4% of the Common Stock sold in the conversion), and intends to borrow funds from the Company. See "Proposed Future Stock Benefit Plans - Restrictions on Benefit Plans." The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the Common Stock to be issued in the Offerings (i.e., approximately $656,000, based on the midpoint of the EVR), however, no assurance may be given that ESOP purchases, if any, will not change. This loan will be secured by the shares purchased and earnings thereon. Shares of Common Stock purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Bank anticipates contributing approximately $66,000 annually (based on a 65,600 share purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be limited to an amount that is tax-deductible.

         Shares sold above the maximum of the EVR (i.e., more than 943,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year or terminate service as a result of retirement, death or disability in order to receive an allocation for such plan year. Participant benefits become 100% vested after five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability, or separation from service. The Bank's contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The Board of Directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The Board of Directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

         401(k) Savings Plan. The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan after reaching age 20 1/2 and completing one year (including 1,000 hours) of service. Under the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (i.e., $9,500 in calendar 1995). The Bank matches 50% of the first 6% of employee contributions. The Bank does not match more than 6% of the employee's base salary. Matching contributions vest over a 6 year period beginning after the first year at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. The Bank may make additional contributions. Employee contributions are immediately vested. The Bank intends to amend the 401(k) Plan to permit voluntary investments of plan assets by participants in the Common Stock in the Conversion and thereafter.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is age 65. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code.

          Costs associated with the 401(k) Plan were $56,000 for the year ended June 30, 1996. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "- Employee Stock Ownership Plan."

Proposed Future Stock Benefit Plans

         Stock Option Plan. The Boards of Directors of the Company intend to adopt a stock option plan (the "Option Plan") within one year of the Conversion, subject to approval by the Company's stockholders at a stockholders meeting to be held no sooner than six months after the Conversion. The Option Plan would be in compliance with the OTS regulations then in effect. See "- Restrictions on Benefit Plans." In accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of Common Stock to be issued in the Offerings (i.e., 82,000 shares based upon the sale of 820,000 shares at the midpoint of the EVR) would be reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors, and employees of the Company and the Bank from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors, and employees by facilitating their purchase of a stock interest in the Company. The Option Plan, which would become effective upon stockholder approval of the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. The options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, the Bank's performance, and a comparison of awards given by other institutions converting from mutual to stock form.

         The Company would receive no monetary consideration for the granting of stock options under the Option Plan, however, the Company would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company, however, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

         If the Option Plan is implemented more than one year after the Conversion, the Option Plan will comply with such OTS regulations and policies that are applicable at such time.

         Restricted Stock Plan. The Board of Directors of the Bank and the Company intend to adopt a restricted stock plan (the "RSP") within one year of the Conversion, the objective of which is to enable the Bank to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the Conversion in order for stockholders to vote to approve the RSP. The RSP will be implemented in accordance with applicable OTS regulations. See "- Restrictions on Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, the Bank's performance, and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by the Bank to the trust created for the RSP (the "RSP Trust").

         The Bank will contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of Common Stock that is sold in the Conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the Common Stock is greater than $10.00 per share, the Bank's contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, the Bank's contribution will be decreased. In recognition of their prior and expected services to the Bank and the Company, as the case may be, the officers, employees, and directors responsible for implementation of the policies adopted by the Board of Directors and the profitable operation of the Bank will, without cost to them, be awarded stock under the RSP. Based upon the sale of 820,000 shares of Common Stock in the Offerings at the midpoint of the EVR, the RSP Trust is expected to purchase up to 32,800 shares of Common Stock.

         In accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the market value of the Common Stock on the date an award is granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged, or otherwise disposed of and are required to be held in escrow. The RSP Trustees shall vote all shares held by the RSP trust prior to vesting and delivery of shares to participants.

         If the RSP is implemented more than one year after the Conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Benefit Plans. OTS regulations provide that in the event the Bank implements or adopts stock option or management and/or employee stock benefit plans within one year from the date of Conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the Conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the Conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under any plan, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the Conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received. Plans adopted and implemented more than one year after the Conversion would not necessarily be subject to these limitations. In addition, should the rules and regulations of the OTS be liberalized, the Bank and the Company reserve the right to adopt plans qualifying under the more liberal rules.

Compensation Committee Interlocks and Insider Participation

         The compensation committee consists of the entire Board of Directors. Mr. Gagliardi and Ms. Mechling do not participate in matters concerning their own compensation.

Certain Related Transactions

         The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers and directors. Such loans a) have been made in the ordinary course of business, b) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and c) do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Loans to officers and directors of the Bank and their affiliates, amounted to approximately $615,000 or 9.9% of the Bank's equity at June 30, 1996. Assuming the Conversion had occurred as of June 30, 1996, and assuming the sale of 820,000 shares at the midpoint of the EVR, loans to officers and directors of the Bank at that date would have totalled approximately 4.7% of pro forma stockholders' equity of the Company.

                                 THE CONVERSION

         The Boards of Directors of the Bank and the Company and the OTS have approved the Plan subject to the Plan's approval by the Members of the Bank entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

         On September 3, 1996, the Board of Directors of the Bank adopted the Plan, pursuant to which the Bank would be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank, with the concurrent formation of the Company. It is currently intended that all of the capital stock of the Bank will be held by the Company. The OTS has approved the Plan subject to its approval by the members of the Bank entitled to vote on the matter at a special meeting (the "Special Meeting") called for that purpose and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

         The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of the Common Stock of the Bank to be issued in the Conversion. Pursuant to such OTS approval, the Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the to be issued and outstanding capital stock of the Bank.


         The Conversion will be accomplished through adoption of the proposed Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Bank, at which time the Bank will change its name to Advance Financial Savings Bank and will become a wholly owned subsidiary of the Company. The Conversion will be accounted for at historical cost in a manner similar to a pooling of interests. Under the Plan, the Common Stock is being offered for sale by the Company. As part of the Conversion, the Company is conducting a Subscription Offering of the Common Stock for holders of subscription rights and, depending upon market conditions at or near the completion of the Subscription Offering, may also, or in lieu thereof, conduct a Public Offering. Shares of Common Stock not subscribed for in the Subscription and Public Offerings may be offered on a best efforts basis by a selling group of broker-dealers in a Syndicated Public Offering. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Bank.


         In the event that the Bank is unable to complete the sale of Common Stock and effect the Conversion within 45 days after the end of the Subscription Offering, the Bank may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that the Bank's valuation would not substantially change during any such extension. If the EVR of the Common Stock must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the Conversion cannot be completed within the requisite period, the Bank may not be permitted to complete the Conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the Conversion. No sales of the Common Stock may be completed in the Offerings unless the Plan is approved by the members of the Bank.

         Completion of the Offerings is subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time following approval of the Plan at the Special Meeting that will be required to complete the Offerings. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank upon Conversion together with corresponding changes in the offering price and the net proceeds realized by the Bank from the sale of the Common Stock. In the event the Conversion is terminated, the Bank would be required to charge all Conversion expenses against current income and any funds collected by the Bank in the Offerings would be promptly returned to each potential investor, plus interest at the prescribed rate.

Reasons for the Conversion

         The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the future of mutual institutions generally and the numerous competitive disadvantages which the Bank faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention, and regulatory uncertainty.

         In the opinion of management, if the Bank is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The only realistic growth opportunity available to the Bank as a mutual is branching. The opportunities for a mutual to expand through mergers are extremely scarce. The only realistic merger possibilities are mutual to mutual mergers. As the number of mutual companies dwindles, so do the opportunities for such mergers. Although the Bank does not have any specific acquisitions planned at this time, the Conversion will

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



position the Bank to take advantage of any acquisition opportunities that may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Bank cannot wait until an acquisition is imminent to begin the conversion process.

         As an increasing number of the Bank's competitors convert to stock form and can use stock based compensation programs, the Bank, as a mutual, is at a disadvantage in attracting and retaining qualified management. The Bank believes that the ESOP for all employees and the Stock Option Plan and the RSP for directors, officers, and certain employees are important tools in achieving such goals, even though the Bank will be required to wait until after the Conversion to implement the Stock Option Plan and the RSP. See "Management of the Bank - Proposed Future Stock Benefit Plans."

         Another benefit of the conversion will be an increase in capital. Notwithstanding the Bank's current capital position, the importance of higher levels of capital cannot be ignored in the current interest rate environment. For the last few years, thrift institutions have enjoyed very favorable net interest margins as interest rates dropped to very low levels. In more recent months, interest rates generally have been rising. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts, and changing regulations can threaten even well-capitalized institutions. As a mutual institution, the Bank can only increase capital through retained earnings or the issuance of subordinated debentures, which do not count as Tier I capital for regulatory capital purposes. Capital that may seem unnecessary now may help the Bank withstand future threats to its capital.

         In view of the competitive disadvantage and the ongoing debate about the future of mutual institutions in the wake of regulatory consolidation and other forces, the Bank is choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely used, recognized, and understood stock form of ownership.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank

         Voting Rights. Depositor and borrower members will have no voting rights in the converted Bank and will therefore not be able to elect directors of the Bank or to otherwise participate in the conduct of the affairs of the Bank or the Company unless they hold Common Stock. Currently, these rights are accorded to depositor and certain borrower members of the Bank. Although the Bank holds annual meetings of members for the election of directors and for other purposes, very few members exercise their voting rights. Accordingly, voting control of the Bank has been effectively exercised by the Board of Directors through their individual votes and through proxies given by a limited number of members. Following the Conversion, the Bank will become a wholly owned subsidiary of the Company, which will hold all voting rights in the Bank. Voting rights in the Company will be vested exclusively in the Company's stockholders. Stockholders will be entitled to vote on any matter to be considered by the stockholders of the Company and will be entitled to one vote for each share of the Common Stock owned. See "Certain Restrictions on Acquisition of the Company" with respect to limitations applicable to the rights of stockholders to exercise cumulative voting.

         Savings Accounts and Loans. The Bank's savings accounts, balances of the individual accounts, and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. A discussion of the material taxes applicable to the Bank is included above under "Taxation." A summary of the material tax effects of the Conversion on the Bank and its members is set forth below. The Bank has received an opinion from its counsel, Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., that the Conversion will constitute a nontaxable reorganization under
Section 368(a)(1)(F) of the Code. Among other things, the opinion, filed as an exhibit to the registration

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



statement of which this prospectus is a part, provides that: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in either its mutual form or its stock form, or by the Company, by reason of the proposed Conversion; (ii) no gain or loss will be recognized by the Bank upon the receipt of money from the Company for stock of the Bank, and no gain or loss will be recognized by the Company upon the receipt of money for the Common Stock; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank upon the issuance to them of withdrawable savings accounts in the stock association in the same dollar amount as their savings accounts in the Bank plus an interest in the liquidation account of the stock association in exchange for their savings accounts in the Bank; (vi) the receipt by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of non-transferable subscription rights to purchase shares of the Common Stock under the Plan is taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members to the extent the subscription rights have value; (vii) the basis of each account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion, decreased by the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised;
(x) the Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion; (xi) the Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in its mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the subscription rights, the Bank has received an opinion of Keller which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on such distribution.

         The Bank is subject to West Virginia taxation and has received the opinion of S.R. Snodgrass, A.C. that the Conversion will be treated for West Virginia state tax purposes similar to the Conversion's treatment for federal tax purposes.

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



         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Keller, and S.R. Snodgrass, A.C. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the West Virginia tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Account. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each eligible Account Holder and Supplemental Eligible Account Holder of the Bank is entitled to a liquidating distribution from the liquidation account, pro rata to the value of his or her accounts, of the Bank remaining after liquidation payment of claims of all creditors (including the claims of all account holders to the withdrawal value of their accounts). Each account holder's pro rata share of such liquidating distribution would be in the same proportion as the value of his or her deposit accounts was to the total value of all deposit accounts in the Bank at the time of liquidation.

         Upon a complete liquidation after the Conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A depositor would not have an interest in the residual value of the assets of the Bank above that amount, if any.

         The Plan and OTS rules provide for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the equity of the Bank as of the date of its latest statement of financial condition contained in the final prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she continues to maintain his or her deposit account at the Bank, would be entitled pursuant to a complete liquidation of the Bank after Conversion, to an interest in the liquidation account prior to any payment to stockholders of the Bank. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date, August 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, September 30, 1996. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (June 30) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction the Bank is not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the Common Stock have been granted to all persons and entities entitled to purchase the Common Stock in the Subscription Offering under the Plan. The amount of the Common Stock which these parties may purchase will be determined, in part, by the total amount of Common Stock to be issued and by the availability of the Common Stock for purchase under the categories set forth in the Plan. If the

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



Subscription Offering extends beyond __________, 1997 (45 days following the Expiration Date of the Subscription Offering), subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under "- Limitations on Purchases of Shares." The following priorities have been established:

         Eligible Account Holders. Each Eligible Account Holder (depositors of the Bank with account balances of at least $50 on August 31, 1995) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of Common Stock which is equal to the greater of 10,000 shares ($100,000) sold in the Conversion, one-tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, but in no event shall this number be greater than the maximum purchase limitation specified in the Plan. If the allocation made in this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding August 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders.

         Tax-Qualified Employee Benefit Plans. Tax-qualified employee benefit plans of the Bank ("Employee Plans") have been granted subscription rights to purchase up to 10% of the total shares issued in the Conversion. The ESOP is an Employee Plan and intends to purchase up to 8% of the Common Stock issued in the Conversion.

         The right of Employee Plans to subscribe for the Common Stock is subordinate to the right of the Eligible Account Holders to subscribe for the Common Stock. However, in the event the Offerings result in the issuance of shares above the maximum of the EVR (i.e., more than 943,000 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the Common Stock issued in the Conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

         Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder (depositors who are not Eligible Account Holders of the Bank with account balances of at least $50 on September 30, 1996) will receive non-transferable subscription rights to purchase that number of shares of Conversion Stock which is equal to the greater of 10,000 shares ($100,000) sold in the Conversion, one-tenth of one percent (0.10%) of the total offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. These non-transferable subscription rights shall be granted only in the event

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



that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval. If the allocation made pursuant to this paragraph results in an oversubscription, shares of Common Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation (including the number of shares of Common Stock, if any, allocated in accordance with the subscription rights of Eligible Account Holders) equal to 100 shares of Common Stock or the total amount of his or her subscription, whichever is less. Any shares of Common Stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders.

         The rights of Supplemental Eligible Account Holders to subscribe for the Common Stock is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for the Common Stock.

         Other Members. Other Members (depositors and borrowers who are entitled to vote at a special meeting of members called to vote on the Conversion) who are not Eligible Account Holders or Supplemental Eligible Account Holders, will receive non-transferable subscription rights to purchase up to the greater of 10,000 shares ($100,000), or one tenth of one percent (0.10%) of the total offering, subject to maximum and minimum purchase limitations and exclusive of an increase in the total number of shares issued due to an increase in the maximum EVR of up to 15%, to the extent such stock is available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. If the allocation made pursuant to this paragraph results in an oversubscription when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans, and the Supplemental Account Holders, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his or her total allocation equal to 100 shares of Common Stock or the total number of shares covered by the subscription of the Other Member. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         Members in Non-Qualified States. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of Common Stock to such persons would require the Bank, the Company, or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or
(iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

         Restrictions on Transfer of Subscription Rights and Shares. The OTS conversion regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that

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



such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Expiration Date. The Subscription Offering will expire at 4:00 p.m., Eastern Time, on ____________, 1996, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). Subscription rights will become void if not exercised prior to the Expiration Date.

Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Company may offer shares pursuant to the Plan, to selected persons in a Public Offering on a best-efforts basis through Webb in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. Common Stock sold in the Public Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering.

         No person (or persons acting through a single account) will be permitted to purchase more than 10,000 shares or $100,000 of Common Stock in the Public Offering. No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 15,000 shares or $150,000 of Common Stock in the Public Offering. To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization (if applicable) must be received by Webb prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering ("Public Offering Expiration Date") will be set by the Company at the time of commencement of the Public Offering; provided however, if the Offerings are extended beyond __________, 1997, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In such event, all funds received in the Public Offering will be promptly returned with interest to each purchaser unless he or she affirmatively indicates otherwise.

         In the event the Company determines to conduct a Public Offering, persons to whom a Prospectus is delivered may order shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by Webb, if applicable) and an executed certification along with immediately available funds (which may be obtained by debiting a Webb account) to Webb by not later than the Public Offering Expiration Date (as established by the Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Webb will forward such funds to the Bank to be deposited in a subscription escrow account.

         If an order in the Public Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Webb as nominee for the beneficial owner. In the event that an order is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the funds received to Webb which will then return the funds to purchasers' accounts. If the aggregate pro forma market value of the Company and the Bank, as converted, is less than $6,970,000 or more than $10,844,500, each purchaser will have the right to modify or rescind his or her order.

         If a Public Offering is held, the opportunity to order shares of Common Stock in the Public Offering is subject to the right of the Bank and the Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Syndicated Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering and Public Offering, the Company may offer shares pursuant to the Plan, to the general public in a Syndicated Public Offering on a best efforts basis through a syndicate of selected dealers to be formed and managed by Webb. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Public Offering. The Syndicated Public Offering, if any, will be conducted in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Syndicated Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering. Common Stock sold in the Syndicated Public Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Public Offering.

         No person (or persons acting through a single account) will be permitted to purchase more than 10,000 shares or $100,000 of Common Stock in the Syndicated Public Offering. No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 15,000 shares or $150,000 of Common Stock in the Syndicated Public Offering. To order Common Stock in connection with the Syndicated Public Offering, if any, an executed stock order and account withdrawal authorization (if applicable) must be received prior to the termination of the Syndicated Public Offering. The date by which orders must be received in the Syndicated Public Offering ("Public
Offering Expiration Date") will be set by the Company at the time of commencement of the Syndicated Public Offering; provided however, if the Offerings are extended beyond __________, 1997, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In such event, all funds received in the Syndicated Public Offering will be promptly returned with interest to each purchaser unless he or she affirmatively indicates otherwise.

         In the event the Company determines to conduct a Syndicated Public Offering, persons to whom a Prospectus is delivered may order shares of Common Stock by submitting a completed stock order and account withdrawal authorization and an executed certification along with immediately available funds by not later than the Public Offering Expiration Date. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, such funds will be forwarded by Webb or the selected dealer to the Bank to be deposited in a subscription escrow account.

         If an order in the Syndicated Public Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Webb or the selected dealer as nominee for the beneficial owner. In the event that an order is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the funds received to Webb or the selected dealer which will then return the funds to purchasers' accounts. If the aggregate pro forma market value of the Company and the Bank, as converted, is less than $6,970,000 or more than $10,844,500, each purchaser will have the right to modify or rescind his or her order.

         If a Syndicated Public Offering is held, the opportunity to order shares of Common Stock in the Syndicated Public Offering is subject to the right of the Bank and the Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Ordering and Receiving Common Stock


         Use of Order Forms. Rights to subscribe may only be exercised by completion of an Order Form or stock order and account withdrawal authorization ("Stock Order"), if applicable, in the case of the Public Offering or Syndicated Public Offering. Any person receiving an Order Form or Stock Order who desires to subscribe for shares of Common Stock must do so prior to the Expiration Date or, if applicable, the Public Offering Expiration Date, by delivering (by mail or in person ) to the Bank a properly executed and completed Order Form or Stock Order, together with full payment of the Purchase Price for all shares for which subscription is made; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon consummation of the Conversion. Except for institutional investors, all subscription rights under the Plan will expire on the Expiration Date, whether or not the Bank has been able to locate each person entitled to such subscription rights. The Bank and Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Public Offering at any time prior to the completion of the Conversion. Once tendered, subscription orders cannot be revoked without the consent of the Bank and the Company unless the Conversion is not completed within 45 days of the Expiration Date.


         In the event an Order Form or Stock Order (i) is not delivered and is returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee; (ii) is not received or is received after the Expiration Date or the Public Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans) or, in the case of an institutional investor in the Public Offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the completion of the Conversion; or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form or Stock Order within the time period specified. However, the Company may, but will not be required to, waive any irregularity on any Order Form or Stock Order or require the submission of corrected Order Forms or Stock Orders or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form or Stock Order in no way obligates the Company to waive any other irregularity on any other Order Form or Stock Order. Waivers will be considered on a case by case basis. The Bank and the Company reserve the right in their sole discretion to accept or reject orders received on photocopies or facsimile Order Forms or Stock Orders, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Bank or Company of the terms and conditions of the Plan and of the acceptability of the Order Forms or Stock Orders will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date or, if applicable, the Public Offering Expiration Date, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date . Execution of the Order Form or Stock Order will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms or Stock Orders will only be distributed with a Prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares, computed on the basis of the Purchase Price, will be required to accompany all properly completed Order Forms, on or prior to the expiration date specified on the Order Form unless such date is extended by the Bank or the Company. Employee Plans subscribing for shares during the Subscription Offering may pay for such shares upon consummation of the Conversion. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the Common Stock for which a subscription has been made until the Conversion has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by the Bank at the passbook savings account rate from the date payment is received until the Conversion is completed or terminated. An executed Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Bank, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Offerings will be promptly refunded with interest as described above.

         As indicated above, Webb may enter into agreements with broker-dealers (selected dealers) to assist in the sale of the shares in the Syndicated Public Offering. See also "- Plan of Distribution" and "- Marketing Arrangements." No orders may be placed or filled by or for a selected dealer during the Subscription Offering. After the close of the Subscription Offering, Webb will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the Subscription Offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the Subscription and Public Offerings, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if Webb and the Company believe that enough indications of interest and orders have been received in the Subscription Offering and the Public Offering to consummate the Conversion, Webb will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account established by the Bank for each selected dealer. After payment has been received by the Bank from selected dealers, funds will earn interest at the passbook savings account rate until the consummation of the Conversion. Funds will be promptly returned, with interest, in the event the Conversion is not consummated as described above.

         However, selected dealers who do not hold or receive funds for customers or carry accounts of, or for, customers will (1) instruct their customers who wish to subscribe in the Offerings to make their checks payable to the Bank and (2) will transmit customer checks directly to the Bank by noon of the next business day after receipt by such selected dealer.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Offerings, provided that such IRAs are not maintained on deposit at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offerings. Instructions on how to transfer self-directed IRAs maintained at the Bank can be obtained from the Conversion Information Center ((304)_________ - _________) located at the Bank's main office.

         Federal regulations prohibit the Bank from lending funds or extending credit to any person to purchase the Common Stock in the Conversion.

         Delivery of Stock Certificates. Certificates representing Common Stock issued in the Conversion will be mailed to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         The Common Stock will be offered in the Offerings principally by the distribution of this prospectus and through activities conducted at a Conversion Information Center located at the Bank. The Conversion Information Center is expected to operate during normal business hours throughout the Offerings. It is expected that a registered representative employed by Webb will be working at, and supervising the operation of, the Conversion Information Center. Webb will be responsible for overseeing the mailing of materials relating to the Offerings, responding to questions regarding the Conversion and the Offerings and processing Order Forms and Stock Orders. It is expected that Bank and Company personnel will be present in the Conversion Information Center to assist Webb with clerical matters and to answer questions related solely to the business of the Bank.

         Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers of the Company or registered representatives of Webb. The Company will rely on Rule 3a4-1 promulgated under the Exchange Act, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the Offerings by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.

Limitations on Purchases of Shares

         The Plan provides for certain additional limitations to be placed upon the purchase of the Common Stock by eligible subscribers and others in the Conversion. Each purchaser must purchase a minimum of 25 shares; provided, however, that the minimum number of shares requirement shall not apply if the number of shares of Conversion Stock purchased times the price per share exceeds $500. No person (or persons through a single account) may subscribe for or purchase more than 10,000 shares of Common Stock ($100,000) and no person (or persons through a single account), together with any associate or group of persons acting in concert, may subscribe for or purchase more than 15,000 shares of Common Stock ($150,000), except for the Employee Plans which may purchase up to 10% of the Common Stock issued in the Conversion, but currently intend to purchase 8% of the Common Stock issued in the Conversion. Depending on market conditions and the results of the Offerings, the Board of Directors, in its sole discretion, may increase or decrease the purchase limitation without the approval of the members of the Bank and without resoliciting subscribers, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The OTS regulations governing the Conversion limit the number of shares that officers and directors and their associates may purchase. In the aggregate, the officers and directors or their associates may not purchase more than 34% of the shares of the Common Stock issued pursuant to the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership.

         Requests to purchase additional shares of Common Stock under the Plan will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above and in the Plan. Pro rata reduction within each subscription rights category will be made in allocating shares to the extent that the maximum purchase limitation is exceeded.

         In the event of an increase in the total number of shares offered in the Conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; and (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum.

         The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         The term "officer" is defined in the Plan to mean an executive officer of the Bank and may include the Bank's Chairman of the Board, Chief Executive Officer, President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer shall have the same meaning as used for an officer in the Plan.

         Each person purchasing shares of the Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. In the event that such purchase limitation is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Bank will have the right to purchase from such person at the Purchase Price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Bank to purchase such excess shares will be assignable by the Bank.


         Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the Common Stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the National Association of Securities Dealers, Inc. ("NASD"), members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.


Plan of Distribution


         The Company and the Bank have entered into an Agency Agreement with Webb under which Webb will assist, on a best efforts basis, in the distribution of the Common Stock in the Conversion. Webb is a broker-dealer registered with the NASD. Specifically, Webb will assist in the Subscription Offering in the following manner: (i) training and educating the Company's and the Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process; (ii) conducting information meetings for potential subscribers, if necessary; (iii) managing the sales efforts in the Offerings; and (iv) keeping records of all stock subscriptions. Selected dealers may also be used in the Offerings. See "- Marketing Arrangements."


         Materials for the Offerings have been initially distributed to eligible subscribers by mail, with additional copies available at the Conversion Information Center. In the Subscription Offering, officers of the Company may be available to answer questions about the Conversion. Such officers will not be permitted to make statements about the Bank or the Company unless such information is also set forth in this Prospectus, and they will not be authorized to render investment advice. All subscribers for the shares to be offered will be instructed to send payment directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the closing of the Conversion or its termination.

Marketing Arrangements

         The Bank and the Company have engaged Webb as a financial and marketing advisor in connection with the Offerings and Webb has agreed to act as an underwriter on a best efforts basis to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Webb will receive, as compensation, a fee of 1.5% of the total dollar amount of Common Stock sold in the Offerings, excluding subscriptions by directors, officers and employees of the Bank and the Company and their immediate family members, and the ESOP. Webb will also be reimbursed for its legal fees and expenses up to $30,000. The Bank and the Company have agreed to indemnify Webb, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Webb has received fees totalling $25,000 for consulting and advisory services relating to the Conversion, which fees will be in addition to marketing fees payable to Webb. See "Pro Forma Data" for further information regarding expenses of the Conversion.

         If the Company and the Bank determine to offer shares of Common Stock for sale in the Syndicated Public Offering, Webb will organize and manage the syndicate of selected broker-dealers. Webb is directly responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Public Offering. Other firms may participate under a selected dealers arrangement. Webb and the selected dealers will receive an aggregate fee of up to 5.5% of the aggregate dollar amount of stock sold in the Syndicated Public Offering, and this fee will be in lieu of the marketing and consulting and advisory fees to Webb would otherwise be entitled if the stock were sold through the Offerings. Fees paid to Webb and to any other broker-dealer may be deemed to be underwriting fees and Webb and such broker-dealers may be deemed to be underwriters.

Shares to be Purchased by Management Pursuant to Subscription Rights

         The following table sets forth certain information as to the approximate purchases of Common Stock by each director and executive officer of the Bank and by all directors and officers as a group, including their "associates." All such shares will be purchased for investment purposes and not for purposes of resale. For purposes of the following table, it has been assumed that 820,000 shares (the midpoint of the EVR) of the Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                                          Aggregate
                                                                       Total              Price of              Percent
                                                                       Shares              Shares              of Shares
        Name                            Position                    Purchased(1)        Purchased(1)         Purchased(1)
        ----                            --------                    ------------        ------------         ------------

Stephen M. Gagliardi                 President, Chief                     10,000            $100,000                   1.3%
                                     Executive Officer
                                     and Director
James R. Murphy                      Director                             15,000             150,000                    1.8
John R. Sperlazza                    Director                             15,000             150,000                    1.8
William E. Watson                    Director                             15,000             150,000                    1.8
George H. Johnson                    Director                              5,000              50,000                    0.6
Gary Young                           Director                              2,500              25,000                    0.3
Noreen Mechling                      Director, Senior                      5,000              50,000                    0.6
                                     Vice President and
                                     Chief Financial
                                     Officer

Steve D. Martino                     Senior Vice                           2,500              25,000                    0.3
                                                                           -----              ------                  -----
                                     President and Chief
                                     Operating Officer

Total executive officers
and directors (8 persons)                                                 70,000            $700,000                   8.5%
                                                                          ======             =======                  ====

--------------------
(1)      Does not include shares to be purchased by the ESOP.

Stock Pricing

         Keller, a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including thrift institutions involved in the conversion process, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion. For its appraisal, Keller will receive a fee of $17,000, including out-of-pocket expenses. Keller will receive a fee of $1,000 for certain appraisal updates. The Bank has agreed to indemnify Keller under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to Keller, except where Keller is determined to have been negligent or failed to exercise due diligence in the preparation of the appraisal.

         The appraisal was prepared by Keller in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the State of West Virginia which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, Keller has advised the Bank that it has considered and will consider the effect of the additional capital raised by the sale of the Common Stock on the estimated aggregate pro forma market value of such shares. The appraisal has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Additional Information."

         On the basis of the above, Keller has determined, in its opinion, that as of September 6, 1996, the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion was $8,200,000. The Company has determined to offer the shares in the Conversion at a price of $10.00 per share. By dividing the price per share into the estimated aggregate value, the Company initially plans to issue 820,000 shares. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Keller has established a range of value from $6,970,000 to $9,430,000 for this offering (the Estimated Valuation Range) that will be updated prior to consummation of the Conversion. If the final value is outside the Estimated Valuation Range, the total number of shares being offered will be further adjusted and a new Estimated Valuation Range may be established without resolicitation of subscriptions and without the approval of the Bank's members, unless required by the OTS or unless the final valuation is less than $6,970,000 or more than $10,844,500 (15% above the maximum of the Estimated Valuation Range).

         The Board of Directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The Board of Directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions or the methodology.

         No sale of the shares will take place unless prior thereto Keller confirms to the OTS that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the Purchase Price on an aggregate basis was incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale thereof. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be set and subscribers may be resolicited. Subscribers will not be resolicited in the event the final valuation is not less than the minimum of the Estimated Valuation Range and is not more than 15% above the Estimated Valuation Range.

         The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the appraisal, Keller has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. Keller did not independently verify the financial statements and other information provided by the Bank, nor did Keller value independently the assets and liabilities of the Bank. The appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices within the estimated range at the time of the Offerings.

Number of Shares to be Issued in the Conversion

         Depending on market and financial conditions at the time of the completion of the Offerings, the Company may significantly increase or decrease the number of shares to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the change in the number of shares to be issued in the Conversion results in an offering which is either below the minimum of the EVR or materially above the maximum of the EVR, provided that up to a 15% increase in the maximum of the EVR will not be deemed to be material. Any adjustments to the EVR as a result of market and financial conditions would be subject to OTS review.

         In the event of a material increase in the valuation, the Company may increase the total number of shares to be issued in the Conversion. An increase in the total number of shares to be issued in the Conversion would decrease both a subscriber's ownership interest and the pro forma equity and income on a per share basis while increasing the pro forma net income and equity and income on an aggregate basis. If the number of shares to be offered is to be increased, any person who subscribed in the Subscription Offering for the maximum number of shares permitted may be given the opportunity to purchase an additional number of shares sufficient to make the total number of shares of the Common Stock purchased by such subscriber equal to the same percentage of the increased number of shares of Common Stock to be issued in the Conversion. Purchase limitations will be based on the actual number of shares issued in the Conversion.

         In the event of a material reduction in the valuation, the Bank may decrease the number of shares to reflect fully the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the pro forma equity on a per share basis while decreasing equity on an aggregate basis. A decrease in the total number of shares to be issued in the Conversion would not affect subscription rights by reducing the maximum number of shares that may be purchased under various purchase limitations and would not change the number of shares that a subscriber may purchase unless the purchase limitation was also changed. However, such a decrease could reduce the amount of shares allocated in the event of an oversubscription.

Restrictions on Repurchase of Stock

         Generally, within one year following the Conversion, the Company may not repurchase Common Stock and in the second and third year following the Conversion, the Company may only repurchase Common Stock as part of an open-market stock repurchase program in an amount up to 5% of the outstanding stock during each of those two years, provided the repurchase does not cause the Bank to become undercapitalized and at least 10 days prior notice of the repurchase is provided to the OTS. The OTS may disapprove the repurchase program upon a determination that (1) the repurchase program would adversely affect the financial condition of the Bank, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the Regional Director of the OTS may permit repurchases after six months following the Conversion and may permit additional repurchases during the second and third year. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Transferability by Directors and Officers

         Shares of the Common Stock purchased by directors and officers of the Company shall be subject to the restriction that said shares shall not be sold for a period of one year following completion of the Conversion, except for a disposition of shares in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Company approved by the regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the foregoing restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction relating to the transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For a period of three years following the Conversion, no director or officer of the Bank, the Company or their associates may, without the prior approval of the OTS, purchase any shares of Common Stock other than from or through a broker or dealer registered with the SEC unless the purchase involves more than 1% of the outstanding shares of Common Stock through an arm's length transaction.

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Bank will be final, however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members at the Special Meeting, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members of the Bank to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded.

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan and the affirmative vote of not less than a majority of the total number of votes of the members of the Bank eligible to be cast at the Special Meeting and the sale of all shares of Common Stock within 24 months following approval of the Plan by members. If these conditions are not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.

Other

         All statements made in this prospectus are hereby qualified by the contents of the Plan, the material terms of which are set forth herein. The Plan is attached to the Proxy Statement. Copies of the Plan are available from the Bank and it should be consulted for further information.

Adoption of the Plan by the Bank's members authorizes the Board of Directors to amend or terminate the Plan.

               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

         Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from takeovers which the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company or the Company's stockholders.

         The following discussion is a general summary of certain material provisions of the Company's Certificate of Incorporation and Bylaws and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Company's Certificate of Incorporation and Bylaws

         Limitations on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the Conversion of the Bank, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. After five years from the date of the Conversion, a beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of Common Stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the Common Stock is beneficially owned by a person) and (2) limit the vote on Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the Common Stock is beneficially owned by a person more than five years after the Conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Certificate of Incorporation of the Company further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

          Election of Directors. Certain provisions of the Company's Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Company's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The Certificate of Incorporation of the Company provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, or a Committee of the Board or other person so empowered by the Bylaws. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Absence  of   Cumulative   Voting.   The   Company's   Certificate   of
Incorporation provides that there shall be no cumulative voting rights in the election of directors.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Common Stock and 500,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

         Procedures for Certain Business Combinations. The Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares of the Company entitled to vote in the election of director in order for the Company to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Stockholder (as defined below) or any affiliates of the Principal Stockholder, unless the proposed transaction has been approved in advance by the Company's Board of Directors, excluding those who were not directors prior to the time the Principal Stockholder became the Principal Stockholder. The term "Principal Stockholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the Common Stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

         The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of Directors cast at a meeting called for that purpose.

         Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank and the Company in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believe these provisions are in the best interests of the Bank and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         Effect of Takeover Defenses on Stockholder Interests. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

         Potential Negative Impact of Takeover Defenses on Stockholder Interests. Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.


         Effect of Employment and Severance Agreements. The Bank intends to enter into an employment agreement with President Stephen M. Gagliardi that provides for payments in the event of termination of employment following a change in control, as defined in the agreement, of 2.99 times the five year average compensation paid to Mr. Gagliardi. In addition, the Bank intends to enter into employment agreements with three other officers that provide for payments in the event of termination of employment following a change in control, as defined in the agreements. At June 30, 1996, such payments, in the aggregate, would have totalled approximately $637,000, rendering an acquisition, followed by termination of their employment, more expensive to a possible acquiror as a result of these agreements. See "Management of the Bank - Executive Compensation - Employment Agreements."


         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

         Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control, and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 2,000,000 shares of the Common Stock, $0.10 par value per share, and 500,000 shares of serial preferred stock, $0.10 par value per share. The Company currently expects to issue up to 943,000 shares of Common Stock in the Conversion. The Company does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by the Company, the Bank, the FDIC, or any other government agency.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposits at the Bank.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

          Transfer Agent and Registrar. _____________________________________ is
expected to act as the transfer agent and registrar for the Common Stock of the Company.


         Issuance of Additional Shares. Except in the Subscription and Public Offerings and possibly pursuant to the RSP or Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. See "Risk Factors - Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.


         For additional information, see "Dividends," "Regulation," and "Taxation" with respect to restrictions on the payment of cash dividends; "- Restrictions on Transferability by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Certain Restrictions on Acquisition of the Company" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock

         None of the 500,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations, and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

         The legality of the Common Stock has been passed upon for the Bank and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Webb will be passed upon by Elias, Matz, Tiernan & Herrick, LLP, Washington, D.C. The federal income tax consequences of the Conversion have been passed upon for the Bank and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The West Virginia income tax consequences of the Conversion have been passed upon for the Bank and the Company by S.R. Snodgrass, A.C..

                                     EXPERTS

           The consolidated financial statements of the Bank as of June 30, 1996 and for the three years ended June 30, 1996, appearing in this prospectus have been audited by S.R. Snodgrass, A.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Keller has consented to the inclusion herein of a summary of its appraisal report setting forth its opinion as to the estimated pro forma market value of the Common Stock to be issued in the Conversion and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing herein.

                            REGISTRATION REQUIREMENTS

         The Common Stock of the Company will be registered pursuant to Section 12(g) of the Exchange Act prior to completion of the Conversion. The Company will be subject to the information, proxy solicitation, insider trading restriction, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. The Company will not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302 without charge.

         A copy of the Certificate of Incorporation and Bylaws of the Company are available without charge from the Bank.

                     ADVANCE FINANCIAL SAVINGS BANK, f.s.b.

                   Index to Consolidated Financial Statements

                                                                         Page(s)

Independent Auditors' Report ...............................................F-1

Consolidated Balance Sheet as of June 30, 1996

  and June 30, 1995.........................................................F-2

Consolidated Statement of Income for the Years

  Ended June 30, 1996, 1995 and 1994.........................................17

Consolidated Statement of Retained Earnings for the

  Years Ended June 30, 1996, 1995, and 1994 ............................... F-3

Consolidated Statement of Cash Flows for the

  Years Ended June 30, 1996, 1995, and 1994 ................................F-4

Notes to Consolidated Financial Statements .................................F-6

All schedules (other than financial data schedules) are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for the Company have not been included because the Company will not engage in material transactions until after the Conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses, or contingent liabilities.

                     [LETTERHEAD OF S.R. SNODGRASS, A.C.]
                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------


Board of Directors
Advance Financial Savings Bank, f.s.b.

We have audited the accompanying consolidated balance sheet of Advance Financial Savings Bank, f.s.b. and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Financial Savings Bank, f.s.b. and Subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

As explained in the notes to the financial statements, effective July 1, 1995, the Bank changed its method of accounting for the impairment of loans and the related allowance for loan losses, effective July 1, 1994, changed its method of accounting for investment securities, and also effective July 1, 1993, changed its method of accounting for income taxes.


/s/ S.R. SNODGRASS, A.C.
Steubenville, Ohio
August 19, 1996, except for the subsequent
  events as described in Note 17, which is
  as of September 30, 1996

                    ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                                AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET

                                                                                   June 30,
                                                                            1996             1995
                                                                         -----------      -----------
                                                                                           Restated
                                    ASSETS
Cash and Cash Equivalents
  Cash and amounts due from banks                                       $    948,671      $   805,791
  Interest-bearing deposits with other institutions                        3,067,912        2,333,592
                                                                         -----------      -----------
         Total cash and cash equivalents                                   4,016,583        3,139,383

Investment Securities
   Securities held to maturity (fair value of $4,761,709
    and $3,740,156)                                                        4,799,596        3,736,914
   Securities available for sale                                              68,549           83,787
                                                                         -----------      -----------
         Total investment securities                                       4,868,145        3,820,701

Mortgage-backed securities (fair value of
 $561,203 and $945,564)                                                      536,808          907,707
Loans held for sale                                                        1,375,143                -
Loans receivable, (net of allowance for loan
   losses of $324,983 and $197,833)                                       77,565,831       73,057,262
Office properties and equipment, net                                       2,099,470        1,271,151
Federal Home Loan Bank Stock, at cost                                        559,500          501,800
Accrued interest receivable                                                  521,187          545,343
Real estate acquired in settlement of loans                                        -          334,121
Other assets                                                                 309,726          168,735
                                                                         -----------      -----------

         Total assets                                                    $91,852,393      $83,746,203
                                                                         ===========      ===========

                                LIABILITIES AND RETAINED EARNINGS

Deposit accounts                                                         $80,770,646      $74,698,144
Advances from Federal Home Loan Bank                                       4,376,452        2,842,887
Advances from borrowers for taxes and insurance                              182,977          168,229
Accrued interest payable and other liabilities                               322,439          254,434
                                                                         -----------      -----------
         Total liabilities                                                85,652,514       77,963,694

Retained Earnings - substantially restricted                               6,209,329        5,791,963
Net unrealized loss on securities                                             (9,450)          (9,454)
                                                                         -----------      -----------

         Total retained earnings                                           6,199,879        5,782,509
                                                                         -----------      -----------

         Total liabilities and retained earnings                         $91,852,393      $83,746,203
                                                                         ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                     ADVANCE FINANCIAL SAVINGS BANK, F.S.B
                                AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                           Retained                Net
                                                          Earnings -           Unrealized            Total
                                                        Substantially            Loss on           Retained
                                                         Restricted            Securities           Earnings
                                                        -------------         -----------         -----------
Balance, June 30, 1993                                  $ 4,221,540           $       -           $ 4,221,540

Net income, as restated                                     855,715                   -               855,715

Net unrealized loss on securities                                 -              (7,585)               (7,585)
                                                        -----------           ---------           -----------

Balance, June 30, 1994, as restated                       5,077,255              (7,585)            5,069,670

Net income                                                  714,708                   -               714,708

Net unrealized loss on securities                                -               (1,869)               (1,869)
                                                        -----------           ---------           -----------

Balance, June 30, 1995, as restated                       5,791,963              (9,454)            5,782,509

Net income                                                  417,366                   -               417,366

Net unrealized gain on securities                                -                    4                     4
                                                        -----------           ---------           -----------

Balance, June 30, 1996                                  $ 6,209,329           $  (9,450)          $ 6,199,879
                                                        ===========           =========           ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                                AND SUBSIDIARY
                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                               Year Ended June 30,
                                                                 1996                 1995                   1994
                                                             ------------         ------------           ------------
                                                                                                            Restated
OPERATING ACTIVITIES
   Net income                                               $    417,366         $    714,708           $    855,715
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation, amortization and accretion, net               127,177              111,814                106,333
     Provision for loan losses                                   262,942               48,208                 56,511
     Gain on sale of real estate owned                            (5,446)              (5,945)                  (290)
     Gain on sale of loans                                       (20,364)                   -                      -
   Origination of loans held for sale                         (1,485,034)                   -                      -
   Proceeds from the sale of loans                               110,088                    -                      -
   Increase in accrued interest receivable
      and other assets                                          (113,459)            (211,259)                (6,812)
   Increase (decrease) in accrued interest payable
     and other liabilities                                        65,826                3,094                 (5,061)
   Decrease in federal income tax payable                         (3,836)              (3,444)               (71,740)
   Increase in deferred federal income taxes                       2,183               26,553                  7,504
                                                             -----------          -----------            -----------

         Net cash provided by (used for)
             operating activities                               (642,557)             683,729                942,160
                                                             -----------          -----------            -----------
INVESTING ACTIVITIES
   Purchases of held to maturity securities                   (3,050,000)          (1,737,800)              (997,734)
   Proceeds from maturities of held to maturity
    securities                                                 1,987,130              300,000              2,899,648
   Proceeds from redemptions of available for sale
    securities                                                    14,310               19,345                      -
   Principle collected on mortgage-backed securities             369,643              219,580              1,075,089
   Purchases of Federal Home Loan Bank Stock                     (57,700)             (65,600)               (18,100)
   Proceeds from the sale of student loans                     1,378,046                    -                      -
   Net increase in loans                                      (6,259,933)          (7,501,134)           (11,244,593)
   Purchases of office properties and equipment                 (786,000)             (82,949)               (69,169)
   Proceeds from sales of real estate acquired in
    settlement of loans, net                                     303,446               12,465                      -
                                                             -----------          -----------            -----------
         Net cash used for investing activities               (6,101,058)          (8,836,093)            (8,354,859)
                                                             ===========          ===========            ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                                AND SUBSIDIARY
               CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

                                                                               Year Ended June 30,
                                                                    1996              1995               1994
                                                                ------------      ------------      ------------
                                                                                                       Restated
FINANCING ACTIVITIES
  Net increase in deposits                                      $  6,072,502      $  7,467,952      $  7,937,939
  Net increase (decrease) in advances
    from Federal Home Loan Bank                                    1,533,565        (3,350,000)        3,842,887
  Net change in advances for taxes and insurance                      14,748            56,827                 -
                                                                 -----------       -----------       -----------

        Net cash provided by financing activities                  7,620,815         4,174,779        11,780,826
                                                                 -----------       -----------       -----------

        Increase (decrease) in cash and cash equivalents             877,200        (3,977,585)        4,368,127

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                             3,139,383         7,116,968         2,748,841
                                                                 -----------       -----------       -----------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR                                                 $ 4,016,583       $ 3,139,383       $ 7,116,968
                                                                 ===========       ===========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1996 AND 1995


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

     NATURE OF OPERATIONS
     --------------------

     Advance Financial Savings Bank, f.s.b. (the "Bank"), a federally-chartered Bank, and its wholly-owned service corporation subsidiary, Advance Financial Service Corporation of West Virginia, are located in Wellsburg, WV. The Bank's principal sources of revenue emanate from its portfolio of residential real estate and consumer loans, as well as, interest earnings on investment securities, interest-bearing deposits with other financial institutions, and a variety of deposit services provided to its customers through two locations. The Bank is subject to regulation and supervision by the Office of Thrift Supervision and Federal Deposit Insurance Corporation.

     BASIS OF PRESENTATION
     ---------------------

     The consolidated financial statements include the accounts of Advance Financial Savings Bank, f.s.b. and its wholly-owned subsidiary, Advance Financial Service Corporation of West Virginia. All material intercompany balances and transactions have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible the allowance for loan losses and foreclosed assets may change materially in the near term.

     INVESTMENT SECURITIES
     ---------------------

     Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using a method approximating a level yield. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in retained earnings. The cost of securities sold is recognized using the specific identification method.

     MORTGAGE-BACKED SECURITIES
     --------------------------

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using a method approximating a level yield over the remaining period to contractual maturity, adjusted for anticipated prepayments. Management intends and has the ability to hold such securities to maturity. Should any be sold, the cost of the securities sold is determined using the specific identification method.

     LOANS HELD FOR SALE
     -------------------

     Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 1996, the cost of loans held for sale was equal to market value.

     LOANS
     -----

     Loans are stated at unpaid principal balances, less loans in process, net deferred loan fees, and the allowance for loan losses.

     Loan origination and commitment fees, as well as, certain direct origination costs are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.


     Loans are generally placed on nonaccrual status when principal or interest is delinquent for 90 days or more except for those loans which, in management's judgment, are adequately secured and for which collection is probable. Any unpaid interest previously accrued on those loans is reversed from income, and thereafter, interest is recognized only to the extent of payments received.


     ALLOWANCE FOR LOAN LOSSES
     -------------------------

     Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. These Statements prescribe recognition criteria for loan impairment, generally related to commercial loans, and measurement methods for certain impaired loans and all loans whose terms are modified in trouble debt restructurings subsequent to the adoption of these Statements. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement.

     Management has determined that first mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogenous loans are to be collectively evaluated. Accordingly, such loans are outside the scope of Statement Nos. 114 and 118.

     Management considers an insignificant delay, which is defined as 90 days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

     -------------------------

     Under this Standard, the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement No. 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. The adoption of the statements did not have a material effect on the Bank's financial position or results of operations.

     Impaired loans, or portions thereof, are charged-off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses.

     Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

     The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to change in the near term.

     REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS
     -------------------------------------------

     Real estate acquired in settlement of loans is classified separately on the balance sheet at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure, the value of the underlying collateral is written down by a charge to the allowance for possible loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition are included in other expenses.

     OFFICE PROPERTIES AND EQUIPMENT
     -------------------------------

     Land is carried at cost; buildings and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed primarily by the straight-line method based upon the estimated useful lives of the assets which range from five to forty years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

     INCOME TAXES
     ------------

     Effective July 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this accounting standard, deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

     RETIREMENT PLAN
     ---------------

     The Bank maintains a profit sharing plan for all employees meeting special service requirements.

     RECLASSIFICATION
     ----------------

     Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the current year presentation. These reclassification had no effect on net income.

     PRIOR PERIOD ADJUSTMENT
     -----------------------

     Net income for the year ended June 30, 1994 decreased by $189,692 to correct an error in the initial calculation of the cumulative effect adjustment in connection with the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The error had no effect of net income for the years ended June 30, 1996 and 1995.

     CASH FLOW INFORMATION
     ---------------------

     The Bank has defined cash and cash equivalents as cash on hand, amounts due from depository institutions, and overnight deposits with the Federal Home Loan Bank.

     Cash payments for interest for the fiscal years ended June 30, 1996, 1995, and 1994 were $3,801,247, $3,146,659, and $2,463,460. Cash payments for federal income taxes for the fiscal years ended June 30, 1996, 1995, and 1994 were $241,884, $300,840, and $479,807.

     Non cash investing activity included mortgages originated and office properties created from sales and transfers of real estate owned totaling $172,110, $10,835, and $88,900, and real estate acquired in settlement of loans of $130,543, $298,000, and $39,031 for the fiscal years ended June 30, 1996, 1995, and 1994 respectively.

     During the period ended June 30, 1994, securities with an amortized cost of $114,012 were transferred to investment securities available-for-sale. The securities had an unrealized loss of $7,585. There were no securities transferred between classifications during the period ended June 30, 1995 and 1996.

     RECENT ACCOUNTING PRONOUNCEMENTS
     --------------------------------

     During the second quarter of 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which becomes effective for the Bank in fiscal year 1997. This Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Impairment would be considered when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Management does not anticipate that implementation of this Statement will have a material, if any, effect on its consolidated financial condition or results of operations.

     Statement of Financial Accounting Standards Statement No. 122, Accounting for Mortgage Servicing Rights, was issued in May, 1995 and becomes effective for fiscal year 1997. This statement allows enterprises engaged in mortgage banking activities to recognize as separate assets the rights to service mortgage loans originated for sale. Additionally, the Bank must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Presently, the Bank does not anticipate that implementation will have a material, if any, effect on its consolidated financial condition or results of operations.

2.   INVESTMENT SECURITIES

     Securities held-to-maturity are as follows:

                                                                       1996
                                           ----------------------------------------------------------
                                                                Gross         Gross
                                             Amortized       Unrealized    Unrealized         Fair
                                               Cost             Gains        Losses           Value
                                             ---------       ----------    ----------        ------

         U.S. Government and
          Agency Obligations                $4,799,596        $ 6,020       $(43,907)      $4,761,709
                                            ==========        =======       ========       ==========

                                                                       1995
                                           ----------------------------------------------------------
                                                                Gross          Gross
                                             Amortized      Unrealized     Unrealized         Fair
                                               Cost            Gains         Losses           Value
                                             ---------      ----------     ----------         -----

         U.S. Government and
          Agency Obligations                $3,736,914        $26,417       $(23,175)      $3,740,156
                                            ==========        =======       ========       ==========

     Securities available-for-sale are as follows:

                                                                       1996
                                           ----------------------------------------------------------
                                                               Gross         Gross
                                             Amortized      Unrealized     Unrealized         Fair
                                               Cost            Gains          Losses          Value
                                             ---------      ----------     ----------         -----

         Money Fund Securities              $   77,999        $   -          $(9,450)       $  68,549
                                            ==========        =======        =======        =========

                                                                        1995
                                           ----------------------------------------------------------
                                                                Gross           Gross
                                             Amortized      Unrealized      Unrealized         Fair
                                               Cost            Gains          Losses           Value
                                             ---------      ----------      ----------         -----

         Money Fund Securities              $   93,241        $   -          $(9,454)      $   83,787
                                            ==========        =======        =======        =========

The amortized cost and fair value of investment securities at June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties.

                                                        Securities                   Securities
                                                     Held-to-Maturity            Available-for-Sale
                                               -------------------------       -------------------------
                                                Amortized        Fair           Amortized        Fair
                                                  Cost           Value            Cost           Value
                                               ----------     ----------       --------        ---------
         One year or less                      $1,000,061     $1,002,136       $      -        $      -
         After one through five years           2,499,535      2,483,569         51,830          45,549
         After five through ten years             300,000        297,094         26,169          23,000
         After ten years                        1,000,000        978,910              -               -
                                               ----------     ----------       --------        --------

                 Total                         $4,799,596     $4,761,709       $ 77,999        $ 68,549
                                               ==========     ==========       ========        ========

     There were no securities sold during the three year period ended June 30, 1996.

3.   MORTGAGE-BACKED SECURITIES

     The amortized cost and fair value of mortgage-backed and related securities are as follows:


                                                                               1996
                                                    -----------------------------------------------------------
                                                                        Gross           Gross
                                                     Amortized       Unrealized      Unrealized        Fair
                                                       Cost            Gains           Losses          Value
                                                    ----------       ----------      ----------     -----------
     GNMA Certificates                              $  258,991       $ 11,347         $     -       $  270,338
     Federal Home Loan Mortgage
       Corporation Certificates                        277,817         13,048               -          290,865
                                                    ----------       --------         -------       ----------

               Total                                $  536,808       $ 24,395         $     -       $  561,203
                                                    ==========       ========         =======       ==========

                                                                              1995
                                                    -----------------------------------------------------------
                                                                       Gros             Gross
                                                      Amortized     Unrealized       Unrealized        Fair
                                                        Cost           Gains           Losses          Value
                                                    -----------     ----------       ----------     -----------
     GNMA Certificates                              $  342,850       $ 18,459        $     -        $  361,309
     Federal Home Loan Mortgage
          Corporation Certificates                     529,790         19,749              -           549,539
     Collateralized Mortgage
        Obligations                                     35,067              -           (351)           34,716
                                                    ----------       --------        -------        ----------

               Total                                $  907,707       $ 38,208        $  (351)       $  945,564
                                                    ==========       ========        =======        ==========

Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from one to twenty-five years. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

4.   LOANS RECEIVABLE

     Loans receivable are comprised of the following:

                                                                                     1996                1995
                                                                                ------------        ------------
     Mortgage loans:
         1 - 4 family                                                           $ 54,599,854        $ 52,710,826
         Multi-family                                                              1,697,235           1,736,893
         Non-residential                                                           8,327,445           6,231,815
         Construction                                                              1,900,718           2,402,458
                                                                                ------------        ------------
                                                                                  66,525,252          63,081,992
                                                                                ------------        ------------

     Consumer loans:
         Home improvement                                                          1,118,956           1,312,846
         Automobile                                                                6,178,615           4,598,045
         Share loans                                                               1,124,674           1,025,532
         Education                                                                   128,045           1,571,745
         Other                                                                     1,511,864           1,229,717
                                                                                ------------        ------------
                                                                                  10,062,154           9,737,885
                                                                                ------------        ------------

     Commercial loans                                                              3,099,876           2,058,129
                                                                                ------------        ------------
     Less:
         Loans in process                                                          1,548,953           1,326,727
         Net deferred loan fees                                                      247,515             296,184
         Allowance for loan losses                                                   324,983             197,833
                                                                                ------------        ------------
                                                                                   2,121,451           1,820,744
                                                                                ------------        ------------

               Total                                                            $ 77,565,831        $ 73,057,262
                                                                                ============        ============

In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 1996 is as follows:

                    Balance                                      Amounts                      Balance
                      1995                 Additions            Collected                      1996
                    ---------              ---------            ---------                   ---------
                    $ 366,491              $ 348,848            $ 101,794                   $ 613,545

The Bank's loan portfolio is predominantly made up of one to four family unit first mortgage loans in the Brook and Hancock counties of West Virginia and Jefferson County, Ohio. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank's loan underwriting policies. In general, the Bank's loan portfolio performance is dependent upon the local economic conditions.

5.   ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses for the years ended June 30, 1996, 1995, and 1994 is summarized as follows:

                                                                     1996            1995          1994
                                                                   ---------      ---------      ---------
     Balance, beginning of period                                  $ 197,833      $ 174,090      $ 119,451
     Add:
       Provisions charged to operations                              262,942         48,208         56,511
       Loan recoveries                                                 8,896         14,227          7,006
                                                                   ---------      ---------      ---------
                                                                     469,671        236,525        182,968
     Less loans charged off                                          144,688         38,692          8,878
                                                                   ---------      ---------      ---------

     Balance, end of period                                        $ 324,983      $ 197,833      $ 174,090
                                                                   =========      =========      =========

6.   OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment are summarized by major classification as follows:

                                                                        1996              1995
                                                                    -----------       -----------
     Land                                                           $   311,877       $   303,857
     Office buildings and improvements                                1,749,040         1,153,258
     Furniture, fixtures, and equipment                               1,117,455           847,341
                                                                    -----------       -----------
       Sub-total                                                      3,178,372         2,304,456
     Less:  accumulated depreciation                                  1,078,902         1,033,305
                                                                    -----------       -----------

       Total                                                        $ 2,099,470       $ 1,271,151
                                                                    ===========       ===========

     Depreciation charged to operations amounted to $124,805, $109,010, and $102,147 for the years ended June 30, 1996, 1995, and 1994 respectively.

7.   FEDERAL HOME LOAN BANK STOCK

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its mortgage related assets or 0.3% of its total assets as calculated at December 31 of each year.

8.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consists of the following:


                                                                     1996           1995
                                                                   ---------      ---------
     Investment securities                                         $  65,540      $  81,698
     Mortgage-backed and related securities                            7,769         11,868
     Loans receivable                                                447,878        451,777
                                                                   ---------      ---------
               Total                                               $ 521,187      $ 545,343
                                                                   =========      =========

9.   DEPOSIT ACCOUNTS

     Deposit accounts are summarized as follows:

                                                            1996                                1995
                                                 ----------------------------------------------------------------
                                                                  Percent of                           Percent of
                                                    Amount         Portfolio              Amount        Portfolio
                                                 ---------------------------          ---------------------------
     Non-interest-bearing                       $   1,607,362         2.0  %          $    878,220         1.2  %

     Savings accounts                              17,378,294        21.4               16,255,305        21.7
     NOW accounts                                   8,036,844        10.0                6,872,206         9.2
     Money market accounts                          2,893,026         3.6                2,164,697         2.9
                                                 ------------       -----             ------------       -----
                                                   29,915,526        37.0               26,170,428        35.0
                                                 ------------       -----             ------------       -----

     Savings certificates:
       2.00 -   4.00%                               3,053,637         3.8                6,214,926         8.3
       4.01 -   6.00%                              37,258,267        46.1               30,979,224        41.5
       6.01 -  8.00%                               10,513,216        13.0               10,826,025        14.5
       8.01 - 10.00%                                   30,000          .1                  507,541         0.7
                                                 ------------       -----             ------------       -----
                                                   50,855,120        63.0               48,527,716        65.0
                                                 ------------       -----             ------------       -----

               Total                             $ 80,770,646       100.0 %           $ 74,698,144       100.0 %
                                                 ============       ======            ============       =====

     The scheduled maturities of time certificates of deposit are as follows at June 30, 1996:

                                                                                                   Amount
                                                                                                ------------
     Within one year                                                                            $ 37,124,543
     Beyond one year but within two years                                                          6,428,126
     Beyond two years but within three years                                                       2,794,384
     Beyond three years                                                                            4,508,067
                                                                                                ------------

               Total                                                                            $ 50,855,120
                                                                                                ============

     The Bank had certificates of deposit with a minimum denomination of $100,000 in the amount of approximately $7,760,079 and $6,819,693 at June 30, 1996 and 1995 respectively.

     Interest expense by deposit category is as follows:

                                                                              Year Ended June 30,
                                                                     1996            1995            1994
                                                                 -----------     -----------     -----------
     Passbooks                                                   $    543,002    $    557,657    $    631,461
     NOW and Money Market Deposit accounts                            297,880         278,749         300,105
     Time certificates of deposit                                   2,786,900       2,142,292       1,316,571
                                                                  -----------     -----------     -----------

                                                                  $ 3,627,782     $ 2,978,698     $ 2,248,137
                                                                  ===========     ===========     ===========

10.  ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consists of the following:

                                      Principal      Interest     Interest
                                        Due             Due         Rate               1996              1995
                                     ----------      --------     --------          ----------        ----------
     Flexline Advance                 6-20-1997       Monthly     Variable          $1,000,000        $1,000,000
     Advance                          7-31-1995       Monthly        4.21%                   -           247,700
     Advance                         10-29-1996       Monthly        4.23%             595,187           595,187
     Advance                         11-29-1996       Monthly        5.67%           1,000,000                 -
     Advance                          5-21-1998       Monthly        5.43%           1,000,000         1,000,000
     Advance                         11-13-2002       Monthly        6.51%             781,265                 -
                                                                                    ----------        ----------

                                                                                    $4,376,452        $2,842,887
                                                                                    ==========        ==========

     These borrowings are subject to the terms and conditions of the Advances, Collateral Pledge and Security Agreement between the Federal Home Loan Bank of Pittsburgh and the Bank.

     The variable interest rate on the Flexline Advance at June 30, 1996 was 5.91%.

     The advance due 11-13-2002 has a monthly scheduled payment of principal and interest of $6,973 with a balloon payment due at maturity of $524,863.


     As of June 30, 1996 the Bank had a Flexline line of credit with the Federal Home Loan Bank as follows:

         Total Flexline                                                       $ 4,757,000
         Flexline outstanding                                                   1,000,000
                                                                              -----------

                   Available Flexline                                         $ 3,757,000
                                                                              ===========

     Interest paid on borrowings for the year ending June 30, 1996, 1995, and 1994 amounted to $173,624, $165,233, and $211,302 respectively.

11.  INCOME TAXES


     The provision for income taxes consists of:

                                                   1996            1995            1994
                                                 ---------       ---------       ---------
Currently payable:
  Federal                                        $ 238,049       $ 297,395       $ 408,067
  State                                             35,744          38,953          61,326
                                                 ---------       ---------       ---------
                                                   273,793         336,348         469,393
  Deferred                                           2,183          26,553         (48,972)
                                                 ---------       ---------       ---------

          Total                                  $ 275,976       $ 362,901       $ 420,421
                                                 =========       =========       =========

     The following temporary differences gave rise to deferred tax asset and liabilities at June 30:

                                                                    1996            1995            1994
                                                                 ---------       ---------      ----------
     Deferred tax assets
       Allowance for loan losses                                 $ 110,494       $  67,263      $   59,191
       Loan origination fees, net                                   57,466          73,868         102,045
       Other, net                                                    8,050           8,792           8,191
                                                                 ---------       ---------      ----------
               Deferred tax assets                                 176,010         149,923         169,427
                                                                 ---------       ---------      ----------
     Deferred tax liabilities
       Premise and equipment                                       181,629         147,001          94,846
       Tax reserve for loan losses                                 117,879         124,237         169,343
                                                                 ---------       ---------      ----------
               Deferred tax liabilities                            299,508         271,238         264,189
                                                                 ---------       ---------      ----------
               Net deferred tax liabilities                      $ 123,498       $ 121,315       $  94,762
                                                                 =========       =========       =========

     The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30 is as follows:

                                                    1996                   1995                   1994
                                           ---------------------  ---------------------   --------------------
                                             Amount      Percent     Amount     Percent     Amount     Percent
                                           ---------     -------   ---------    -------   ---------    -------
     Provision at statutory rate           $ 235,736     34.0 %    $ 366,387     34.0 %   $ 453,088     34.0 %
     State income tax expense, net
         of federal tax benefit               23,591      3.4         25,709      2.4        40,475      3.0
     Tax exempt interest                      (9,349)    (1.3 )       (7,072)     (.7 )      (8,342)     (.6 )
     Other, net                               25,998      3.7        (22,123)    (2.0 )     (64,800)    (4.9 )
                                           ---------    -----      ---------    -----     ---------     ----

               Total                       $ 275,976     39.8 %    $ 362,901     33.7 %   $ 420,421     31.5 %
                                           =========    =====      =========    =====     =========    =====

     Savings institutions that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code of 1986, as amended, are permitted to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction. The maximum deduction allowable was 8% of income subject to tax before such deduction.

12.  RETAINED EARNINGS - SUBSTANTIALLY RESTRICTED

     The Bank is subject to the risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum total risk-based capital requirement is 8% which at least half must be Tier I capital. The Tier I and total risk-based capital positions of the Bank as of June 30, 1996, as calculated by management, amounted to 11.13% and 11.72% respectively. Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3.00% for top rated financial institutions with less highly rated institutions or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. The Bank's ratios under these guidelines, as calculated by management, as of June 30, 1996 is 6.75%.

     As a result of the special treatment accorded the Bank under income tax regulations, approximately $1,352,000 of retained earnings at June 30, 1996, represents allocations of income to bad debt deductions for tax purposes only. Should amounts previously claimed as a bad debt deduction be used for any other purpose than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

13.  RETIREMENT PLAN

     The Bank has a profit-sharing plan with a 401(k) feature. The 401(k) allows employees to make contributions to the plan up to 12% of their annual compensation. The Bank will match 50% of the employees voluntary contributions of up to 3% of the employees' compensation. Additional employer contributions are made at the discretion of the Board of Directors. The plan covers substantially all employees with more than one year's service. The Bank's contributions for the benefit of covered employees amounted to $56,190, $52,060, and $48,101 for the years ended June 30, 1996, 1995, and 1994 respectively.

14.  COMMITMENTS AND CONTINGENT LIABILITIES

     LOAN COMMITMENTS
     ----------------

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments reflect the extent of involvement the bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. No losses are anticipated by management as a result of these commitments.

     The following represents financial instruments whose contract amounts represent credit risk at June 30, 1996 and 1995:

                                                                                  1996                   1995
                                                                               ----------            -----------
     Commitments to originate loans                                            $1,469,700            $ 1,574,360
     Loans in process                                                          $1,548,953            $ 1,326,727
     Unused equity lines of credit                                             $2,046,746            $ 1,224,585

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held consists primarily of single-family residences and income-producing commercial properties.

     LEASE COMMITMENTS
     -----------------

     The future lease commitments as of June 30, 1996 for all noncancellable equipment and land leases follows:

                                               Fiscal Year
                                             Ending June 30,               Amount
                                           ------------------          ---------------
                                                  1997                 $      53,638
                                                  1998                        54,015
                                                  1999                        53,956
                                                  2000                        36,000
                                                  2001                        37,800
                                           2002 and thereafter             1,858,500
                                                                         -----------

                                                                         $ 2,093,909
                                                                         ===========

     The Bank entered into a forty year land lease with two five year option periods for their Follansbee branch. The terms of this lease commenced as of than January 1, 1996.

     The Bank also signed a new five year contract with the Savings and Loan Data Corporation, Inc., commencing May 1, 1995 which requires the Bank to pay monthly processing fees for services provided by the service center. The amount of the monthly payment varies each month based upon the type and amount of service provided. Processing fees charged to operations amounted to $144,390, $129,975, and $113,606 for the years ended June 30, 1996,
     1995, and 1994 respectively.



     LITIGATION
     ----------

     Also, the Bank is involved in litigation arising in the normal course of business. Management believes that liabilities, if any, arising from these proceedings will not have a material adverse effect on the consolidated financial position, operating results, or liquidity.

15.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Board Statements No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of the financial instruments. Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

     Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

     If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

     As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

     The Bank employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH OTHER INSTITUTIONS,
     ---------------------------------------------------------------------------
     ACCRUED INTEREST RECEIVABLE, AND ACCRUED INTEREST PAYABLE
     ---------------------------------------------------------

     The fair value is equal to the current carrying value.

     INVESTMENT SECURITIES, MORTGAGE-BACKED SECURITIES, AND LOANS HELD FOR SALE
     --------------------------------------------------------------------------

     The fair value of securities held to maturity and loans held for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

     The fair value of securities available for sale is equal to the current carrying value.

     LOANS, DEPOSITS. AND ADVANCES FROM FEDERAL HOME LOAN BANK
     ---------------------------------------------------------

     The fair value of loans, certificates of deposit, and advances from Federal Home Loan Bank is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money-market deposit accounts are valued at the amount payable on demand as of the year end.

     COMMITMENTS TO EXTEND CREDIT
     ----------------------------

     These financial instruments are generally not subject to sale and estimated fair values are not readily available. The contractual amounts of unfunded commitments and letters of credit are presented previously in this report.

     The estimated fair value of the Bank's financial instruments at June 30, 1996 are as follows:

                                                                            Carrying          Fair
                                                                             Value            Value
                                                                         ------------    ------------

     Financial assets:
         Cash and cash equivalents                                       $  4,016,583    $  4,016,583
         Securities available-for-sale                                         68,549          68,549
         Securities held to maturity                                        4,799,596       4,761,709
         Mortgage-backed securities                                           536,808         561,203
         Loans held-for sale                                                1,375,143       1,375,143
         Loans receivable                                                  77,565,831      77,828,000
         Accrued interest receivable                                          521,187         521,187
                                                                         ------------    ------------

                                                                         $ 88,883,697    $ 89,132,374
                                                                         ============    ============

     Financial liabilities:
         Deposits                                                        $ 80,770,646    $ 80,741,000
         Advances from Federal Home Loan Bank                               4,376,452       4,314,000
         Accrued interest payable                                              25,887          25,887
         Advances from borrowers for taxes and insurance                      182,977         182,977
                                                                         ------------    ------------

                                                                         $ 85,355,962    $ 85,263,864
                                                                         ============    ============

16.  CONSOLIDATED SUBSIDIARY


     The following condensed statements summarize the financial position of the Bank's wholly-owned subsidiary.

            ADVANCE FINANCIAL SERVICE CORPORATION OF WEST VIRGINIA
                       STATEMENT OF FINANCIAL CONDITION

                                                                                       June 30,
                                                                                   1996        1995
                                                                                 --------    ---------
                                                    ASSETS

         Investment in Savings and Loan Data Corporation                         $ 15,000    $ 15,000
                                                                                 --------    --------

                 Total assets                                                    $ 15,000    $ 15,000
                                                                                 --------    --------

                                             STOCKHOLDERS' EQUITY

         Capital stock                                                           $ 15,000    $ 15,000
                                                                                 ========    ========

                 Total stockholders' equity                                      $ 15,000    $ 15,000
                                                                                 ========    ========

     Advance Financial Service Corporation had no operating activity during the years ended June 30, 1996, 1995, and 1994.

17.  SUBSEQUENT EVENTS

     CONVERSION AND REORGANIZATION
     -----------------------------

     On September 3, 1996, the Board of Directors of the Bank, subject to regulatory approval, adopted the Plan of Conversion pursuant to which the Bank proposed to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and concurrently form a Bank Holding Company. The conversion is expected to be accomplished through amendment of the Bank's federal charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Bank after giving effect of the conversion. A subscription offering of the sale of the Bank's common stock will be offered initially to the Bank's depositors, then to other members and directors, officers, and employees of the Bank. Any shares of the Bank's common stock not sold in the subscription offering will be offered for sale to the general public in the Bank's market area.

     Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. At June 30, 1996, the Bank had not incurred any conversion costs. In the event that the conversion is not completed, any deferred conversion costs will be charged to operations.

     In accordance with regulations, at the time that the Bank converts from a mutual savings bank to a stock savings bank, a portion of retained earnings will be restricted by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.


     Savings Association Insurance Fund Recapitalization
     ---------------------------------------------------

     On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Bank amounted to $469,908, which will be reflected in the financial results of the Bank, for the quarter ended September 30, 1996.


================================================================================     ===============================================
No dealer,  salesman or other person has been authorized to give any information or to make any  representations  not contained in this  prospectus in connection with the  offering  made  hereby,  and, if given or made,  such  information  or representations must not be relied upon as having been authorized by the Bank or
the  Company.  This  prospectus  does not  constitute  an offer to sell,  or the              Up to 943,000 Shares
solicitation  of an offer to buy, any of the  securities  offered  hereby to any              (Anticipated Maximum)
person  in any  jurisdiction  in  which  such  offer  or  solicitation  would be                   Common Stock
unlawful. Neither the delivery of this prospectus by the Bank or the Company nor any sale made hereunder shall in any  circumstances  create an implication  that there has been no change in the affairs of the Bank or the Company  since any of the dates as of which information is furnished herein or since the date hereof.

                 -----------------
                 TABLE OF CONTENTS

                                                  Page
                                                  ----
Summary........................................    (i)
Selected Financial and Other Data
Recent Selected Financial and Other Data
Recent Developments ...........................
Management's Discussion and Analysis of
  Recent Developments..........................                                              ADVANCE FINANCIAL BANCORP
Risk Factors...................................      1                                     (Proposed Holding Company for
Advance Financial Bancorp......................                                           Advance Financial Savings Bank)
Advance Financial Savings Bank, f.s.b..........
Use of Proceeds................................
Dividends......................................
Market for the Common Stock....................
Capitalization.................................
Pro Forma Data.................................
Historical and Pro Forma Capital Compliance                                                           ----------
Statements of Income...........................
Management's Discussion and Analysis of Financial                                                     PROSPECTUS
  Condition and Results of Operations
Business of the Company........................                                                       ----------
Business of the Bank...........................
Regulation.....................................
Taxation.......................................
Management of the Company......................
Management of the Bank.........................                                               CHARLES WEBB & COMPANY
The Conversion.................................                                                A Division of Keefe,
Certain Restrictions on Acquisition of                                                        Bruyette & Woods, Inc.
  the Company..................................
Description of Capital Stock...................
Legal and Tax Matters..........................
Experts........................................
Registration Requirements......................                                                Dated __________, 1996
Additional Information.........................
Index to Financial Statements..................

   Until the later of ____________,  1996, or 25 days after  commencement of the
offering of Common Stock, all dealers  effecting  transactions in the registered     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
securities,  whether or not participating in this distribution,  may be required     AND ARE NOT FEDERALLY INSURED OR GUARANTEED
to deliver a  prospectus.  This is in addition to the  obligation  of dealers to deliver a  prospectus  when  acting as  underwriters  and with  respect to their unsold allotments or subscriptions.


================================================================================     ===============================================

PROSPECTUS SUPPLEMENT

                   Supplement to the Advance Financial Bancorp
                      Prospectus dated November ____, 1996

                            ADVANCE FINANCIAL BANCORP
                          COMMON STOCK, $0.10 PAR VALUE

                         ADVANCE FINANCIAL SAVINGS BANK
                     EMPLOYEES' PROFIT SHARING PLAN & TRUST


       (57,274 SHARES OF COMMON STOCK AND PARTICIPATION INTERESTS THEREIN)

      This Prospectus Supplement relates to the offer and sale to participants (the "Participants") under the Advance Financial Savings Bank Employees' Profit Sharing Plan & Trust, as amended (the "Plan") of participation interests offered under the Plan and of a maximum of 57,274 shares of common stock of Advance Financial Bancorp (the "Company"), par value $0.10 per share (the "Common Stock"), as set forth herein.

      In connection with the proposed mutual-to-stock conversion of Advance Financial Savings Bank, F.S.B. (the "Bank" or "Employer") from a mutual savings bank to a stock savings bank (the "Conversion"), the Plan has been amended effective November 1, 1996, to permit the investment of Plan assets in Common Stock as one of several participant directed investment alternatives. The Plan will permit Participants to direct the trustee of the Plan (the "Trustee") to purchase Common Stock with Plan assets which are attributable to such Participants. This Prospectus Supplement relates to the one time election of a Participant to direct the purchase of Common Stock under the Plan in connection with the Conversion and to the purchase of the Common Stock under the Plan thereafter in the open-market.

      The Prospectus dated November ____, 1996, of the Company (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operation, and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus. Terms not otherwise defined in this Prospectus Supplement are defined in the Plan or the Prospectus.

      For a discussion of certain factors that should be considered by each Participant, see "Risk Factors" in the Prospectus.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF COMMON STOCK AND THE PARTICIPATION INTERESTS UNDER THE PLAN OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        The date of this Prospectus Supplement is November ____, 1996.

      No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Bank, or the Plan. This Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This Prospectus Supplement should be read only in conjunction with the Prospectus that is attached hereto and should be retained for future reference.

                               TABLE OF CONTENTS

The Offering.................................................................1

      Securities Offered.....................................................1
      Election to Purchase Common Stock in Connection
           with the Conversion...............................................1
      Value of Participation Interests.......................................1
      Method of Directing Investments........................................1
      Time for Directing Investment..........................................2
      Irrevocability of Investment Direction.................................2
      Direction to Purchase Common Stock After the Conversion................2
      Purchase Price of Common Stock.........................................2
      Nature of Participant's Interest in the
           Common Stock......................................................3
      Voting and Tender Rights of Common Stock...............................3
      Minimum Investment.....................................................3

Description of the Plan......................................................3

      General................................................................3
      Eligibility and Participation..........................................4
      Contributions and Benefits Under the Plan..............................4
      Limitations on Contributions...........................................5
      Investment of Plan Assets..............................................7
      Investment of Contributions...........................................10
      Benefits Under the Plan...............................................12
      Withdrawals and Distributions From the Plan...........................12
      Administration of the Plan............................................14
      Plan Administrator....................................................15
      Reports to Plan Participants..........................................15
      Amendment and Termination.............................................15
      Merger, Consolidation or Transfer.....................................15
      Federal Income Tax Consequences.......................................15
      ERISA and Other Qualifications........................................18
      Restrictions on Resale................................................18
      SEC Reporting and Short-Swing Liability...............................19
      Additional Information................................................20

Legal Opinions..............................................................20

Investment Election Form............................................Appendix A

                                  THE OFFERING

Securities Offered

      The securities offered hereby are participation interests in the Plan and up to 57,274 shares (assuming the actual purchase price is $10.00 per share) of Common Stock which may be acquired by the Plan for the accounts of Participants. The Company is the issuer of the Common Stock. Only employees of the Bank who meet the eligibility requirements under the Plan may participate in the Plan. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Company and the Bank is 1015 Commerce Street, Wellsburg, West Virginia 26070-1532. The Company's and the Bank's telephone number is (304) 737-3531.

Election to Purchase Common Stock in Connection with the Conversion

      In connection with the Conversion, the Plan has been amended to permit each Participant the opportunity to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to an investment fund for the purpose of purchasing Common Stock issued in connection with the Conversion (the "Employer Stock Fund"). Participants will also be permitted to direct ongoing purchases of Common Stock under the Plan after the Conversion. See "Direction to Purchase Common Stock After Conversion." The Trustee will follow the Participants' investment directions. Funds not transferred to the Employer Stock Fund will remain invested in the other investment funds of the Plan as directed by the Participant (see "Investment of Contributions" herein).

Value of Participation Interests

      The assets of the Plan were valued as of ________________ ____, 1996, and each Participant was informed of the value of his or her beneficial interest in the Plan. This value represented the market value as of _________________ ____, 1996, of past contributions to the Plan by the Bank and by the Participants and earnings thereon, less previous withdrawals, if any. The assets of the Plan shall also be valued prior to accepting a Participant's directed investment to ascertain that such directed investment does not exceed the Participant's account assets.

Method of Directing Investments

      Appendix A of this Prospectus Supplement includes a form to direct a transfer to the Employer Stock Fund (the "Investment Form") of all or a portion of a Participant's account under the Plan ("Account"). If a Participant wishes to transfer all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Conversion under the Employer Stock Fund, he or she should indicate that investment decision on the Investment Form. The Investment Form must be properly completed and signed by the Participant in order for such Investment Form to be honored by the Trustee. Additionally, subsequent to the Conversion, a Participant may indicate the directed investment of future contributions under the Plan for investment in the Employer Stock Fund as one of various investment alternatives under the Plan. If a Participant does not wish to make an investment election to purchase Common Stock under the Plan in the Conversion, or thereafter, he or she does not need to take any action.

Time for Directing Investment

      The deadline for submitting the Investment Form directing the transfer of amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Conversion is ________________ ____, 1996. The Investment Form should be returned to the Bank's Personnel Department by 12:00 noon on such date.

      Subsequent to the Conversion, Participants will continue to be able to direct the investment of their Account under the Plan in the Employer Stock Fund and in the other investment alternatives, as detailed below.

Irrevocability of Investment Direction

      A Participant's direction to transfer amounts credited to such Participant's Account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Conversion shall be irrevocable as of 12:00 noon on ________________ ____, 1996.

Direction to Purchase Common Stock After the Conversion

      Following completion of the Conversion, a Participant shall be permitted to direct that a certain percentage of such Participant's interests in his or her Account may be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan. Alternatively, a Participant may direct that a certain percentage of such Participant's interest in the Employer Stock Fund be transferred to his or her Account to be invested in the other investment funds available in accordance with the terms of the Plan. Participants will be permitted to direct that future contributions made to the Plan by them or on their behalf will be invested in the Employer Stock Fund. Following the initial election, the allocation of a Participant's interest in the Employer Stock Fund may be changed quarterly by filing a written notice with the Plan's administrator (the "Plan Administrator"). Special restrictions apply to transfers directed by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act"). See "Restrictions on Resale" and "SEC Reporting and Short- Swing Liability" herein.

Purchase Price of Common Stock

      The funds transferred to the Employer Stock Fund prior to the Conversion will be used by the Trustee to purchase shares of Common Stock in the Conversion. The initial price paid for such shares of Common Stock will be the same price that is paid by all other persons who purchase shares of Common Stock in the Conversion (i.e., $10.00 per share of Common Stock).

      Account assets directed for investment in the Employer Stock Fund after the Conversion shall be invested by the Trustee to purchase shares of Common Stock in open market transactions. The price paid by the Trustee for shares of Common Stock in the Conversion, or otherwise, will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Nature of Participant's Interest in the Common Stock

      The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an allocable interest in the investment funds of the Plan but not in any particular assets of the Plan. Accordingly, no specific shares of Common Stock will be directly attributable to the Account of any Participant. Dividend rights associated with the Common Stock held by the Employer Stock Fund shall be allocated to the Employer Stock Fund. Any increase (or decrease) in the value of such fund attributed to dividend rights shall be reflected in a Participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of Common Stock

      The Trustee generally will exercise voting and tender rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote or tender, each Participant will be allocated a number of voting or tender instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted or tendered in the affirmative and negative on each matter shall be determined by the number of voting instruction rights or tender instruction rights exercised in the affirmative and negative, respectively, from the Participants. With respect to shares for which no timely voting instruction rights or tender instruction rights are received by the Trustee, the Trustee shall vote or tender such shares within its discretion as a fiduciary under the Plan or as directed by the Plan's administrative committee ("Committee").

Minimum Investment

      The minimum investment of assets directed by a Participant for the purchase of Common Stock in the Conversion through investment under the Employer Stock Fund shall be $_____ and may only be specified in increments of $10.00. Funds may be directed for the purchase of such Common Stock attributable to a Participant's Account whether or not such account assets are 100% vested at the time of such investment election. With respect to investment in the Employer Stock Fund after the Conversion, there is no minimum level of investment specific to this investment fund.

                             DESCRIPTION OF THE PLAN

General

      The Plan was initially established on December 28, 1978. The Plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan has been submitted to the Internal Revenue Service (the "IRS") for a determination that the Plan is qualified under Section 401(a) of the Code, and that its related trust is qualified under Section 501(a) of the Code. The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank intends to adopt any amendments to the Plan that may be necessary to ensure the continued qualified status of the Plan under the Code and applicable Treasury Regulations.

      Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

      APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

      Reference to Full Text of Plan. The statements contained in this Prospectus Supplement are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan which is an exhibit to the registration statement filed with the Securities and Exchange Commission. Copies of the Plan are available to all Participants for inspection by filing a request with the Plan Administrator. Each employee is urged to carefully read the full text of the Plan before taking any action with respect to the Plan.

Eligibility and Participation

      All employees of the Employer are eligible to participate in the Plan on the earlier of the first day of the Plan Year or the first day of the seventh month coinciding with or next following the date the employee reaches the age of 20-1/2 and works at least 1,000 hours during a 12-month period with the Bank. As of June 30, 1996, there were approximately _____ employees eligible to participate in the Plan and _____ employees had elected to participate in the Plan.

Contributions and Benefits Under the Plan

      401(k) Plan Contributions. Each Participant is permitted to elect to reduce his or her compensation (as defined below) pursuant to a "Compensation Reduction Agreement" up to the maximum percentage allowable not to exceed the limits of Code Sections 401(k), 404, and 415, and have that amount ("Elective Deferral") contributed to the Plan on such Participant's behalf. A Participant may elect to commence salary reductions as of January 1, April 1, July 1, or October 1 of a Plan Year. Changes in the level of such Elective Deferrals may be made to be effective as of the first day of January 1, April 1, July 1, and October 1 of each Plan Year. Participants may suspend such Elective Deferrals by completing a form to suspend future Elective Deferrals. Only once in any calendar quarter may an election be made which would prospectively increase, decrease, suspend or resume Elective Deferrals made on behalf of a Participant. "Compensation" under the Plan generally means a Participant's wages, salary, fees and other amounts received for personal services actually rendered in the course of employment with the Bank for the calendar year, prior to any reduction pursuant to a Compensation

Reduction Agreement. For Plan Years commencing after December 31, 1993, the annual compensation of each Participant taken into account under the Plan is limited to $150,000, subject to adjustments in accordance with the Code. A Participant may elect to modify the amount contributed to the Plan under such Participant's Compensation Reduction Agreement quarterly by providing notice to the Plan Administrator in accordance with procedures established by the Plan Administrator from time to time. Elective Deferrals are transferred by the Employer to the Trustee.

      Matching Contributions. The Bank will contribute a Matching Contribution in addition to each Participant's Elective Deferral of 50% of the Participant's Elective Deferral, up to a maximum of 6% of the Participant's compensation. Matching Contributions shall be 100% vested at all times.

      Employer's Non-Elective Contributions. In addition to any other contributions, the Bank may, in its discretion, make Non-Elective Contributions for a Plan Year, to the Account of any employee of the Bank who is eligible to participate in the Plan ("Eligible Employee"). Such Non-Elective Contributions may be limited to the amount necessary to insure that the Plan complies with the requirements of Code Section 401(k). No Matching Contributions shall be made with respect to any NonElective Contributions.

Limitations on Contributions

      Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's Account during any Plan Year may not exceed the lesser of 25% of the Participant's ss. 415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's ss. 415 Compensation is a Participant's Compensation, excluding any employer contribution to the Plan or to any other plan or deferred compensation or any distributions from a plan or deferred compensation. In addition, annual additions are limited to the extent necessary to prevent the limitations for the combined qualified plans of the Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, the Administrator shall (1) distribute any Elective Deferrals (within the meaning of Code Section 402(g)(3)) or return any voluntary employee contributions credited for the "limitation year" to the extent that the return would reduce the "excess amount" in the Participant's accounts (2) hold any "excess amount" remaining after the return of any elective deferrals or voluntary employee contributions in a "Section 415 suspense account" (3) use the "Section 415 suspense account" in the next "limitation year" (and succeeding "limitation years" if necessary) to reduce employee contributions for that Participant if that Participant is covered by the Plan as of the end of the "limitation year," or if the Participant is not so covered, allocate and reallocate the "Section 415 suspense account" in the next "limitation year" (and succeeding "limitation years" if necessary) to all Participants in the Plan before any employer or employee contributions which would constitute "annual additions" are made to the Plan for such "limitation year" (4) reduce employer contributions to the Plan for such "limitation year" by the amount of the "Section 415 suspense account" allocated and reallocated during such "limitation year."

      Limitation on 401(k) Plan Contributions. The amount of a Participant's Elective Deferrals (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity), on an annual basis, may not exceed $7,000 adjusted for increases in the cost of living as permitted by the Code (the limitation for 1996 is $9,500). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

      Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Code limits the amount of Elective Deferrals that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Elective Deferrals made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Elective Deferrals credited to the Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (a) 200% of the actual deferral percentage of all other eligible employees, or (b) the actual deferral percentage of all other eligible employees plus two percentage points.

      In general, a Highly Compensated Employee includes any employee who, during the Plan Year or the preceding Plan Year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), (2) received compensation from an employer in excess of $100,000,
(3) received compensation from an employer in excess of $66,000 and was in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during the Plan Year, or (4) was at any time an officer of the Bank and received compensation in excess of $60,000 (a "Highly Compensated Employee"). The dollar amounts in the foregoing sentence adjust annually to reflect increases in the cost of living.

      In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

      Top-Heavy Plan Requirements. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Bank.

      In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Bank having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Company, (3) a 5% owner of the Company, (i.e., owns directly or indirectly more than 5% of the stock of the Company, or stock possessing more than 5% of the total combined voting power of all stock of the Company) or (4) a 1% owner of the Company having annual compensation in excess of $150,000.

Investment of Plan Assets

      All amounts credited to Participants' Accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors. Prior to the Conversion, all Plan assets are invested in the funds listed below, except for the Employer Stock Fund. Upon the Conversion, the Accounts of a Participant held in trust under the Plan will be invested by the Trustee, at the direction of the Participant, in the following funds, including the Employer Stock Fund:

      a.    Money Market
      b.    Intermediate Government Securities
      c.    Quality Bond
      d.    High Yield
      e.    Growth & Income
      f.    Equity Index
      g.    Common Stock
      h.    Global
      i.    International
      j.    Aggressive Stock
      k.    Conservative Investors
      l.    Balanced
      m.    Growth Investors
      n.    Employer Stock Fund

Participants will have the right to transfer the net value of their Accounts (or portion thereof) in any of the above listed funds to any one or more of the above listed funds, not more than once per calendar quarter. A brief summary of such funds is as follows:

      a.  Money Market.
          -------------

      The fund seeks to achieve a high level of current income while preserving assets and maintaining liquidity. The fund invests in primarily high quality short-term money market instruments.

      b.  Intermediate Government Securities.
          -----------------------------------

      The fund seeks to achieve a high current income consistent with relative stability of principal. The fund invests primarily in debt securities issued or guaranteed by the U.S. Government, its agencies and instrumentalities. Each investment will have a final maturity of not more than 10 years or a duration not exceeding that of a 10-year Treasury note.

      c.  Quality Bond.
          -------------

      The  fund  seeks  to  achieve  a  high  current  income   consistent  with
preservation of capital. The fund invests in investment grade fixed income securities.

      d.  High Yield.
          -----------

      The fund seeks to achieve a high return by maximizing current income and, to the extent consistent with that objective, capital appreciation. The fund primarily invests in a diversified mix of high yield, fixed income securities involving greater volatility of price and risk of principal and income than high quality fixed income securities. The medium and lower quality debt securities in which this fund may invest are known as "junk bonds."

      e.  Growth & Income.
          ----------------

      The fund seeks to achieve a high return through a combination of current income and capital appreciation. This fund primarily invests in common stocks and securities convertible into common stocks.

      f.  Equity Index.
          -------------

      The fund seeks to achieve a total return, before expenses, that approximates the investment performance of the Standard & Poor's 500 Index ("S&P 500 Index"), including reinvestment of dividends, at a risk level consistent with that of the Index. The fund invests in selected securities in the S&P 500 Index which the adviser believes will, in the aggregate, approximate the performance results of the S&P 500 Index.

      g.  Common Stock (Equitable).
          -------------------------

      The fund seeks to achieve a long-term growth of capital and to increase income. The fund invests primarily in common stocks and other equity-type instruments.

      h.  Global.
          -------

      The fund seeks to achieve long-term growth of capital. The fund primarily invests in equity securities of non-United States as well as United States companies.

      i.  International.
          --------------

      The fund seeks to achieve long-term growth of capital. The fund primarily invests in equity securities selected principally to permit participation in non-United States companies with prospects for growth.

      j.  Aggressive Stock.
          -----------------

      The fund seeks to achieve long-term growth of capital. The fund primarily invests in common stocks and other equity-type securities issued by medium and other smaller-sized companies with strong growth potential.

      k.  Conservative Investors.
          -----------------------

      The fund seeks to achieve high total return without, in the fund adviser's opinion, undue risk to principal. The fund invests in a diversified mix of publicly traded fixed income and equity securities; asset mix and security selection are primarily based upon factors expected to reduce risk.

      l.  Balanced.
          ---------

      The fund seeks to achieve high return through a combination of current income and capital appreciation. The fund primarily invests in common stocks, publicly traded debt securities and high quality money market instruments.

      m.  Growth Investors.
          -----------------

      The fund seeks to achieve high total return consistent with the adviser's determination of reasonable risk. The fund invests in a diversified mix of publicly traded fixed income and equity securities; asset mix and security selection are based upon factors expected to increase the possibility of high long-term return.

      n.  Employer Stock Fund.
          --------------------

      The Employer Stock Fund will consist of investments in Common Stock made on the effective date of the Conversion. Cash dividends paid on Common Stock held in the Employer Stock Fund will be credited to a cash dividend subaccount for each Participant investing in the Employer Stock Fund. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund (except the amounts credited to cash dividend subaccounts) to purchase shares of Common Stock of the Company as of the effective date of the Conversion. Following the Conversion, the Employer Stock Fund may purchase additional shares of Common Stock in the open-market or from Accounts directing the sale of Common Stock. Prior to investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits or other short-term investments.

      When Common Stock is purchased in the Conversion no sales commissions will be paid. The Bank expects to pay any transfer fees and other expenses incurred in the purchase of Common Stock for the Employer Stock Fund in the Conversion. Accounts will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

      As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund.

      In connection with the Conversion, Participants may, prior to the expiration of the Subscription Offering conducted by the Company in connection with the Conversion, elect to liquidate all or part of their investments in the other investment funds under the Plan and transfer the liquidation proceeds to the Employer Stock Fund. See "Time for Directing Investment." Investment elections will be evidenced by a properly signed and timely delivered Investment Form. The Trustee will then subscribe to purchase in the Conversion the maximum number of shares of Common Stock of the Company that may be purchased by Participants with the amounts allocated to the Employer Stock Fund as of the end of the subscription period. In all instances, purchases by Participants shall be subject to the individual purchase limitations set forth in the Bank's Plan of Conversion. In the event that, in connection with the Conversion, an insufficient amount of Common Stock is available for purchase by the Plan to satisfy all requests to direct the investment of account balances within the Plan to the purchase of Common Stock, then the available shares of Common Stock shall be allocated among Participants in the Plan. Such shares shall be allocated, to the extent possible, in a manner which shall permit each Participant to purchase an interest in the Employer Stock Fund equivalent to a number of shares which will make the total acquisition for his or her account equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining which may be acquired by the Plan, after each Participant has been allocated such minimum interest in the Employer Stock Fund, shall be allocated among Participants in the Plan in the proportion which the aggregate account balances of such Participants bears to the total aggregate account balances of all Participants who desire to purchase shares of Common Stock under the Employer Stock Fund.

      The Bank or the Trustee may adopt investment guidelines, which may limit or restrict a Participant's investment in the Employer Stock Fund. In no event may any Participant (or a Participant together with any associate or group of persons acting in concert) purchase in the aggregate shares of Common Stock through the Employer Stock Fund, or otherwise, in an amount in excess of 15,000 shares of Common Stock being offered by the Company in the Conversion. (See the discussion under "The Conversion -- Limitations on Purchases of Shares" in the accompanying Prospectus for clarification of purchases aggregated for purposes of this purchase limitation.)

      Each Participant who makes an election to direct investment of assets under the Employer Stock Fund may liquidate such investment at a future date, in whole, or in part, by filing a notice with the Trustee in accordance with established procedures to dispose of such Plan investment and reinvest the net proceeds in an alternative investment under the Plan, by submitting such request to the Plan Administrator prior to any calendar month. The Trustee shall complete such sale as soon as administratively feasible. The process of such sale, net of expenses, shall be allocated to the Participant's Account and reinvested in accordance with the Plan.

      Please refer to the section "Restrictions on Resale" contained herein for additional information related to the sale of Common Stock held under the Employer Stock Fund as an investment in a Participant's Account.

      Investments in the Employer Stock Fund may involve certain special risks related to investment in Common Stock of the Company. For a discussion of these risk factors, see "Risk Factors" in the Prospectus. Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in the Common Stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which such Common Stock may be sold in the future.

Investment of Contributions

      The Trust assets are invested by the Trustee pursuant to Participants' directions, as described below. The assets of any Account shall consist of the units credited to such Account. The units shall be valued from time to time by the Trustee, but not less than annually. On the basis of such valuations, each Account shall be adjusted to reflect the effect of income collected and accrued, realized and unrealized profits and losses, expenses and all other transactions during the period ending on the applicable valuation date.

      Each Participant directs that the contributions made shall be invested to purchase units for his or her credit in one or more of the above listed funds. You may elect a new investment mix for future contributions to the Plan only once per calendar quarter. Participants are entitled to designate what percentage of employee contributions and employer contributions made on their behalf will be invested in the various investment funds offered by the Bank. Reallocation and reinvestment of previously invested contributions may be made quarterly. To the extent that a Participant fails to make an investment direction, his or her accounts are invested in the investment fund which provides for short-term investments.

Investment Accounts.

      As of the date of this Prospectus Supplement, no shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Common Stock.

      The following table provides performance data with respect to the various investment funds available to Participants, based on information provided to the Company by the Equitable Life Assurance Society of the United States ("Equitable").

      The information set forth below with respect to the various investment funds available to Participants has been reproduced from materials supplied by Equitable. The Bank and the Company take no responsibility for the accuracy of such information. Additional information regarding the available investment funds may be available from Equitable or the Bank. Participants should review any available additional information regarding these available investment funds before making an investment decision under the Plan.


                                                         Annualized
                                          -------------------------------------------
                                Year to
FUND                            Date (1)    1 Year     3 Years    5 Years    10 Years
----                          -----------   ------     -------    -------    --------
Money Market                      1.83%      3.94%      3.19%      2.94%       4.52%
Intermediate Gov't Securities    (0.77)       3.26       2.45       5.53          --
Quality Bond                     (1.57)       3.76         --         --          --
High Yield                        11.05      19.37      10.85      13.35          --
Growth & Income                    6.36      17.30         --         --          --
Equity Index                       9.10      23.55         --         --          --
Common Stock (Equitable)           7.92      19.75      15.23      14.24       11.75
Global                             7.42      18.23      13.16      13.33          --
International                      7.96      17.61         --         --          --
Aggressive Stock                  16.43      33.36      17.15      16.69       14.94
Conservative Investors           (1.74)       4.91       4.07       7.45          --
Balanced                           3.50      11.94       5.98       8.63        7.18
Growth Investors                   4.08      14.50       9.11      13.18          --

_____________
(1)   As of June 30, 1996.

      The yields shown above are derived from the actual change in the accumulation unit value, which is then adjusted to omit capital changes in such fund during the period. The net change is then reduced to reflect the effect of the annual administrative charge.

Each Participant should note that past performance is not necessarily an indicator of future results.

Benefits Under the Plan

     Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his or her Account with respect to Elective Contributions and Matching Contributions, and the earnings thereon under the Plan. A Participant will become vested and have a nonforfeitable interest in his or her NonElective Contributions based on the number of years of service and the vesting schedule set forth below.

    Number of Full Years of Service            Nonforfeitable % of Account
    -------------------------------            ---------------------------

      Less than 2 years                                     0%
      2 years but less than 3 years                        20%
      3 years but less than 4 years                        40%
      4 years but less than 5 years                        60%
      5 years but less than 6 years                        80%
      6 or more years                                     100%


Withdrawals and Distributions From the Plan

      Distributions Upon Retirement. Every Participant may terminate his or her employment with the Bank and retire on his or her Normal Retirement Date. However, a Participant may postpone the termination of his or her employment with the Bank to a later date in which event the participation of such Participant in the Plan, including the right to receive certain allocations, shall continue until his or her Late Retirement Date. Upon a Participant's Retirement Date or attainment of his Normal Retirement Date without termination of employment with the Bank, or as soon thereafter as is practicable, the Trustee shall distribute all amounts credited to such Participant's Combined Account.

      Distributions Upon Death. Upon the death of a Participant before his or her Retirement Date or other termination of employment, all amounts credited to such Participant's Combined Account shall become fully Vested. The Administrator shall direct the Trustee to distribute the value of the deceased Participant's accounts to the Participant's Beneficiary.

      Upon the death of a Former Participant, the Administrator shall direct the Trustee to distribute any remaining vested amounts credited to the accounts of a deceased Former Participant to such Former Participant's Beneficiary. Any security interest held by the Plan by reason of an outstanding loan to the Participant or Former Participant shall be taken into account in determining the amount of the Pre- Retirement Survivor Annuity.

      Distributions Upon Disability. In the event of a Participant's Total and Permanent Disability prior to his or her Retirement Date or other termination of employment, all amounts credited to such Participant's Combined Account shall become fully vested. In the event of a Participant's Total and Permanent Disability, the Trustee shall distribute to such Participant all amounts credited to such Participant's Combined Account as though he or she had retired.

      Distributions Upon Termination of Employment. On or before the Anniversary Date coinciding with or subsequent to the termination of a Participant's employment for any reason other than death, Total and Permanent Disability or retirement, the Administrator may direct the Trustee to segregate the amount of the vested portion of such Terminated Participant's Combined Account and invest the aggregate amount thereof in a separate, federally insured savings account, certificate of deposit, common or collective trust fund of a bank or a deferred annuity. In the event the vested portion of a Participant's Combined Account is not segregated, the amount shall remain in a separate account for the

Terminated Participant and share in allocations pursuant to the Plan until such time as a distribution is made to the Terminated Participant.

     Distribution of the funds due to a Terminated participant shall be made on the occurrence of any event which would result in the distribution had the Terminated Participant remained in the employ of the Employer (upon the Participant's death, Total and Permanent Disability or Normal Retirement). However, at the election of the Participant, the Administrator shall direct the Trustee to cause the entire vested portion of the Terminated Participant's Combined Account to be payable to such Terminated Participant on or after the Anniversary Date coinciding with or next following termination of employment. Any distribution under this paragraph shall be made in a manner which is consistent with and satisfies the provisions of the Plan, including, but not limited to, all notice and consent requirements of Code Sections 417 and 411(a)(11) and the Treasury Regulations thereunder.

      If the value of a Terminated Participant's Vested benefit does not exceed $3,500 and has never exceeded $3,500 at the time of any prior distribution, the Administrator shall direct the Trustee to cause the entire Vested benefit to be paid to such Participant in a single lump sum.

      Pre-Retirement Distributions. At such time as a Participant shall have attained the age of 59-1/2 years, the Administrator, at the election of the Participant, shall direct the Trustee to distribute all or a portion of the amount then credited to the accounts maintained on behalf of the Participant. However, no distribution from the Participant's Account shall occur prior to 100% vesting. In the event that the Administrator makes such a distribution, the Participant shall continue to be eligible to participate in the Plan on the same basis as any other employee.

      Notwithstanding   the   above,   pre-retirement   distributions   from   a
Participant's Elective Account shall not be permitted prior to the Participant attaining age 59 1/2 except as otherwise permitted under the terms of the Plan.

      Hardship Distributions. The Administrator, at the election of the Participant, shall direct the Trustee to distribute to any Participant in any one Plan Year up to the lesser of 100% of his Participant's Elective Account and his Participant's Account valued as of the last Anniversary Date or other valuation date or the amount necessary to satisfy the immediate and heavy financial need of the Participant. Any hardship distribution made shall be deemed to be made as of the first day of the Plan Year or, if later, the
valuation  date  immediately  preceding  the  date  of  distribution,   and  the
Participant's Elective Account and his Participant's Account shall be reduced accordingly. Hardship withdrawals under the Plan shall be authorized only if the hardship criteria set forth in the Plan are met. No such hardship distribution shall be made from the Participant's Account until such Account has become fully Vested.

      Notwithstanding the above, for Plan Years beginning after December 31, 1988, distributions from the Participant's Elective Account pursuant to hardship distributions shall be limited, as of the date of distribution, to the Participant's Elective Account as of the end of the last Plan Year ending before July 1, 1989, plus the total Participant's Deferred Compensation after such date, reduced by the amount of any previous distributions.

      Qualified Domestic Relations Order Distributions. All rights and benefits, including elections, provided to a Participant in this Plan shall be subject to the rights afforded to any "alternative payee" under a "qualified domestic relations order." Furthermore, a distribution to an "alternate payee" shall be permitted if such distribution is authorized by a "qualified domestic relations order," even if the affected Participant has not separated from service and has not reached the "earliest retirement age" under the Plan. "Alternate payee," "qualified domestic relation order" and "earliest retirement age" shall have the meaning set forth under Code Section 414(p).

      Direct Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant's election, a Participant may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover.

      An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

      An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

      A distributee includes an employee or former employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse. A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

      Distributions of Benefits. Unless otherwise elected, a Participant who is married on the "annuity starting date" (as defined in the Plan) and who does not die before the "annuity starting date" shall receive the value of all of his benefits in the form of a joint and survivor annuity. The joint and survivor annuity is an annuity that commences immediately and shall be equal in value to a single life annuity. Such joint and survivor benefits following the Participant's death shall continue to the spouse during the spouse's lifetime at a rate equal to 50% of the rate at which such benefits were payable to the Participant. This joint and 50% survivor annuity shall be considered the designated qualified joint and survivor annuity and automatic form of payment for the purposes of this Plan. However, the Participant may elect to receive a smaller annuity benefit with continuation of payments to the spouse at a rate of seventy-five percent (75%), or one hundred percent (100%) of the rate payable to a Participant during his lifetime, which alternative joint and survivor annuity shall be equal in value to the automatic joint and 50% survivor annuity. An unmarried Participant shall receive the value of his benefit in the form of a life annuity. Such unmarried Participant, however, may elect in writing to waive the life annuity. The election must comply with the provisions of this Section as if it were an election to waive the joint and survivor annuity by a married Participant, but without the spousal consent requirement. The Participant may elect to have any annuity provided for in this Section distributed upon the attainment of the "earliest retirement age" under the Plan. The "earliest retirement age" is the earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

      In the event a married Participant duly elects not to receive his benefit in the form of a joint and survivor annuity, or if such Participant is not married, in the form of a life annuity, the Administrator, pursuant to the election of the Participant, shall direct the Trustee to distribute to a Participant or his Beneficiary any amount to which he is entitled under the Plan in one or more of the following methods: (1) One lump-sum payment in cash or in property; (2) Payments over a period certain in monthly, quarterly, semiannual, or annual cash installments. In order to provide such installment payments, the Administrator may (A) segregate the aggregate amount thereof in a separate, federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate or other liquid short-term security or (B) purchase a nontransferable annuity contract for a term certain (with no life contingencies) providing for such payment. The period over which such payment is to be made shall not extend beyond the Participant's life expectancy (or the life expectancy of the Participant and his designated Beneficiary); (3) Purchase of or providing an annuity. However, such annuity may not be in any form that will provide for payments over a period extending beyond either the life of the Participant (or the lives of the Participant and his designated Beneficiary) or the life expectancy of the Participant (or the life expectancy of the Participant and his designated Beneficiary).

      Distributions of Common Stock. Participants receiving a distribution from the Plan where assets under the Plan have been directed by the Participant to be invested in the Employer Stock Fund may have such assets distributed in kind in the form of Common Stock.

      Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

      Loans to Participants. The Trustee may, in the Trustee's discretion, make loans to Participants and Beneficiaries under the following circumstances: (1) loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis; (2) loans shall not be made available to Highly Compensated employees in an amount greater than the amount made available to other Participants and Beneficiaries; (3) loans shall bear a reasonable rate of interest; (4) loans shall be adequately secured; and (5) shall provide for repayment over a reasonable period of time.

      Participant loans (when added to the outstanding balance of all other loans made by the Plan to the Participant) shall be limited to the lesser of:
(1) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Participant during the one year period ending on the day before the date on which such loan is made, over the outstanding balance of loans from the Plan to the Participant on the date on which such loan was made, or (2) one-half (1/2) of the present value of the non-forfeitable accrued benefit of the Participant under the Plan.

Administration of the Plan

     The Bank administers the Plan. The Bank has delegated general plan administrative responsibility to Mr. Stephen M. Gagliardi, the President of the Bank. The address of the Plan Administrator is: 1015 Commerce Street, Wellsburg, West Virginia 26070-1532.

     The  following  individuals  serve as  trustees  with  respect to the Plan:
Stephen M. Gagliardi, Noreen Mechling, and Steven D. Martino (collectively referred to herein as "Trustee"). The Trustee receives and holds the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust. The current address of the Trustee is: 1015 Commerce Street, Wellsburg, West Virginia 26070-1532.

Plan Administrator

     Pursuant to the terms of the Plan, the Plan is administered by a Committee consisting of one or more persons who are appointed by and who serve at the pleasure of the Bank (the "Committee"). Presently, the Committee consists of Mr. Gagliardi. The address and telephone number of the Committee is the same as that of the Bank. The Committee is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedure for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants

      The Plan Administrator will furnish to each Participant a quarterly statement annually showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to the Participant's Account for that period, and (iii) the adjustments to such Participant's Account to reflect earnings or losses (if any). Participants investing in the Employer Stock Fund shall also receive a copy of the Company's Annual Report to Stockholders and a proxy statement related to the Company's stockholder meetings.

Amendment and Termination

      It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank within its sole discretion may terminate the Plan at any time. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan that do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

      In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

      The following discussion is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

      The Plan has been submitted to the IRS for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related
Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the sponsoring employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

      Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

            (a) Amounts contributed to a Participant's Account and the investment earnings on this Account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

            (b) Income earned on assets held by the Trust will not be taxable to the Trust.

      Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59-1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

      Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation in this Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by an employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

      Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock (i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan). The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the Treasury Regulations.

      Contribution to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within sixty days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60 day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's death, disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, is equal to at least 50% of the balance of the Participant's Account and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Following the partial distribution of a Participant's Account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) will not be eligible for the special averaging rules or for capital gains treatment. The beneficiary of a Participant who is the Participant's surviving spouse may also defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60 day period, and any amount received by a non-spouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

      A payment from the Plan that is eligible for "rollover" can be taken in two ways. You can have all or any portion of your payment either 1) PAID IN A "DIRECT ROLLOVER" or 2) PAID TO YOU. A rollover is a payment of your Plan benefits to your IRA or to another employer plan. This choice will affect the federal tax you owe.

      If you choose a DIRECT ROLLOVER

      * Your payment will not be taxed in the current year and no income tax will be withheld.

      * Your payment will be made directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

      * Your payment will be taxed later when you take it out of the IRA or the employer plan.

      If you choose to have your Plan benefit PAID TO YOU

      * You will receive only 80% of the payment, because the plan administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

      * Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59-1/2, you also may have to pay an additional 10% tax.

      * You can rollover the payment by paying it to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

      * If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

      Additional Tax on Early Distributions. A Participant who receives a distribution from the Plan prior to attaining age 59-1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate of the Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

      The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state, and local tax consequences of participating in and receiving distributions from the Plan.

ERISA and Other Qualifications

       As noted above, the Plan is subject to certain provisions of ERISA and will be submitted to the IRS for a determination that it is qualified under
Section 401(a) of the Code.

Restrictions on Resale

      Any person receiving shares of Common Stock under the Plan who is an "affiliate" of the Bank or the Company as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933 ("1933 Act") (e.g., directors, officers and substantial shareholders of the Company) may reoffer or resell such shares only pursuant to a registration statement filed under the 1933 Act or, assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the 1933 Act. Any person who may be an "affiliate" of the Bank or the Company may wish to consult with counsel before transferring any Common Stock owned by him. Participants who serve as directors, officers or 10% stockholders of the Company are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Plan, or other sales of Common Stock. In addition, directors and officers of the Bank may be restricted from transferring shares purchased in the Conversion for a period of one year in accordance with regulations of the Office of Thrift Supervision.

     Persons who are not deemed to be "affiliates" of the Bank or the Company at the time of resale will be free to resell any shares of Common Stock received by them under the Plan, either publicly or privately, without regard to the registration and Prospectus delivery requirements of the 1993 Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Bank or the Company. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" at the time of a proposed resale will be permitted to make public resales of the Common Stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 in any three-month period may not exceed the greater of one percent of the Common Stock then outstanding or the average weekly trading volume reported on the Nasdaq System during the four calendar weeks prior to the sale. Such sales may be made only though brokers without solicitation and only at a time when the Company is current in filing the reports required of it under the 1934 Act.

SEC Reporting and Short-Swing Liability

      Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than ten percent of the stock of public companies, such as the Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the SEC. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Participation in the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than ten percent of the Common Stock of the Company must be reported to the SEC annually on a Form 5 by such individuals.

      In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Company of profits realized by any officer, director or any person beneficially owning more than ten percent of the Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Common Stock within any six-month period. The SEC has adopted rules that provide exemption from the profit recovery provisions of
Section 16(b) for participant- directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed for six months after receiving such a distribution.

Additional Information

      This Prospectus Supplement dated November ____, 1996, is part of the Prospectus of the Company dated November ____, 1996. This Prospectus Supplement shall be delivered to Plan Participants in conjunction with the Prospectus and is not complete unless it is accompanied by the Prospectus dated November ____, 1996.

                                 LEGAL OPINIONS

     The legality of the Common Stock will be passed upon by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., which acted as special counsel for the Company and the Bank in connection with the Conversion. See the Prospectus "Legal and Tax Matters."

               PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.    Exhibits and Financial Statement Schedules:


            The financial statements and exhibits filed as part of this Registration Statement are as follows:

             (a)        List of Exhibits:

             1.1  Agency Agreement with Charles Webb & Company*


             2    Plan of Conversion of Advance Financial Savings Bank, f.s.b.*


             3(i) Certificate of Incorporation of Advance Financial Bancorp

             3(ii)Bylaws of Advance Financial Bancorp

             4    Specimen Stock Certificate of Advance Financial Bancorp

             5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered

             5.2 Opinion of Keller & Company, Inc. as to the value of subscription rights

             8.1  Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.

             8.2  State Tax Opinion of S.R. Snodgrass, A.C.*

            23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)

            23.2  Consent of S.R. Snodgrass, A.C.*

            23.3  Consent of Keller & Company, Inc.

            24    Power of Attorney (reference is made to the signature page)

            27    Financial Data Schedule

            99.1  Stock Order Form*

            99.2  Appraisal Report of Keller & Company, Inc.*

            99.3  Marketing Materials

            (b)   Financial Statements Schedules**


*     Filed with this amendment

** All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wellsburg, West Virginia, as of October 31, 1996.


                                    ADVANCE FINANCIAL BANCORP

                                    By: /s/ Stephen M. Gagliardi
                                       -----------------------------------------
                                    Stephen M. Gagliardi
                                    President
                                    (Duly Authorized Representative)


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of October 31, 1996.

/s/ Stephen M. Gagliardi                      /s/ Noreen Mechling
---------------------------------------       ----------------------------------
Stephen M. Gagliardi                          Noreen Mechling

President, Chief Executive Officer, and       Chief Financial Officer, Principal Accounting
Chairman of the Board                         Officer, and Director
